UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NETAPP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NETAPP, INC.

495 East Java Drive

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, September 13, 2013

You are cordially invited to attend the Annual Meeting of Stockholders and any adjournment, postponement or other delay thereof (“Annual Meeting”) of NetApp, Inc., a Delaware corporation (“NetApp” or “Company”), which will be held on Friday, September 13, 2013, at 3:00 p.m. local time, at the Company’s headquarters, 495 East Java Drive, Sunnyvale, California 94089. We are holding the Annual Meeting for the following purposes:

1.	To elect the following individuals to serve as members of the Board of Directors for the ensuing year or until their respective successors are duly elected and qualified: Daniel J. Warmenhoven, Nicholas G. Moore, Thomas Georgens, Jeffry R. Allen, Alan L. Earhart, Gerald Held, T. Michael Nevens, George T. Shaheen, Robert T. Wall, Richard P. Wallace, Tor R. Braham and Kathryn M. Hill;

2.	To approve the amendment and restatement of the Company’s 1999 Stock Option Plan (the “1999 Plan”) to (i) increase the share reserve by an additional 10,000,000 shares of common stock; (ii) remove the limitation that only 50% of the number of shares authorized under the 1999 Plan may be granted as stock, restricted stock, restricted stock units, performance shares and/or performance unit awards (collectively, “full value awards”) and instead implement a fungible share provision that would reduce the share reserve by two shares for every share subject to a full value award granted subsequent to the Annual Meeting; (iii) increase the number of shares of common stock that may be granted pursuant to awards under the Stock Issuance Program to a participant in any calendar year from 200,000 to 1,000,000 and increase the limits under the Performance Share and Performance Unit Program so that the amount of performance units a participant may receive in a calendar year will increase from an initial value of $2,000,000 to an initial value of $5,000,000 and the number of performance shares a participant may receive in a calendar year will increase from 200,000 shares of common stock to 1,000,000 shares of common stock; and (iv) amend the performance criteria that may be used as a basis for establishing performance-based compensation under the 1999 Plan;

3.	To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the share reserve by an additional 5,000,000 shares of common stock;

4.	To conduct an advisory vote to approve Named Executive Officer compensation;

5.	To approve amendments to the Company’s Certificate of Incorporation to remove supermajority voting standards (comprising two proposals);

6.	To consider a stockholder proposal, if properly presented at the Annual Meeting;

7.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 25, 2014; and

8.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the close of business on July 24, 2013 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

In accordance with the Securities and Exchange Commission (“SEC”) rules and regulations, we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about August 2, 2013, a Notice of Internet Availability of Proxy Materials to its stockholders of record and beneficial owners. The Notice of Internet Availability of Proxy Materials will identify the website where the proxy materials will be made available; the date, time, and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the Annual Meeting and vote in person by ballot. These proxy materials will be available free of charge.

To assure your representation at the Annual Meeting, you are urged to cast your vote as instructed in the Notice of Internet Availability of Proxy Materials over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person by ballot, even if such stockholder has previously voted over the Internet, voted by telephone, or returned a signed proxy card.

Thank you for your participation.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas Georgens

Chief Executive Officer and President

Sunnyvale, California

August 2, 2013

YOUR VOTE IS EXTREMELY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY SIGN, DATE AND RETURN BY MAIL.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

NETAPP, INC.

To Be Held Friday, September 13, 2013

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board” or “Board of Directors”) of NetApp, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders and any adjournment, postponement or other delay thereof (“Annual Meeting”) to be held on Friday, September 13, 2013 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record as of the close of business on July 24, 2013 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 3:00 p.m. local time at the Company’s headquarters at 495 East Java Drive, Sunnyvale, California 94089.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each of our stockholders, we are now furnishing proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about August 2, 2013.

Record Date and Shares Outstanding

The close of business on July 24, 2013 was the record date to determine the stockholders who will be entitled to vote at the Annual Meeting. At the record date, the Company had 342,792,749 shares of its common stock outstanding and entitled to vote at the Annual Meeting and approximately 679 registered stockholders. No shares of the Company’s preferred stock were outstanding. At the Annual Meeting, each holder of common stock is entitled to one vote for each share of common stock held by such stockholder on July 24, 2013.

Quorum Requirement

A majority of the shares of common stock issued and outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Votes Required for Proposals

For Proposal No. 1, each of the 12 director nominees must receive the affirmative vote of shares representing a majority of the votes cast, meaning the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” such nominee. Approval of Proposal Nos. 2, 3, 4, 6 and 7 requires the affirmative vote of shares representing a majority of the Votes Cast (as defined below). Approval of Proposal Nos. 5(a) and 5(b) requires the affirmative vote of shares representing 66 2⁄3% of the outstanding common stock. Votes “FOR” proposal No. 4 will be on an advisory basis only. Voting results will be published in a Current Report on Form 8-K, which will be filed with the SEC within 4 business days following the Annual Meeting.

Stockholders of Record versus Beneficial Owners

You are a stockholder of record if, at the close of business on the record date, your shares of common stock were registered directly in your name with Computershare Shareowner Services, our transfer agent. If your shares of common stock are held in a brokerage account or by a bank or other nominee, you are considered to be the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee may not vote your shares with respect to any non-routine matters, but may, in its discretion, vote your shares with respect to routine matters.

Abstentions and Broker Nonvotes

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (1) the presence or absence of a quorum for the transaction of business and (2) the total number of shares entitled to vote in person or by proxy at the Annual Meeting (“Votes Cast”) with respect to a proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal, except with respect to Proposal No. 1 (election of directors), where they will have no effect.

A “broker nonvote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner. Broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast on a proposal (except as described in the next sentence). Accordingly, a broker nonvote will make a quorum more readily attainable, but will not otherwise affect the outcome of the vote on a proposal other than with respect to Proposal Nos. 5(a) and 5(b), where they will have the same effect as a vote against the proposal.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may, at its discretion, either leave your shares unvoted or vote your shares on routine matters, but not on non-routine matters. The proposal to ratify the appointment of our independent registered public accounting firm for the current fiscal year (Proposal No. 7) will be treated as a routine matter. To the extent that your brokerage firm votes your shares on your behalf on this proposal, such votes will be counted as Votes Cast with respect to such proposal. Proposal Nos. 1, 2, 3, 4, 5(a), 5(b) and 6 are considered non-routine matters; consequently, your brokerage firm cannot vote your shares on such proposals without your voting instructions.

Methods of Voting

Stockholders may vote by proxy or by ballot at the Annual Meeting. The Company is offering stockholders of record four methods of voting: (1) you may vote by telephone; (2) you may vote over the Internet; (3) you may vote in person at the Annual Meeting; and (4) finally, you may request a proxy card from us and indicate your vote by signing and dating the card where indicated and by mailing or otherwise returning the card in the prepaid envelope that will be provided. Each stockholder is entitled to one vote on all matters presented at the Annual Meeting for each share of common stock held by such stockholder. Stockholders do not have the right to cumulate their votes for the election of directors.

If a proxy card is voted by telephone or Internet or signed and returned by mail without choices specified, in the absence of contrary instructions, subject to the limitations described in Rule 14a-4(d) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), the shares of common stock represented by such proxy will be voted (i) “FOR” the election of all of the nominees named in Proposal 1, (ii) “FOR” Proposal Nos. 2, 3, 4, 5(a), 5(b) and 7, (iii) “AGAINST” Proposal No. 6 and (iv) in the proxy holder’s discretion as to other matters that may properly come before the Annual Meeting.

If you hold your shares of common stock through a broker or other nominee, you will not be able to vote by ballot in person at the Annual Meeting unless you have previously requested and obtained a “legal” proxy from your broker or other nominee and present it at the Annual Meeting.

Revocability of Proxies

Any stockholder of record giving a proxy has the power to revoke it at any time before its exercise. You may revoke or change your proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person by ballot. If you are the beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow the instructions of such broker or nominee to revoke your proxy or change your vote.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. Copies of solicitation materials will be made available upon request to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The Company has retained MacKenzie Partners, a professional proxy solicitation firm, to assist in the solicitation of proxies from stockholders of the Company. MacKenzie Partners may solicit proxies by personal interview, mail, telephone, facsimile, email, or otherwise. The Company expects that it will pay MacKenzie Partners its customary fee, estimated to be approximately $10,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, the original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication or other means by directors, officers, employees, or agents of the Company. No additional compensation will be paid to these individuals for any such services.

Annual Report

The Notice of Annual Meeting of Stockholders, this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2013 have been made available to all stockholders entitled to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. The Annual Report is posted at the following website address: http://investors.netapp.com/governance.cfm.

Stockholder Proposals

The Company’s stockholders may submit proposals that they believe should be voted upon at the Company’s 2014 Annual Meeting of Stockholders. Stockholders may also recommend candidates for election to our Board of Directors for such Annual Meeting (See “Corporate Governance — Corporate Governance and Nominating Committee”).

Pursuant to Rule 14a-8 under the Exchange Act and subject to the requirements of our bylaws, stockholder proposals may be included in our 2014 Proxy Statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, NetApp, Inc., 495 East Java Drive, Sunnyvale, California 94089, no later than April 4, 2014, which is the date 120 calendar days prior to the first anniversary of the mailing date of the proxy statement for the Annual Meeting.

Under the Company’s bylaws, a proposal that a stockholder intends to present for consideration at the 2014 Annual Meeting but does not seek to include in the Company’s proxy materials for the 2014 Annual Meeting (whether or not it relates to nominations to the Company’s Board of Directors) must be received by the Corporate Secretary (at the address specified in the preceding paragraph) not less than 120 calendar days prior to the date of the 2014 Annual Meeting. The stockholder’s submission must include the information specified in the Company’s bylaws.

Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws.

If a stockholder gives notice of a proposal or a nomination after the applicable deadline specified above, the notice will not be considered timely, and the stockholder will not be permitted to present the proposal or the nomination to the stockholders for a vote at the 2014 Annual Meeting.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please (i) follow the instructions provided when you vote over the Internet, or (ii) contact Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If You Plan to Attend the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares of common stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact the Company at 1-408-542-2500 for directions to the Annual Meeting.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, 12 directors constituting the entire Board are to be elected to serve until the next Annual Meeting of Stockholders or until successors for such directors are elected and qualified, or until the death, resignation or removal of such directors. It is intended that the proxies will be voted for the 12 nominees named below for election to the Company’s Board unless authority to vote for any such nominee is withheld. Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. The proxies solicited by this Proxy Statement may not be voted for more than 12 nominees.

Majority Voting

In an uncontested election of directors, to be elected to the Board, each nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning that the number of votes “FOR” such nominee must exceed the number of votes “AGAINST” such nominee. Under our Corporate Governance Guidelines, each director is required to submit in advance an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders’ meeting at which the director faces reelection and (ii) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act to determine whether to accept the director’s irrevocable, conditional resignation and will submit its recommendation to the Board for consideration. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale therefor within 90 days from the date of the certification of election results. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board has the discretion to accept or reject the offer of resignation of any director.

Information Regarding the Nominees

The name, age and position of each nominee as of July 18, 2013 are set forth in the table below. Except as described below, each of the nominees has been engaged in his principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

Name of Nominee	Age	Position	Director Since
Daniel J. Warmenhoven	62	Executive Chairman and Executive Chairman of the Board of Directors	1994
Nicholas G. Moore*	71	Lead Independent Director	2002
Thomas Georgens	53	Chief Executive Officer, President and Director	2008
Jeffry R. Allen*	61	Director	2005
Alan L. Earhart*	69	Director	2004
Gerald Held*	65	Director	2009
T. Michael Nevens*	63	Director	2009
George T. Shaheen*	68	Director	2004
Robert T. Wall*	68	Director	1993
Richard P. Wallace*	53	Director	2011
Tor R. Braham*	55	Director Nominee	—
Kathryn M. Hill*	56	Director Nominee	—

*	Independent Directors

DANIEL J. WARMENHOVEN has been a member of the Board of Directors since October 1994 and currently serves as the Executive Chairman of the Board of Directors. Mr. Warmenhoven was Chief Executive Officer from October 1994 to August 2009 and currently holds the position of Executive Chairman of NetApp. Prior to joining NetApp, Mr. Warmenhoven served in various capacities, including President, Chief Executive Officer, and chairman of the board of directors of Network Equipment Technologies, Inc., a telecommunications equipment company, from November 1989 to January 1994. Prior to Network Equipment Technologies, Mr. Warmenhoven held executive and managerial positions at Hewlett-Packard Company, a global computer and information technology company, from 1985 to 1989 and IBM Corporation, a global computer and information technology company, from 1972 to 1985. Mr. Warmenhoven is lead independent director at Palo Alto Networks, lead independent director of Aruba Networks, Inc., a director of Bechtel, Inc., is vice chairman of the board of the Tech Museum of Innovation in San Jose, California and is a trustee of Bellarmine College Preparatory in San Jose, California. Mr. Warmenhoven holds a B.S. degree in electrical engineering from Princeton University.

Mr. Warmenhoven brings to the Board extensive experience in the technology and data storage industry. As our former Chief Executive Officer, Mr. Warmenhoven spent 15 years successfully leading NetApp through significant growth and possesses a deep understanding of our business, strategy, operations, and employees. Mr. Warmenhoven also has valuable experience as a result of his service as a director of other technology companies. For these and other reasons, the Board believes that Mr. Warmenhoven contributes to the overall quality and diversity of perspectives on the Board.

NICHOLAS G. MOORE has been a member of the Board since April 2002 and was appointed as our Lead Independent Director in August 2009. Mr. Moore served as Global Chairman of PricewaterhouseCoopers LLP, an accounting firm, from July 1998 until June 2001, and Chief Executive Officer of PricewaterhouseCoopers LLP from July 1998 until June 2000. Prior to that, he served as Chairman and Chief Executive Officer of Coopers & Lybrand LLP from October 1994 until June 1998, when it merged with Price Waterhouse LLP. Mr. Moore is a member of the boards of Wells Fargo N.A., Gilead Sciences, Bechtel Corporation, and E2open, Inc. Mr. Moore received a B.S. degree in accounting from St. Mary’s College and a J.D. degree from Hastings College of Law, University of California.

Mr. Moore brings to the Board extensive management, financial and accounting expertise, as well as significant involvement with the technology industry. The Board believes that as the former Chief Executive Officer of a major accounting and consulting firm and a current director of one of the country’s most prominent national banks, Mr. Moore qualifies as a financial expert and is able to provide key insight to the Board on financial and other matters. In addition, Mr. Moore’s service on the boards of other technology companies has given him expertise with respect to corporate governance issues. He also spent much of his client service career in the high technology and venture capital industry. For these and other reasons, the Board believes that Mr. Moore has the qualities necessary to serve as the Lead Independent Director and contribute to the Board’s overall effectiveness.

THOMAS GEORGENS has been NetApp’s President and Chief Executive Officer since August 2009. From January 2008 to August 2009, Mr. Georgens served as our President and Chief Operating Officer and was responsible for all product operations and field operations worldwide. Mr. Georgens has also been a member of our Board of Directors since March 2008. Mr. Georgens joined NetApp in October 2005 as Executive Vice President and General Manager of Enterprise Storage Systems and served as our Executive Vice President of Product Operations from January 2007 to January 2008. Before joining NetApp, Mr. Georgens spent seven years in various roles at LSI Corporation, an electronics design company, and its subsidiaries, including Chief Executive Officer of Engenio, President of LSI Logic Storage Systems and Executive Vice President of LSI Logic. Prior to LSI, Mr. Georgens spent 11 years at EMC Corporation, a computer storage and data management company, in a variety of engineering and marketing positions. Mr. Georgens is a member of the boards of Electronics for Imaging and Autodesk. Mr. Georgens holds a B.S. degree and an M.E. degree in computer and systems engineering from Rensselaer Polytechnic Institute as well as an M.B.A. degree from Babson College.

As NetApp’s Chief Executive Officer, Mr. Georgens has direct, day-to-day exposure to all aspects of our business. Mr. Georgens also brings to the Board substantial management and executive experience, as well as extensive knowledge of the data storage industry. As a result of these and other factors, the Board believes that Mr. Georgens adds to the Board’s collective level of expertise, skills and qualifications.

JEFFRY R. ALLEN has been a member of the Board since May 2005. Prior to joining the Board, Mr. Allen was the Executive Vice President of Business Operations of NetApp. Mr. Allen joined NetApp in 1996 as the Chief Financial Officer and Vice President of Finance and Operations. Before coming to NetApp, Mr. Allen served as Senior Vice President of Operations for Bay Networks, Inc. a networking company, where he was responsible for manufacturing and distribution functions. From 1990 to 1995, he held the position of Controller for SynOptics Communications, Inc., a computer communications company, and subsequently became Vice President and Controller for Bay Networks, the new company created via the merger of SynOptics and Wellfleet Communications, Inc. Previously, Mr. Allen had a 17-year career at Hewlett-Packard Company, where he served in a variety of financial, information systems, and financial management positions, including controller for the Information Networks Group. Mr. Allen holds a B.S. degree in accounting from San Diego State University.

The Board nominated Mr. Allen to serve as a director because he brings to the Board extensive experience gained from working in the technology industry in a variety of positions at the senior management level, including almost 10 years at NetApp. In addition, Mr. Allen qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. With a strong mix of operational and financial knowledge, both generally and specifically in regards to NetApp, Mr. Allen adds to the Board’s collective level of expertise, skills and qualifications.

ALAN L. EARHART has been a member of the Board since December 2004. He has more than three decades of financial and accounting expertise that includes close involvement with many technology companies, including Cisco Systems, Inc., a provider of communications and information technology products and services, Legato Systems, Inc., a developer of storage software products, Varian, Inc., a supplier of scientific instruments and vacuum technologies, and Polycom, Inc., a communications solution company. Mr. Earhart began his career as a certified public accountant in 1970 with Coopers & Lybrand’s San Francisco office. There he rose through the company to become regional managing partner and served as chair of Coopers & Lybrand’s National Venture Capital Industry Group before its merger with Price Waterhouse LLP. After the merger, he was named managing partner for PricewaterhouseCoopers’ Silicon Valley offices before eventually retiring in 2001. He currently serves on the board of directors of Brocade Communication Systems, Inc. and Rovi Corporation (formerly known as Macrovision Solutions Corporation) and is an independent consultant and retired partner of PricewaterhouseCoopers. Mr. Earhart previously served on the board of directors of Quantum Corporation, Foundry Networks, Inc., and Monolithic Power Systems. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon.

The Board selected Mr. Earhart to serve as a director because he brings to the Board a deep knowledge of financial and accounting issues. Through his work experience and service on the boards of several high technology public companies, Mr. Earhart has developed knowledge of the complex issues facing global companies today. In addition, Mr. Earhart qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. Mr. Earhart is a skilled advisor who makes a strong contribution to the diversity of perspectives on the Board.

GERALD HELD has been a member of the Board since December 2009. Since 1999, Mr. Held has been the Chief Executive Officer of Held Consulting Group, LLC. From 2006 to 2010, he was the Executive Chairman of Vertica Systems, an analytic database company that was acquired by Hewlett-Packard Company. From 2002 until 2008, Mr. Held was on the board of Business Objects SA. He was also a founding director for Microplace, Inc., a microfinance marketplace that was acquired by eBay, Inc. and Chairman of Bella Pictures, Inc., which was acquired by CPI Corp. Mr. Held currently serves on the boards of Informatica Corporation, a public technology company, and Risk Management Solutions, a technology company and a subsidiary of Daily Mail and General Trust. Mr. Held also serves on the boards of several private companies, including Trickplay, Inc. and Software Development Technologies Corp. From 1976 to 1997, Mr. Held served in a variety of executive roles at Tandem Computers, Inc. and Oracle Corporation.

The Board selected Mr. Held to serve as a director because he has over 40 years of experience in developing, managing and advising technology organizations. He also has experience leading organizations through periods of growth, including growing a startup company into a public company generating several billion dollars in annual revenue. In addition to his professional experience, Mr. Held has a strong technical background, including an M.S. degree in systems engineering from the University of Pennsylvania and a Ph.D. degree in computer science specializing in relational database technology from University of California, Berkeley.

T. MICHAEL NEVENS has been a member of the Board since December 2009. Since May 2006, Mr. Nevens has been a senior advisor to Permira Funds, an international private equity fund. Prior to his position with Permira Funds, Mr. Nevens spent 23 years advising technology companies with McKinsey & Co., where he managed the firm’s Global High Technology Practice and chaired the firm’s IT vendor relations committee. In addition to serving on our board, Mr. Nevens currently serves on the boards of Altera Semiconductors, Inc. and Active Video Networks, Inc. In addition, he previously served on the boards of (i) Gehry Technologies, Inc., from December 2011 to January 2013, (ii) Boarland Software Ltd., from 2004 until 2009, and (iii) Model N Software, from 2007 to 2011. Mr. Nevens has a B.S. degree in physics from the University of Notre Dame and an M.S. degree in industrial administration from Purdue University.

Mr. Nevens’ experience in equity investments and advising various technology companies throughout the world led the Board to conclude that he would be a valuable member of the Board, particularly as NetApp continues to grow internationally. His experience on the boards of both public and private technology companies also provides significant value and adds to his diverse perspective.

GEORGE T. SHAHEEN has been a member of the Board since June 2004. From December 2006 until July 2009 he was the Chief Executive Officer and Chairman of the board of directors of Entity Labs, Ltd., a technology company in the data collection, storage and analytics space. Mr. Shaheen was the Chief Executive Officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the Chief Executive Officer and Chairman of the Board of Webvan Group, Inc. Prior to joining Webvan, Mr. Shaheen was the Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture. Mr. Shaheen currently serves as Chairman of the Board of Korn Ferry International. He also serves on the board of 24/7, Inc., PRA International, Inc. and Univita Health, Inc. Mr. Shaheen served on the board of Voxify, Inc. from 2008 until 2011 and newScale Technologies from 2006 until 2011. He is a member of the Advisory Board of the Marcus & Millichap Company and the Strategic Advisory Board of Genstar Capital. He has served as an IT Governor of the World Economic Forum and as a member of the Board of Advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the Board of Trustees of Bradley University. Mr. Shaheen received a B.S. degree in business and an M.B.A. degree from Bradley University.

The Board selected Mr. Shaheen to serve as a director because he has significant experience leading, managing and advising companies. Mr. Shaheen’s consulting background gives him keen insight into sales and the customer-based, service aspect of NetApp’s operations. In addition, Mr. Shaheen has expertise on compliance matters as a result of his service on the boards of several private and public technology companies, including service as a chairman and member of the audit and compensation committees of those boards.

ROBERT T. WALL has been a member of the Board since January 1993. Since August 1984, Mr. Wall has been the Founder and President of On Point Developments, LLC, a venture management and investment company. Mr. Wall was a founder and, from November 2000 to December 2006, the Chairman of the Board of Directors of Airgo Networks, Inc., a Wi-Fi wireless networking systems company that was acquired by QUALCOMM, Inc. in December 2006. From June 1997 to November 1998, he was Chief Executive Officer and

a member of the board of directors of Clarity Wireless, Inc., a broadband wireless data communications company that was acquired by Cisco Systems, Inc. in November 1998. Mr. Wall was Chairman of the Board, President, and Chief Executive Officer of Theatrix Interactive, Inc., a consumer educational software publisher, from April 1994 to August 1997, and was a member of the board of directors of Complete Genomics, Inc., a human genome sequencing and informatics company, from September 2010 to March 2013. Mr. Wall has been a member of the Board of Trustees of the Fine Arts Museums of San Francisco since June 2007 and a member of the Visiting Committee, Arts of Africa, Oceania, and the Americas at the Metropolitan Museum of Art in New York since March 2007. He received an A.B. degree in economics from DePauw University and an M.B.A. degree from Harvard Business School.

The Board selected Mr. Wall to serve as a director because he brings to the Board over 30 years of experience leading and founding several technology companies, including companies in the data storage, computer systems, and wireless networking areas. As NetApp’s longest serving director, he brings a long-term perspective of the evolution of NetApp to its present position and the development of its management team and compensation policy. Additionally, as a result of Mr. Wall’s service on the boards of other public companies and varied strategic mergers and acquisition experience, he is familiar with a full range of corporate and board functions.

RICHARD P. WALLACE joined the Board in March 2011. Mr. Wallace currently serves as the President and Chief Executive Officer of KLA-Tencor Corporation, a supplier of process control and yield management solutions for semiconductor and related microelectronics industries. He began his career at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 24-year tenure with the company. Mr. Wallace became the CEO of KLA-Tencor in January 2006. Mr. Wallace also currently serves as a member of the board of directors for Semiconductor Equipment and Materials International (SEMI), an industry trade association and previously served as a member of the board of directors for Beckman Coulter from 2009 to 2011. Mr. Wallace earned his B.S. degree in electrical engineering from the University of Michigan and an M.S. degree in engineering management from Santa Clara University.

The Board selected Mr. Wallace to serve as a director because of his experience as chief executive officer of a publicly traded high-technology company. He brings to the Board more than two decades of experience gained while working at a technology company that has experienced growth. Mr. Wallace offers a unique perspective and expertise that is relevant to leading and advising a growth company. His experience as a board member of another publicly traded company also provides important value and adds to his unique perspective.

TOR R. BRAHAM served as Managing Director and Global Head, Technology, Mergers and Acquisitions for Deutsche Bank Securities, an international financial service group, from 2004 until 2012. Prior to that, he served as Managing Director and Co-head, West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an international financial services group, from October 2000 until 2004. Prior to that, Mr. Braham was an investment banker with UBS Securities and a lawyer at a prominent Silicon Valley law firm. Mr. Braham earned a B.A. degree in English from Columbia College and a J.D. degree from New York University School of Law.

Mr. Braham brings to the Board extensive financial expertise as well as knowledge of the technology industry. The Board believes that as an investment banker and lawyer to technology companies, Mr. Braham has a strong understanding of the challenges facing technology companies. For these and other reasons, the Board believes that Mr. Braham adds to the Board’s collective level of expertise, skills and qualifications.

KATHRYN M. HILL served in a number of positions at Cisco Systems, Inc. from 1997 to 2013, including, among others, Executive Advisor from 2011 to 2013, Senior Vice President, Development Strategy and Operations from 2009 to 2011, Senior Vice President, Access Networking and Services Group from 2008 to 2009 and Senior Vice President, Ethernet Systems and Wireless Technology Group from 2005 to 2008. Prior to Cisco, Ms. Hill had a number of engineering roles at various technology companies. Ms. Hill currently serves on the board of directors of Moody’s Corporation, a provider of credit ratings, research, tools and analysis for financial markets, and is a member of the Board of Trustees for the Anita Borg Institute for Women and Technology. Ms. Hill received a B.S. degree in Mathematics from Rochester Institute of Technology.

Ms. Hill brings to the Board extensive experience in business management and leadership of engineering and operations organizations. Ms. Hill also has experience leading global technology organizations. The Board believes that this experience as well as Ms. Hill’s service on the board of another public company adds to the Board’s collective level of expertise, skills and qualifications.

Vote Required

To be elected to the Board, each director nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that nominee. Unless you indicate otherwise, your proxy will be voted “FOR” the election of each nominee.

The Board of Directors Unanimously Recommends That Stockholders

Vote FOR the Election of All Nominees Named Above

CORPORATE GOVERNANCE

The Company’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of the Company and its stockholders while being compliant with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and The NASDAQ Stock Market, LLC (“NASDAQ”).

Board Leadership Structure

The Board of Directors does not currently have a policy on whether the roles of Chief Executive Officer and Chairman of the Board may be filled by one individual. This allows the Board flexibility to better address the leadership needs of the Company from time to time as it deems appropriate. We currently separate the positions of Chief Executive Officer and Chairman of the Board. Mr. Georgens serves in the role of Chief Executive Officer, and Mr. Warmenhoven serves as Executive Chairman of the Board and Executive Chairman, a position intended to help the Company build and expand relationships with certain strategic partners around the world. The Board believes that the respective roles of Mr. Georgens and Mr. Warmenhoven best utilize their skills and qualifications in the service of the Company at this time.

The Chief Executive Officer is responsible for setting the strategic direction of the Company, the general management and operation of the business, and guidance and oversight of senior management. The Executive Chairman of the Board presides at all meetings of the Board and of the stockholders, monitors the content, quality and timeliness of information sent to the Board and is available for consultation with the Board regarding the Company’s oversight of business affairs.

We have also designated one of our directors as “Lead Independent Director” because our Chief Executive Officer and Executive Chairman of the Board are both currently employees of the Company, and have deemed such position to be integral to our Board structure. The Lead Independent Director chairs Board meetings when the Executive Chairman of the Board is not present; schedules, sets the agenda for and chairs executive sessions; and chairs matters which are within the purview of the independent directors. The Lead Independent Director also chairs meetings of the Corporate Governance and Nominating Committee. In addition, the Lead Independent Director serves as a liaison between the Executive Chairman of the Board and the independent directors; recommends changes to improve the effectiveness of the Board, the Board committees and the individual directors serving on the Board; and performs such other functions and responsibilities as requested by the Board from time to time.

As described in more detail below, our Board of Directors has four standing committees, each of which is chaired by an independent director. Our Board of Directors delegates substantial responsibility to each Board committee, which regularly reports its activities and actions back to the full Board of Directors. We believe that our independent Board committees and their respective chairs are an important aspect of our Board leadership structure.

Corporate Governance Guidelines

The Board of Directors has adopted a formal set of Corporate Governance Guidelines concerning various issues related to Board membership, structure, function and processes; Board committees; leadership development, including succession planning; oversight of risk management; and our ethics helpline. A copy of the Corporate Governance Guidelines is available on our website at http://investors.netapp.com/governance.cfm.

Risk Oversight

Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full Board of Directors, our executive officers are responsible for the day-to-day management of the material risks the Company faces. In its oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board of Directors in setting our business strategy at least annually is a key part of the Board’s oversight of risk management and allows the Board to assess and determine what constitutes an appropriate level of risk for the Company and review and consider management’s role in risk management. The full Board of Directors regularly receives updates from management and outside advisors regarding certain risks the Company faces.

Each committee of the Board of Directors oversees specific aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters; our Compensation Committee oversees our management succession planning and the relationship between our compensation policies and programs and our risk management; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning. Our committees regularly report their findings to the full Board of Directors.

Other than when the Board or a committee of the Board meets in executive session, senior management attends all meetings of the Board of Directors and its committees and is available to address questions raised by directors with respect to risk management and other matters.

Independent Directors

•	A majority of our Board are “independent directors,” as defined in the applicable NASDAQ rules.

•	The independent directors regularly meet in executive session, without management, as part of the normal agenda of our Board meetings.

•	The Lead Independent Director is a nonemployee director and is independent (as defined by the NASDAQ rules).

Corporate Governance and Nominating Committee

•	The Board has adopted guidelines for the identification, evaluation and nomination of candidates for director.

•	To assist with director nominations, the Board has assigned the Corporate Governance and Nominating Committee responsibility for reviewing and recommending nominees to the Board. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit qualifications that will increase overall Board effectiveness, including independence, previous experience as an executive or director with other successful companies, and ability to meet other requirements under applicable rules, such as the requirement that Audit Committee members have an appropriate level of financial literacy and expertise. In evaluating the suitability of a particular director nominee, the Board considers a broad range of factors, including, without limitation, the nominee’s character, integrity, judgment, independence, age, skills, education, expertise, length of service, understanding of the Company’s business, and willingness and ability to make the necessary time commitment to perform diligently the duties of a director. In addition, the Board considers any agreements or arrangements between a director nominee and any third party that provides compensation to the director nominee in connection with his or her service on the Board, and believes that such agreements or arrangements create a conflict between the director nominee and the Company’s stockholders, thereby disqualifying such nominee from serving as a director.

•

The Corporate Governance and Nominating Committee makes an effort to ensure that the Board’s composition reflects a broad diversity of experience, professions, skills, viewpoints, geographic representation, personal traits and backgrounds. Additionally, although we have no formal policy with respect to diversity, due to the global and complex nature of our business, our Board believes it is important to identify otherwise qualified candidates who would increase the Board’s racial, ethnic, gender and/or cultural diversity. No specific weights are assigned to particular criteria, and the Corporate Governance and Nominating Committee does not believe that any specific criterion is necessarily applicable to all prospective nominees. When the Corporate Governance and Nominating Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board of Directors at that time, given the then-current mix of director attributes. With respect to the nomination of continuing directors for re-election, each continuing director’s past contributions to the Board of Directors are also considered.

•	In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee generally relies on a variety of resources to compile a list of potential candidates, including, among other things and depending upon the circumstances, its network of contacts, searches of corporate, academic and government environments and resources, and, when appropriate, a professional search firm. The Corporate Governance and Nominating Committee believes utilizing such a broad variety of resources furthers the Board’s goal of ensuring the identification and consideration of a diverse range of qualified candidates, including, without limitation, women and minority candidates. The Corporate Governance and Nominating Committee conducts appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

•	If the Corporate Governance and Nominating Committee determines that it wants to identify new independent director candidates for Board membership, it is authorized to retain, and to approve the fees of, third-party executive search firms to help determine the skills and qualifications that would best complement the Board and identify prospective director nominees.

•	The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the source of the nomination, provided that it is the Company’s policy not to consider nominees recommended by stockholders unless such stockholders have continuously held at least 3% of the outstanding shares of the Company’s voting securities for at least 3 years prior to the date on which the recommendation is submitted.

•	A stockholder who desires to recommend a candidate for election to the Board must direct the recommendation in writing to NetApp, Inc., 495 East Java Drive, Sunnyvale, California 94089, Attention: Corporate Secretary and must include the information required by the Company’s bylaws, including, without limitation, the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and the Company within the last three years; evidence of the nominating person’s ownership of Company stock; and a written statement that, if nominated, such candidate will tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines.

•	All of the members of the Corporate Governance and Nominating Committee meet the applicable requirements for independence from Company management.

•	The Board has adopted a charter for the Corporate Governance and Nominating Committee that meets applicable NASDAQ standards and is available at http://investors.netapp.com/governance.cfm. The Corporate Governance and Nominating Committee charter is reviewed by the Corporate Governance and Nominating Committee on an annual basis.

•

In 2013, the Corporate Governance and Nominating Committee retained the services of an executive search firm to assist it in identifying new candidates to join the Board. Ms. Hill was identified to the Corporate Governance and Nominating Committee as a potential candidate for the Board by this search firm. Mr. Braham was identified by one of the Company’s security holders as a potential candidate for the Board and was subsequently recommended to the Corporate Governance and Nominating Committee by the executive search firm.

Compensation Committee

•	All of the members of the Compensation Committee meet the applicable requirements for independence as defined by applicable NASDAQ and Internal Revenue Service rules.

•	The Compensation Committee reviews and approves our incentive compensation plans in accordance with our Compensation Committee charter.

•	The Compensation Committee sets compensation for nonemployee directors in accordance with our Compensation Committee charter.

•	The Board has adopted a charter for the Compensation Committee that meets applicable NASDAQ standards and is available at: http://investors.netapp.com/governance.cfm. The Compensation Committee charter is reviewed by Compensation Committee on an annual basis.

Audit Committee

•	The Board’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act.

•	The Audit Committee has established policies and procedures that are consistent with the SEC and NASDAQ requirements for auditor independence.

•	All of the members of the Audit Committee meet the applicable requirements for independence from Company management and requirements for financial literacy.

•	Each member of the Audit Committee has the requisite financial management expertise.

•	Deloitte & Touche LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

•	The internal audit function of the Company reports directly to the Audit Committee.

•	The Board has adopted a charter for the Audit Committee that meets applicable NASDAQ standards and is available at http://investors.netapp.com/governance.cfm. The Audit Committee charter is reviewed by the Audit Committee on an annual basis.

Strategy Committee

•	The Board’s Strategy Committee assists the Board in fulfilling its responsibilities relating to the development, articulation, and execution of the Company’s long-term strategic plan, and the review, evaluation, and approval of certain strategic transactions.

•	The Board has adopted a charter for the Strategy Committee, which is available at http://investors.netapp.com/governance.cfm. The Strategy Committee charter is reviewed by the Strategy Committee on an annual basis.

Stockholder Meeting Attendance for Directors

•	While we do not have a formal policy for director attendance at the Annual Meeting of the Stockholders, historically the Annual Meeting of the Stockholders is scheduled on the same day as a Board of Directors meeting and is attended by at least a majority of the directors. In 2012, only one director did not attend the Annual Meeting of Stockholders. In 2013, the Annual Meeting is not expected to be held on the same day as a Board of Directors meeting. However, we encourage the directors to attend the Annual Meeting.

Code of Conduct

•	The Company has adopted a Code of Conduct that includes a conflict of interest policy that applies to all directors, officers and employees.

•	All employees are required to affirm in writing their understanding and acceptance of the Code of Conduct.

•	The Code of Conduct is posted on the Company’s website at: http://investors.netapp.com/governance.cfm. The Company will post any amendments to or waivers of the provisions of its code of conduct on its website.

Personal Loans to Executive Officers and Directors

The Company does not provide personal loans or extend credit to any executive officer or director.

Stockholder Communications Policy

Stockholders may contact any of the Company’s directors by writing to them c/o NetApp, Inc., 495 East Java Drive, Sunnyvale, California 94089. Employees and others who wish to contact the Board or any member of the Audit Committee to report questionable practices may do so anonymously by using this address and designating the communication as “confidential.”

Meetings and Committees of the Board of Directors

The Board of Directors held 8 regular meetings during fiscal 2013. During fiscal 2013, each member of the Board of Directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during fiscal 2013 and (2) the total number of meetings held by all Board committees on which such director served, in each case covering the periods of fiscal 2013 during which such director served on the Board or such committees, as applicable. There are no family relationships among executive officers, directors or nominees of the Company. The Board of Directors has an Audit Committee, a Corporate Governance and Nominating Committee, a Strategy Committee, and a Compensation Committee.

For fiscal 2013, the Board consisted of 10 members. The members of the committees are identified in the following table:

Director	Audit	Strategy	Compensation	Corporate Governance and Nominating
Daniel J. Warmenhoven		X
Nicholas G. Moore				Chair
Thomas Georgens		X
Jeffry R. Allen	X	X
Alan L. Earhart	Chair			X
Gerald Held		X	X
T. Michael Nevens	X	Chair
George T. Shaheen			X
Robert T. Wall		X	Chair	X
Richard P. Wallace			X

The Audit Committee is composed of directors Allen, Earhart and Nevens, all of whom are independent in accordance with the requirements of applicable SEC and NASDAQ rules and regulations. The Board has determined that both Messrs. Earhart and Allen qualify as an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company’s auditors, the accounting practices of the Company and other such functions as detailed in the Audit Committee Charter, which can be found on the Company’s website at http://investors.netapp.com/governance.cfm. The Audit Committee of the Board of Directors held 12 regular meetings during fiscal 2013.

The Corporate Governance and Nominating Committee is composed of directors Moore, Earhart and Wall, all of whom are independent in accordance with applicable NASDAQ rules. The Corporate Governance and Nominating Committee evaluates and recommends to the Board of Directors candidates for Board membership and considers nominees recommended by stockholders who satisfy the conditions described above under “Corporate Governance — Corporate Governance and Nominating Committee.” The Corporate Governance and Nominating Committee also develops and recommends corporate governance policies and other governance guidelines and procedures to the Board of Directors. The Corporate Governance and Nominating Committee held 6 meetings during fiscal 2013.

The Strategy Committee is composed of directors Allen, Georgens, Held, Nevens, Warmenhoven and Wall, a majority of whom are independent. The Strategy Committee assists in the development, articulation and execution of the Company’s long-term strategic planning and reviews, evaluates, and approves certain acquisitions, divestitures, and other strategic transactions for the Company. The Strategy Committee held 4 meetings during fiscal 2013.

The Compensation Committee is composed of directors Wall, Held, Shaheen and Wallace, all of whom are independent in accordance with applicable NASDAQ rules. The Compensation Committee establishes salaries, incentive compensation programs, and other forms of compensation for our officers; creates the compensation guidelines under which management establishes salaries for non-officers and other employees of the Company; and administers the incentive compensation and benefit plans of the Company. In carrying out its responsibilities, the Compensation Committee reviews, at least annually, compensation for the Chief Executive Officer and other officers, corporate goals relevant to compensation, and executive and leadership development policies. The Compensation Committee meets regularly with its outside advisors independently of management. The Compensation Committee held 6 regular meetings during fiscal 2013.

DIRECTOR COMPENSATION

The Compensation Committee evaluates the compensation and form of compensation for nonemployee directors annually. The nonemployee directors receive annual retainers as well as equity awards for their service on the Board. Details of the compensation are discussed in the narrative below. Employee directors do not receive any compensation for their services as members of the Board.

Director Compensation Table

The table below summarizes the total compensation paid by the Company to the nonemployee directors and Mr. Warmenhoven for the fiscal year ended April 26, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	RSUs ($)(2)(3)	Option Awards ($)(2)(3)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel J. Warmenhoven(4)	—	—	—	—	—	—	—
Nicholas G. Moore	90,000	97,795	185,525	—	—	—	373,320
Jeffry R. Allen	71,250	97,795	108,756	—	—	—	277,801
Alan L. Earhart	85,000	97,795	147,140	—	—	—	329,935
Gerald Held	63,000	—	217,512	—	—	—	280,512
T. Michael Nevens	73,750	—	255,896	—	—	—	329,646
George T. Shaheen	58,000	—	217,512	—	—	—	275,512
Robert T. Wall	76,000	—	255,896	—	—	—	331,896
Richard P. Wallace	56,000	—	217,512	—	—	—	273,512

(1)	Fees earned represent annual retainers and committee fees.
(2)	The amounts reported represent the grant date fair value of RSU and option awards to the director under the 1999 Plan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718). Assumptions used in the valuations of these awards are included in Note 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2013, as filed with the SEC on June 17, 2013. These amounts do not necessarily represent the actual value that may be realized by the nonemployee director.
(3)	The table below sets forth the number of shares of common stock subject to outstanding options and RSUs held by the nonemployee directors as of April 26, 2013:

Name	# of Outstanding Options (in Shares)	# of RSUs (in Shares)	Total Equity Awards Outstanding
Nicholas G. Moore	124,000	12,332	136,332
Jeffry R. Allen	195,000	2,833	197,833
Alan L. Earhart	53,000	2,833	55,833
Gerald Held	63,000	15,332	78,332
T. Michael Nevens	112,000	—	112,000
George Shaheen	185,500	—	185,500
Robert T. Wall	185,000	—	185,000
Richard P. Wallace	61,500	9,166	70,666

(4)

During fiscal 2013, Mr. Warmenhoven did not receive compensation as a director but did receive compensation as an employee of the Company in his role as Executive Chairman. In the fiscal year ended April 26, 2013, Mr. Warmenhoven received $450,000 in salary, $491,648 in RSUs, $532,615 in option awards, $237,600 in nonequity incentive plan compensation and $6,732 in all other compensation for a total of $1,480,995. The amounts for RSUs and Option Awards were calculated in accordance with footnote 2 above. As of April 26, 2013, Mr. Warmenhoven held options to purchase an aggregate of 2,601,676 shares of common stock and RSUs covering an aggregate of 39,675 shares of common stock.

Summary of Director Compensation Policy

Fiscal 2013

The following table sets forth a summary of our total compensation policy for our nonemployee directors for fiscal year 2013:

Position	Annual Cash Retainer ($)	Equity Grant/Stock Options
		Initial Grant ($)	Annual Grant ($)
Board Member	50,000	500,000	17,000
Lead Independent Director	30,000	—	3,000
Audit Committee:
Chairperson	30,000	—	3,000
Member	15,000	—	—
Compensation Committee:
Chairperson	16,000	—	3,000
Member	8,000	—	—
Corporate Governance and Nominating Committee:
Chairperson	10,000	—	3,000
Member	5,000	—	—
Strategy Committee:
Chairperson	10,000	—	3,000
Member	5,000	—	—

Our nonemployee directors are eligible to receive equity awards under the Automatic Award Program of the 1999 Plan pursuant to an outside director compensation policy adopted by the Board and the Compensation Committee, which may be revised from time to time as the Board or the Compensation Committee deems appropriate. Such equity grants are made automatically upon a director’s first election or appointment to the Board and at each Annual Meeting of Stockholders thereafter to directors who are re-elected and continue to serve. Pursuant to the terms of the compensation policy, a nonemployee director may elect to receive his or her automatic equity grants either in the form of all stock options or in a combination of stock options and RSUs, at the nonemployee director’s discretion. The initial equity award for new nonemployee directors is represented as a dollar value rather than a fixed number of shares. For these purposes, the value of any awards of restricted stock or restricted stock units will equal the product of the fair market value of one share of common stock on the grant date of such award, and the aggregate number of shares of restricted stock or number of restricted stock units. With respect to stock options, the value is determined by using the Black-Scholes option valuation methodology, or such other methodology the Board or Compensation Committee may determine, on the grant date of the option. See Proposal No. 2 for a more thorough description of the Automatic Award Program.

Each nonemployee director is also eligible to receive an annual cash retainer for his or her Board and committee service, pursuant to the terms of the outside director compensation policy. In addition, the Compensation Committee has approved a deferral program for our nonemployee directors, which allows each nonemployee director to elect to defer the receipt of his or her annual cash retainer until a later date in accordance with applicable tax laws. If the nonemployee director does not elect to defer his or her cash compensation, he or she will continue to receive his or her cash compensation as set forth above. Additionally, to the extent a nonemployee director elects to receive a portion of his or her automatic equity grant in the form of RSUs, the director may be permitted to elect in accordance with federal tax laws when he or she will receive the payout from his or her earned RSUs and defer income taxation until the award is paid. An election to defer the payout of the earned RSUs is not intended to increase the value of the payout to the nonemployee director, but rather to give the nonemployee director the flexibility to decide when he or she will be subject to taxation with respect to the award. Any election to defer payment of any earned RSUs will not alter the other terms of the award, including the vesting requirements.

In May 2012, the Company adopted stock ownership guidelines applicable to the Company’s nonemployee directors to ensure the directors remain meaningfully invested in Company stock. Under the terms of the guidelines, each nonemployee director shall hold a minimum number of shares of the Company’s common stock equal in value to at least three times the amount of such director’s annual cash retainer amount. The Company’s nonemployee directors have five years from the adoption date of the stock ownership guidelines to meet these guidelines. For more information about the Company’s stock ownership guidelines, see “Compensation Discussion and Analysis — Stock Ownership Guidelines” below.

At the 2012 Annual Stockholders Meeting held on August 31, 2012, each of the individuals reelected as a nonemployee Board member at that meeting received a number of RSUs and/or an option grant for a number of shares as indicated in the table below. In addition, on August 31, 2012, Messrs. Earhart, Moore, Nevens and Wall received an option grant for service as the Lead Independent Director and/or Chair of a Board committee. All such equity awards were received as compensation for service as a Board member, Lead Independent Director or Board committee Chairperson, as applicable, in accordance with our outside director compensation policy described above.

Name(1)	Restricted Stock Units (in Shares)		Stock Option Grants (in Shares)	Stock Option Exercise Price ($)(2)	Grant Date
Nicholas G. Moore	2,833	(3)	8,500	34.52	August 31, 2012
Nicholas G. Moore	—		3,000	34.52	August 31, 2012
Nicholas G. Moore	—		3,000	34.52	August 31, 2012
Jeffry R. Allen	2,833		8,500	34.52	August 31, 2012
Alan L. Earhart	2,833		8,500	34.52	August 31, 2012
Alan L. Earhart	—		3,000	34.52	August 31, 2012
Gerald Held	—		17,000	34.52	August 31, 2012
T. Michael Nevens	—		17,000	34.52	August 31, 2012
T. Michael Nevens	—		3,000	34.52	August 31, 2012
George Shaheen	—		17,000	34.52	August 31, 2012
Robert T. Wall	—		17,000	34.52	August 31, 2012
Robert T. Wall	—		3,000	34.52	August 31, 2012
Richard P. Wallace	—		17,000	34.52	August 31, 2012

(1)	Mr. Warmenhoven does not receive compensation as a director but does receive compensation as an employee of the Company. Please see footnote 4 to the Director Compensation Table.
(2)	Represents the fair market value per share of common stock on the grant date.
(3)	Prior to the date of grant, Mr. Moore elected to defer the vesting and release of his RSU to January 15, 2015.

Fiscal 2014

In June 2013, the Compensation Committee approved certain changes to the cash compensation structure for our nonemployee directors for fiscal year 2014 as set forth below.

Position	Annual Cash Retainer ($)
Board Member	60,000
Lead Independent Director	30,000
Audit Committee:
Chairperson	50,000
Member	20,000
Compensation Committee:
Chairperson	37,500
Member	15,000
Corporate Governance and Nominating Committee:
Chairperson	25,000
Member	10,000
Strategy Committee:
Chairperson	25,000
Member	10,000

In fiscal 2014, our nonemployee directors will receive an automatic annual equity grant with a value of $250,000. A director will no longer receive an initial equity grant upon his or her first election or appointment to the Board. Instead, a nonemployee director will receive a pro-rated equity grant upon his or her first election or appointment to the Board with a value of $250,000 (if such election or appointment occurs before February of the applicable year) or with a value of $125,000 (if such election or appointment occurs after February of the applicable year). A nonemployee director may elect to receive his or her automatic equity grants either in the form of all stock options or all RSUs or in a combination of 50% stock options and 50% RSUs, at the nonemployee director’s discretion.

PROPOSAL NO. 2

AMENDMENT AND RESTATEMENT OF THE COMPANY’S 1999 STOCK OPTION PLAN

Introduction

We are asking our stockholders to approve the amendment and restatement of the Company’s 1999 Stock Option Plan (the “1999 Plan”) to (i) increase the number of shares that may be issued thereunder by 10,000,000; (ii) remove the existing limitation that only 50% of the number of shares authorized under the 1999 Plan may be granted as stock, restricted stock, restricted stock units, performance shares and/or performance unit awards (“full value awards”) and instead implement a fungible share provision that would reduce the share reserve by two shares for every share subject to a full value award; (iii) increase the number of shares of common stock that may be granted pursuant to awards under the Stock Issuance Program to a participant in any calendar year from 200,000 to 1,000,000 and increase the limits under the Performance Share and Performance Unit Program so that the amount of performance units a participant may receive in a calendar year will increase from an initial value of $2,000,000 to an initial value of $5,000,000 and the number of performance shares a participant may receive in a calendar year will increase from 200,000 shares of common stock to 1,000,000 shares of common stock; and (iv) amend the performance criteria that may be used as a basis for establishing performance-based compensation under the 1999 Plan. The Board has approved the amended and restated 1999 Plan and the amendments contained therein (the “Amendments”), subject to approval from stockholders at the Annual Meeting. Approval of the amended and restated 1999 Plan requires the affirmative vote of shares representing a majority of the Votes Cast. The Company’s named executive officers and directors have an interest in this proposal.

The amended and restated 1999 Plan is intended to increase incentives and to encourage share ownership on the part of eligible employees, nonemployee directors and consultants who provide significant services to the Company and its affiliates. The Company believes strongly that the approval of the amendment and restatement of the 1999 Plan to increase the 1999 Plan’s share reserve is essential in enabling the Company to continue to use the 1999 Plan to achieve its goals in attracting and retaining our most valuable asset, our employees. Offering a broad-based equity compensation program is vital to attracting and retaining highly skilled people in our industry. The Company believes that employees who have a stake in the future success of our business become highly motivated to achieve our long-term business goals and increase stockholder value. Our employees’ innovation and productivity are critical to our success in a highly competitive and fast-paced industry. The amended and restated 1999 Plan is designed to assist in recruiting, motivating and retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders.

Approval of the amended and restated 1999 Plan will also allow the Company to continue to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the 1999 Plan. Section 162(m) (as defined below) generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, is generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain stock issuances, restricted stock units, performance shares and performance units awarded under the 1999 Plan to continue to qualify as “performance-based compensation” within the meaning of Section 162(m), we are asking our stockholders to approve the amended and restated 1999 Plan, thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards. By approving the amended and restated 1999 Plan, the stockholders will be approving the material terms of such plan, which include, among other things, the eligibility requirements for participation in the amended and restated 1999 Plan, including the ability of the Chief Executive Officer and three most highly compensated officers (other than the Chief Financial Officer) to receive awards under the amended and restated 1999 Plan.

The Amendment to add a fungible share provision is intended to provide additional flexibility to allocate awards under the amended and restated 1999 Plan among stock options and full value awards, at the discretion of the Company. Without this amendment, the number of shares that may be issued pursuant to full value awards is generally limited to 50% of the shares reserved for issuance under the 1999 Plan. If Proposal No. 2 is approved, the amended and restated 1999 Plan will allow the Company to grant full value awards and other awards under the 1999 Plan up to the maximum number of shares reserved for issuance under the 1999 Plan, but with full value awards granted after the Annual Meeting reducing the share reserve by two shares of common stock for every share of common stock subject to the full value award, compared to awards of stock options and stock appreciation rights, which reduce the share reserve by one share of common stock for every share of common stock subject to the stock option or stock appreciation right, as applicable. To the extent a full value award granted on or after the Annual Meeting is terminated or otherwise cancelled, the shares subject to the portion of the award that terminates or is otherwise cancelled will return to the 1999 Plan at a rate of two shares of common stock for every share of common stock subject to the award and will thereafter be available for issuance under the 1999 Plan. Full value awards granted prior to the Annual Meeting that are terminated or otherwise cancelled will return to the 1999 Plan on a one for one basis and will thereafter be available for issuance under the 1999 Plan.

In recent years, the Company has granted equity awards increasingly in the form of restricted stock units, which is a form of full value award. Full value awards reward our employees for increases in our stock price, but also provide retention incentive even when our stock price does not increase. This is because full value awards still may deliver some value to the award recipient even if our stock price does not increase, in contrast to stock options which provide a benefit only if our stock price increases above the option’s exercise price. As a result of this difference, a full value award typically is granted with a lesser number of shares than if the same grant instead were made in the form of a stock option award. Our practice is to limit each full value award to approximately 50% of the shares that otherwise would be included in a similar stock option award. This practice allows the Company to better manage the number of shares needed to deliver a competitive package to employees, by (a) reducing individual award sizes (based on the number of shares awarded), and (b) reducing the overall dilutive impact of our equity award compensation program. In maintaining our equity incentive program, we endeavor to provide a mix of equity awards that appropriately motivates our employees to achieve our business, strategic and financial objectives, increase our long-term stockholder value, and promote employee retention. We believe that the flexibility that this Amendment to the 1999 Plan provides to the Company when determining the equity awards to be granted under the 1999 Plan is essential in maintaining a competitive compensation program that helps drive our employees and other service providers to achieve the Company’s success. While we believe that amending and restating the 1999 Plan to eliminate existing limits on the number of full value awards authorized under the 1999 Plan will give the Company the necessary flexibility to accomplish the Company’s compensation goals, the Company also recognizes that full value awards have a higher economic cost than stock options. Thus, the Company is asking its stockholders to approve an Amendment to the 1999 Plan to include a fungible share ratio, under which each full value award issued under the 1999 Plan after the Annual Meeting will result in a reduction of two shares from the 1999 Plan share reserve for each share subject to the full value award. Including a fungible share provision in the 1999 Plan follows the prevailing practice of the Company’s “Pay Practice Peers” (as discussed in the Compensation Discussion and Analysis section below) and allows all of the available shares under the 1999 Plan to be granted as full value awards. Such flexibility allows for the efficient management of the 1999 Plan share reserve because the majority of our non-executive grants are currently provided in the form of restricted stock units.

The increase in the per participant calendar year limits with respect to awards under the Stock Issuance and Performance Share and Performance Unit Programs is intended to give the Company greater flexibility to structure performance awards in the future. The Company believes in a pay-for-performance philosophy and intends to explore different ways to provide performance-based incentives to its executives. The Company wants to ensure it has sufficient flexibility to structure awards, while also retaining the ability to preserve a corporate income tax deduction that would not be limited by Section 162(m) of the Internal Revenue Code.

In evaluating the amendment and restatement of the 1999 Plan, the Board considered a number of factors, including the following:

•	Number of Shares Available for Grant Under the 1999 Plan. At the beginning of fiscal 2014, we forecast that approximately 11,061,000 shares will be available for issuance under the 1999 Plan in the form of stock options, and approximately 5,112,000 shares will be available for issuance under the 1999 Plan in the form of restricted stock units.

•	Forecasted Grants. For fiscal 2014, we forecast granting options and full value awards (in the form of restricted stock units) covering approximately 9,000,000 shares. We project cancellations of options and forfeitures of restricted stock units of approximately 1,680,000 shares during fiscal 2014. If our expectation of cancellations and forfeitures is accurate, our net grants (grants less cancellations and forfeitures) for fiscal 2014 would be approximately 7,320,000 shares. For fiscal 2015, we currently forecast granting options and full value awards covering approximately 9,300,000 shares. We project cancellations of options and forfeitures of restricted stock units of approximately 900,000 shares during fiscal 2015. If our expectation of cancellations and forfeitures is accurate, our net grants (grants less cancellations and forfeitures) for fiscal 2015 would be approximately 8,400,000 shares. The forecasted grant practices do not reflect a fungible share provision.

•	Prevailing Practice. The majority of our Pay Practice Peers use a fungible plan design to allow flexibility in their equity grant practices.

We believe that the 1999 Plan, as amended and restated, contains provisions consistent with current best compensation practices, including:

•	Administration. The 1999 Plan is administered by the Compensation Committee of the Board, which is comprised entirely of non-employee directors.

•	Inclusion of a fungible share ratio. The 1999 Plan includes a fungible share ratio of 2:1, which results in each share subject to a full value award granted after the Annual Meeting being counted as two shares for purposes of determining the number of shares that remain available for future awards.

•	Continued broad-based eligibility for equity awards. We grant equity awards to all of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act in the best interests of our stockholders. Approximately 80% of all outstanding awards under the 1999 Plan as of July 18, 2013 are held by employees who are not named executive officers or directors. In fiscal 2013, approximately 96.6% of all awards under the 1999 Plan, on a share basis, were issued to employees who are not named executive officers or directors, with 55.7% of all employees who are not named executive officers or directors receiving awards.

•	No evergreen provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 1999 Plan can be increased automatically without stockholder approval. The plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities that may be issued under the 1999 Plan.

•	Modification or repricing programs are not allowed without stockholder approval. The Company cannot, without stockholder approval, modify or amend stock options or stock appreciation rights to reduce the exercise price of such awards, or cancel such awards for cash, other awards or new stock options or new stock appreciation rights that have a reduced exercise price.

•	No discount stock options or stock appreciation rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the Company’s common stock on the grant date.

•	No tax gross-ups. The 1999 Plan does not provide for any tax gross-ups.

Description of the Amended and Restated 1999 Plan

The following paragraphs provide a summary of the principal features of the amended and restated 1999 Plan and its operation. The 1999 Plan, as amended and restated, is set forth in its entirety and has been filed as Appendix A to this Proxy Statement with the SEC. The following summary is qualified in its entirety by reference to the complete text of the 1999 Plan. Any stockholder who wants to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company’s principal offices in Sunnyvale, California.

The 1999 Plan is divided into five separate equity programs:

1. Discretionary Option Grant Program. Under the Discretionary Option Grant Program, the Plan Administrator (as defined below) is able to grant options to purchase shares at an exercise price not less than the fair market value of those shares on the grant date.

2. Stock Appreciation Rights Program. Under the Stock Appreciation Rights Program, the Plan Administrator is able to grant stock appreciation rights that will allow individuals to receive the appreciation in the shares subject to the award between the date of grant and the exercise date.

3. Stock Issuance Program. Under the Stock Issuance Program, the Plan Administrator is able to make direct issuances of shares either through the issuance (or promise to issue) or immediate purchase of such shares or as a bonus for services rendered by participants on such terms as the Plan Administrator deems appropriate. In addition, the Plan Administrator is able to make grants of restricted stock units (“RSUs”) on such terms as the Plan Administrator deems appropriate.

4. Performance Share and Performance Unit Program. Under the Performance Share and Performance Unit Program, the Plan Administrator is able to grant performance shares and performance units, which are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest.

5. Automatic Award Program. Under the Automatic Award Program, nonemployee directors automatically receive award grants at periodic intervals to purchase or receive shares.

Administration of the 1999 Plan

The Compensation Committee of the Board of Directors administers the 1999 Plan (“Plan Administrator”). The members of the Compensation Committee qualify as nonemployee directors under Rule 16b-3 of the Exchange Act and as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), such that the Company can receive a federal tax deduction for certain compensation paid under the 1999 Plan.

Subject to the terms of the 1999 Plan, the Plan Administrator has the sole discretion to select the employees, consultants, nonemployee directors and other independent advisors who will receive awards, determine the terms and conditions of awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 1999 Plan and outstanding awards; provided, however, that the Company is unable (without the approval of stockholders) to reduce the exercise price of any outstanding stock options or stock appreciation rights granted under the 1999 Plan or cancel any outstanding stock options or stock appreciation rights and immediately replace them with new stock options or stock appreciation rights with a lower exercise price, awards of a different type, and/or cash. Administration of the Automatic Award Program is self-executing in accordance with the terms of the program, but the Plan Administrator has discretion to revise the amount or type of award made under the program on a prospective basis. Subject to the terms of our Compensation Committee charter, the Compensation Committee may delegate any part of its authority and powers under the 1999 Plan to a subcommittee consisting of at least two members, at least one of whom must be a member of the Board and the other of whom may be an officer or the Company’s executive vice president of human resources, subject to Section 16(b) of the Exchange Act (such officers are referred to herein as “executive officers”), but only the Compensation Committee itself can make awards to participants who are executive officers of the Company.

Shares Subject to the 1999 Plan

If Proposal No. 2 is approved, a total of 121,380,429 shares will be reserved for issuance under the 1999 Plan. As of July 18, 2013, (i) 32,134,407 shares were subject to outstanding awards granted under the 1999 Plan, of which 18,236,729 shares were subject to option awards and 13,897,678 shares were subject to full value awards, (ii) 19,880,697 shares remained available for any new awards to be granted in the future, of which 9,940,348 shares may be granted as RSUs or other full value awards, and (iii) 69,365,325 shares had been issued pursuant to awards thereunder. As of July 18, 2013, the outstanding option awards have a weighted-average exercise price of $33.01 per share and a weighted-average remaining term of 3.84 years. The closing price of our common stock was $40.98 on July 18, 2013. Shares subject to full value awards granted on or after the Annual Meeting will count against the share reserve as two shares for every one share subject to such an award. To the extent that a share that was subject to an award that counted as two shares against the 1999 Plan reserve pursuant to the preceding sentence is returned to the 1999 Plan, the 1999 Plan reserve will be credited with two shares that will thereafter be available for issuance under the 1999 Plan.

If an award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the 1999 Plan. Also, in the event any change is made to our common stock issuable under the 1999 Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, merger, reorganization, consolidation, recapitalization, exchange of shares, or other change in capitalization of the Company affecting the common stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (1) the maximum number and/or class of securities issuable under the 1999 Plan, (2) the maximum number and/or class of securities for which any one individual may be granted stock options, stock appreciation rights, stock issuances, RSUs or performance shares and performance units under the 1999 Plan per calendar year, (3) the class and/or number of securities and the purchase price per share in effect under each outstanding award, and (4) the class and/or number of securities for which automatic awards are to be subsequently made under the Automatic Award Program. The Plan Administrator will make adjustments to outstanding awards to prevent the dilution or enlargement of benefits intended to be provided thereunder.

Eligibility

All of our employees (including employees of any parent or subsidiary), our non-employee members of the Board and any consultants and other independent advisors who provide services to the Company (or any parent or subsidiary of the Company) are eligible to receive awards under the 1999 Plan. However, the Company does not currently grant equity awards to its consultants or other independent advisors who provide services to the Company. As of July 18, 2013, we had a total of 12,470 employees and eight non-employee Board members.

Discretionary Option Grant Program

A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. Under the Discretionary Option Grant Program, the Plan Administrator may grant nonstatutory stock options and/or incentive stock options (which entitle the recipients, but not the Company, to more favorable tax treatment). The Plan Administrator will determine the number of shares covered by each option, but during any calendar year, no participant may be granted options and/or stock appreciation rights covering more than 3,000,000 shares.

The exercise price of each option is set by the Plan Administrator but cannot be less than 100% of the fair market value of the shares covered by the option on the date of grant. The exercise price of an incentive stock option must be at least 110% of fair market value if on the grant date the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

An option granted under the Discretionary Option Grant Program cannot be exercised until it becomes vested. The Plan Administrator establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Plan Administrator. To the extent the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options first becomes exercisable by any participant during any calendar year is greater than $100,000, the excess above $100,000 will be treated as a nonstatutory stock option. Options granted under the 1999 Plan expire at the times established by the Plan Administrator, but not later than seven (7) years after the grant date.

Stock Appreciation Rights Program

A stock appreciation right is the right to receive the appreciation in fair market value of the shares subject to the award between the exercise date and the date of grant. We can pay the appreciation in either cash or shares. Stock appreciation rights will become exercisable at the times and on the terms established by the Plan Administrator, subject to the terms of the 1999 Plan. No participant will be granted stock appreciation rights and/or options covering more than 3,000,000 shares during any calendar year. The exercise price of each stock appreciation right is set by the Plan Administrator but cannot be less than 100% of the fair market value of the shares covered by the award on the date of grant. A stock appreciation right granted under the 1999 Plan cannot be exercised until it becomes vested. The Plan Administrator establishes the vesting schedule of each stock appreciation right at the time of grant. Stock appreciation rights granted under the 1999 Plan expire at the times established by the Plan Administrator, but not later than seven (7) years after the grant date.

Stock Issuance Program

Stock issuances are awards where shares are or will be issued to a participant and the participant’s right to retain or receive such shares will vest in accordance with the terms and conditions established by the Plan Administrator. RSUs are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest. The number of shares covered by a stock issuance award or restricted stock unit awards will be determined by the Plan Administrator. Prior to the amendment and restatement of the 1999 Plan, during any calendar year no participant is able to receive an award covering more than 200,000 shares. However, if stockholders approve this Proposal No. 2, no participant will be able to receive awards granted under the Stock Issuance Program during any calendar year covering more than 1,000,000 shares.

Prior to the amendment and restatement of the 1999 Plan, the 1999 Plan provided that no more than 8,893,237 shares plus the sum of (i) 50% of the number of shares subject to outstanding awards as of August 17, 2009 that are cancelled and returned to the 1999 Plan pursuant to its terms, and (ii) 50% of the number of shares that are added to the 1999 Plan upon approval of the stockholders after the 2009 Annual Meeting (which includes shares being added to the 1999 Plan pursuant to this proposal), may be issued pursuant to awards under the Stock Issuance and Performance Share and Performance Unit Programs and pursuant to RSUs issued under the Automatic Award Program. However, if stockholders approve this Proposal No. 2, then full value awards granted after the Annual Meeting will remain subject to the share issuance limitations that apply to all awards granted under the 1999 Plan, but no longer will be subject to any share issuance limitations applicable specifically to the full value awards (other than the fungible share ratio described above). (The per-calendar year share limitations described above that apply to each participant will remain applicable under the Stock Issuance Program.)

In determining whether an award should be made and/or the vesting schedule for any such award, the Plan Administrator may impose whatever conditions to vesting as it determines to be appropriate. For example, the Plan Administrator may determine to make an award only if the participant satisfies performance goals established by the Plan Administrator.

Performance Share and Performance Unit Program

Performance shares and performance units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest. The Plan Administrator will establish organizational, individual performance goals or other vesting criteria at its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid to participants. Prior to the amendment and restatement of the 1999 Plan, no participant is able to receive performance units with an initial value greater than $2,000,000, and no participant is able to receive more than 200,000 performance shares during any calendar year. However, if stockholders approve this Proposal No. 2, no participant will be able to receive performance units with an initial value greater than $5,000,000, and no participant will be able to receive more than 1,000,000 performance shares during any calendar year. Performance units will have an initial dollar value established by the Plan Administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of a share on the grant date.

Prior to the amendment and restatement of the 1999 Plan, the 1999 Plan provided that no more than 8,893,237 shares plus the sum of (i) 50% of the number of shares subject to outstanding awards as of August 17, 2009 that are cancelled and returned to the 1999 Plan pursuant to its terms, and (ii) 50% of the number of shares that are added to the 1999 Plan upon approval of the stockholders after the 2009 Annual Meeting (which includes shares being added to the 1999 Plan pursuant to this proposal), may be issued pursuant to awards under the Stock Issuance and Performance Share and Performance Unit Programs and pursuant to RSUs issued under the Automatic Award Program. However, if stockholders approve this Proposal No. 2, then the grant of full value awards granted after the Annual Meeting will remain subject to the share issuance limitations that apply to all awards granted under the 1999 Plan, but no longer will be subject to any share issuance limitations applicable specifically to the full value awards. (The per-calendar year limitations described above that apply to each participant will remain applicable under the Performance Share and Performance Unit Program.)

Performance Goals

The Plan Administrator (at its discretion) may make performance goals applicable to a participant with respect to an award intended to qualify as “performance-based compensation” under Section 162(m). At the Plan Administrator’s discretion, one or more of the following performance goals may apply: annual revenue, cash position, earnings per share, EBIT, EBITDA, free cash flow, individual objectives, net income, operating cash flow, operating income, operating profit, return on assets, return on capital, return on equity, return on sales, and total stockholder return, in each case as defined in the 1999 Plan. The Plan Administrator may utilize other performance criteria for awards not intended to qualify as “performance-based compensation” under Section 162(m).

Automatic Award Program

The terms of the 1999 Plan provide that our nonemployee directors will automatically receive equity grants pursuant to a compensation policy adopted by the Board or the Compensation Committee that may be revised from time to time as the Board or the Compensation Committee deems appropriate. The Board has instituted a compensation policy for nonemployee directors whereby a nonemployee director may elect to receive his or her automatic equity grants either in the form of all stock options or in a combination of stock options and RSUs, at the nonemployee director’s discretion. Nonemployee directors are also eligible to receive discretionary awards pursuant to the other equity programs under the 1999 Plan. The Board or Compensation Committee, in their respective discretion, may change and otherwise revise the terms of awards granted pursuant to the compensation policy for awards granted on or after the date they make the change.

Pursuant to the terms of the compensation policy, each new individual who is first elected or appointed as a nonemployee director on or after July 14, 2011 will automatically receive, on the date of his or her initial election or appointment to the Board, an award with a value of $500,000 that will consist of either (i) a nonstatutory stock option, or (ii) if the Plan Administrator permits and the nonemployee director makes a timely election in accordance with the provisions of the 1999 Plan, a nonstatutory stock option and RSUs. For these purposes, the value of any awards of restricted stock or restricted stock units will equal the product of (1) the fair market value of one share of common stock on the grant date of such award, and (2) the aggregate number of shares of restricted stock or number of restricted stock units. With respect to stock options, the value is determined by using the Black-Scholes option valuation methodology, or such other methodology the Board or Compensation

Committee may determine prior to the grant of a stock option becoming effective, on the grant date of the option. On the date of each annual stockholder meeting, each nonemployee director who is to continue to serve as a nonemployee director automatically receives an award of either (i) a nonstatutory stock option to purchase 17,000 shares, or (ii) if the Plan Administrator permits and the nonemployee director makes a timely election in accordance with the provisions of the compensation policy, a nonstatutory stock option to purchase 8,500 shares and 2,883 RSUs. In addition, each nonemployee director who serves as the Lead Independent Director or as chairperson of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, or the Strategy Committee will automatically be granted an option to purchase 3,000 shares. Please see “Director Compensation — Fiscal 2014” for a description of certain changes to the compensation structure for our nonemployee directors for fiscal 2014.

The exercise price of each option granted to a nonemployee director is equal to 100% of the fair market value of the shares covered by the option on the date of grant. The shares subject to each nonstatutory stock option granted pursuant to an initial award is scheduled to vest over four (4) years, with five-elevenths of such shares vesting upon the nonemployee director’s completion of one (1) year of Board service measured from the option grant date and the remaining balance vesting in three (3) equal annual installments over the three (3) year period measured from the first anniversary of the option grant date (assuming that he or she remains a nonemployee director on each scheduled vesting date). The shares subject to each nonstatutory stock option granted pursuant to an annual award shall become 100% vested on the day preceding the next annual stockholders meeting following the grant date, subject to the nonemployee director’s continued service on such date. An option granted under the compensation policy is immediately exercisable. However, any shares purchased under the option program are subject to repurchase by the Company if the nonemployee director ceases Board service prior to vesting. If a nonemployee director terminates his or her service on the Board due to death or disability, his or her options would immediately vest. Please see “Director Compensation — Fiscal 2014” for a description of certain changes to the compensation structure for our nonemployee directors for fiscal 2014.

Options granted to nonemployee directors generally expire no later than seven (7) years after the date of grant. If a nonemployee director terminates his or her service on the Board prior to an option’s normal expiration date, the option will remain exercisable for twelve (12) months to the extent it has vested. However, the option may not be exercised later than the original expiration date. Please see “Director Compensation — Fiscal 2014” for a description of certain changes to the compensation structure for our nonemployee directors for fiscal 2014.

RSUs granted under the compensation policy shall have a value equal to the fair market value of the shares on the grant date. RSUs granted pursuant to an initial award vest over four (4) years, with 5/11ths of the RSUs vesting upon the completion of the nonemployee director’s first year of service on the Board measured from the RSU grant date and the remaining balance of RSUs vesting in three (3) equal annual installments over the three (3) year period measured from the first anniversary of the RSU grant date (assuming that he or she remains a nonemployee director on each scheduled vesting date). All RSUs granted pursuant to an annual award become 100% vested on the day preceding the next annual stockholders meeting following the grant date, subject to the nonemployee director’s continued service on such date. If a nonemployee director terminates his or her service on the Board due to death or disability, 100% of his or her unvested RSUs would immediately vest. Additionally, the Board (or its authorized designee) may provide that holders of RSUs granted pursuant to the compensation policy be permitted to defer the delivery of the proceeds from vested RSUs to the extent that such deferral satisfies the requirements of the U.S. tax code. Please see “Director Compensation — Fiscal 2014” for a description of certain changes to the compensation structure for our nonemployee directors for fiscal 2014.

Awards to be Granted to Certain Individuals and Groups

The number of awards that an employee, nonemployee director, or consultant may receive under the 1999 Plan is at the discretion of the Plan Administrator and therefore cannot be determined in advance. The following table sets forth (1) the aggregate number of shares subject to options granted under the 1999 Plan during fiscal 2013, (2) the average per share exercise price of such options, (3) the aggregate number of shares subject to awards of RSUs granted under the 1999 Plan during fiscal 2013, and (4) the dollar value of such shares based on $40.98 per share, the fair market value of our common stock, on July 18, 2013.

AMENDED PLAN BENEFITS

1999 Plan

Name of Individual or Group and Position	Number of Options Granted	Average per Share Exercise Price ($)	Number of Restricted Stock Units Granted	Dollar Value of Restricted Stock Units Granted ($)
Thomas Georgens	350,000	29.44	35,000	1,434,300
Chief Executive Officer and President
Nicholas R. Noviello	50,000	29.44	26,700	1,094,166
Executive Vice President Finance and Chief Financial Officer
Robert E. Salmon	75,000	29.44	45,000	1,844,100
Executive Vice President Field Operations
Manish Goel	75,000	29.44	45,000	1,844,100
Executive Vice President Product Operations
Matthew K. Fawcett	25,000	29.44	15,800	647,484
Senior Vice President and General Counsel
Daniel J. Warmenhoven	50,000	29.44	16,700	684,366
Executive Chairman and Executive Chairman of the Board
Nicholas Moore	14,500	34.52	2,833	116,096
Lead Independent Director
Jeffry Allen	8,500	34.52	2,833	116,096
Director
Alan Earhart	11,500	34.52	2,833	116,096
Director
Gerald Held	17,000	34.52	—	—
Director
T. Michael Nevens	20,000	34.52	—	—
Director
George Shaheen	17,000	34.52	—	—
Director
Robert Wall	20,000	34.52	—	—
Director
Richard P. Wallace	17,000	34.52	—	—
Director
All current executive officers, as a group (5 persons)	575,000	29.44	167,500	6,864,150
All directors who are not executive officers, as a group (9 persons)	175,500	33.07	25,199	1,032,655
All employees, including current officers who are not executive officers, as a group (7,248 persons)	1,521,030	30.19	7,008,329	287,201,322

Limited Transferability of Awards

Options granted under the 1999 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, participants may, in a manner specified by the Plan Administrator, transfer nonstatutory stock options (1) to a member of the participant’s family, (2) to a trust or other entity for the sole benefit of the participant and/or a member of his or her family, or (3) to a former spouse pursuant to a domestic relations order.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 1999 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options

No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

As a result of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (“Section 409A”), nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such awards and may be subject to an additional 20% tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two (2) years after the grant date and more than one (1) year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two (2) year or one (1) year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

As a result of Section 409A, however, stock appreciation rights granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such options and may be subject to an additional 20% tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Stock Issuance, Restricted Stock Units, Performance Units and Performance Shares

A participant generally will not have taxable income at the time an award of stock, RSUs, performance shares or performance units is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (1) freely transferable or (2) no longer subject to substantial risk of forfeiture. However, the recipient of an award of restricted stock may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted and the recipient of an RSU granted pursuant to the Annual Award Program may be permitted to elect in accordance with federal tax laws when he or she will receive the payout from his or her earned RSUs and defer income taxation until the award is paid.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 1999 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to certain other of our most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executive officers will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 1999 Plan, setting limits on the number of awards that any individual may receive and for awards other than stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The 1999 Plan has been designed to permit the Plan Administrator to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards. However, the Plan Administrator may determine that it is in the best interest of the Company and its stockholders to structure awards under the 1999 Plan that do not satisfy the conditions of Section 162(m), which could cause the Company to forgo a potential federal income tax deduction.

Amendment and Termination of the Plan

The Board or the Primary Committee (as defined in the 1999 Plan) generally may amend or terminate the 1999 Plan at any time and for any reason, subject to stockholder approval if applicable.

Summary

The amended and restated 1999 Plan is designed to assist us in recruiting, motivating and retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders. We strongly believe that the proposed amendment and restatement of the 1999 Plan (i) to increase the number of shares we can use to grant awards; (ii) to provide that full value awards no longer will be subject to an additional share limit that applies only to full value awards and instead implement a fungible share ratio of 2:1, which results in each share subject to a full value award under the 1999 Plan being counted as two shares for purposes of determining the number of shares that remain available for future awards under the 1999 Plan; (iii) to increase the number of shares and performance units that may be granted pursuant to awards under certain equity compensation programs; and (iv) to amend the performance criteria that may be used as a basis for establishing performance-based compensation under the 1999 Plan, are essential for us to compete for talent in the very competitive labor markets in which we operate.

Vote Required

The affirmative vote of shares representing a majority of the Votes Cast is required to approve the amended and restated 1999 Plan described in this Proposal No. 2. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

The Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal No. 2

PROPOSAL NO. 3

AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN

Introduction

The Company is asking the stockholders to approve an amendment to the Company’s Employee Stock Purchase Plan (“Purchase Plan”), which will increase the number of shares authorized for issuance under the Purchase Plan by an additional 5,000,000 shares. The requested increase of 5,000,000 shares represents approximately 1.5% of the outstanding shares of Company’s common stock as of July 18, 2013. The Company’s named executive officers have an interest in this proposal.

We are asking our stockholders to increase the number of shares authorized for issuance under the Purchase Plan to ensure that the Company will continue to have a sufficient reserve of shares of the Company’s common stock available under the Purchase Plan to provide eligible employees of the Company and its participating affiliates (whether now existing or subsequently established) with the opportunity to purchase shares at semiannual intervals through their accumulated periodic payroll deductions.

The Purchase Plan was adopted by the Board on September 26, 1995 and became effective on November 20, 1995, in connection with the Company’s initial public offering of its common stock.

The terms and provisions of the Purchase Plan, as most recently amended, are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. The Purchase Plan is set forth in its entirety and has been filed with the SEC as Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Plan. Any stockholder who wants to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company’s principal offices in Sunnyvale, California.

Description of the Purchase Plan

The Purchase Plan is administered by the Compensation Committee of the Board, serving as the plan administrator (the “Plan Administrator”). As Plan Administrator, such committee has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.

Share Reserve

If Proposal No. 3 is approved, the maximum number of shares reserved for issuance over the term of the Purchase Plan will be 43,213,068 shares. As of July 18, 2013, 34,067,454 shares had been issued under the Purchase Plan, and 4,145,614 shares were available for future issuance. The closing price of our common stock was $40.98 on July 18, 2013.

The shares issuable under the Purchase Plan may be made available from authorized but unissued shares or from shares of common stock reacquired by the Company, including shares purchased on the open market.

In the event that any change is made to the outstanding common stock (whether by reason of any stock split, stock dividend, recapitalization, exchange or combination of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration), appropriate adjustments will be made to (1) the maximum number and class of securities issuable under the Purchase Plan, (2) the maximum number and class of securities purchasable per participant on any one semiannual purchase date, (3) the maximum number and class of shares purchasable in total by all participants on any one purchase date (if applicable), and (4) the number and class of securities subject to each outstanding purchase right and the purchase price per share in effect thereunder. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Purchase Plan or the outstanding purchase rights thereunder.

Offering Period and Purchase Rights

Shares are offered under the Purchase Plan through a series of overlapping offering periods, each not to exceed a duration of twenty-four (24) months. Such offering periods will begin on the first business day of June and on the first business day of December each year over the term of the Purchase Plan. Accordingly, two (2) separate offering periods will begin in each calendar year.

Each offering period will consist of a series of one or more successive purchase intervals. Purchase intervals will run from the first business day in June to the last business day in November each year and from the first business day in December each year to the last business day in May in the immediately succeeding year. Accordingly, shares will be purchased on the last business day in May and November each year with the payroll deductions collected from the participants for the purchase interval ending with each such semiannual purchase date.

If the fair market value per share of common stock on any semiannual purchase date within a particular offering period is less than the fair market value per share of common stock on the start date of that offering period, then the participants in that offering period will automatically be transferred from that offering period after the semiannual purchase of shares on their behalf and enrolled in the new offering period, which begins on the next business day following such purchase date.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of the Company or any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the Purchase Plan) (or any lesser number of hours per week and/or number of months in any calendar year established by the Plan Administrator in accordance with applicable law and the provisions of the Purchase Plan) is eligible to participate in the Purchase Plan.

An individual who is an eligible employee on the start date of any offering period may join that offering period, subject to certain enrollment timing restrictions contained in the Purchase Plan, by properly electing to participate in the offering period pursuant to procedures established by the Plan Administrator in accordance with the terms of the Purchase Plan. However, no employee may participate in more than one offering period at a time.

As of July 18, 2013, approximately 12,470 employees, including all five of our named executive officers, were eligible to participate in the Purchase Plan.

Purchase Price

The purchase price of the shares purchased on behalf of each participant on each semiannual purchase date will be equal to 85% of the lower of (1) the fair market value per share on the start date of the offering period in which the participant is enrolled or (2) the fair market value on the semiannual purchase date.

The fair market value per share on any particular date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date reported on the NASDAQ Global Select Market. On July 18, 2013, the closing selling price per share of the Company’s common stock on the NASDAQ Global Select Market was $40.98.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of 1% up to a maximum of 10% of his or her total cash earnings (generally base salary, bonuses, overtime pay and commissions) to be applied to the acquisition of shares at semiannual intervals. Accordingly, on each semiannual purchase date (the last business day in May and November each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares at the purchase price in effect for the participant for that purchase date.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•	Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of shares (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding.

•	Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	No participant may purchase more than 1,500 shares on any one purchase date.

The Plan Administrator will have the discretionary authority to increase, decrease, or implement the per participant and any total participant limitations prior to the start date of any new offering period under the Purchase Plan.

Withdrawal Rights and Termination of Employment

The participant may withdraw from the Purchase Plan at any time on or before the seventh business day prior to the next scheduled purchase date (subject to the Plan Administrator’s authority to designate a different withdrawal date in accordance with the provisions of the Purchase Plan, subject to any laws of the applicable jurisdiction), and upon such timely withdrawal, and his or her accumulated payroll deductions will be refunded.

Upon the participant’s cessation of employment or loss of eligible employee status, payroll deductions will automatically cease. Any payroll deductions which the participant may have made for the semiannual period in which such cessation of employment or loss of eligibility occurs will be immediately refunded.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

Purchase rights are not assignable or transferable by the participant and may be exercised only by the participant.

Change of Control

In the event a change of control occurs, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such change of control. The purchase price in effect for each participant will be equal to 85% of the lower of (1) the fair market value per share on the start date of the offering period in which the participant is enrolled at the time the change of control occurs or (2) the fair market value per share immediately prior to the effective date of such change of control.

A change of control will be deemed to occur if (1) the Company is acquired through a merger or consolidation in which more than 50% of the Company’s outstanding voting stock is transferred to a person or persons different from those who held stock immediately prior to such transaction; (2) the Company sells, transfers or disposes of all or substantially all of its assets; or (3) any person or related group of persons acquires ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

Share Proration

Should the total number of shares to be purchased pursuant to outstanding purchase rights on any particular date exceed either (1) the maximum number of shares purchasable in total by all participants on any one purchase date (if applicable) or (2) the number of shares then available for issuance under the Purchase Plan, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis. In such an event, the Plan Administrator will refund the accumulated payroll deductions of each participant, to the extent in excess of the purchase price payable for the shares prorated to such individual.

Amendment and Termination

The Purchase Plan will terminate upon the earliest of (1) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (2) the date on which all purchase rights are exercised in connection with a change of control.

The Board may at any time alter, amend, suspend or discontinue the Purchase Plan and will seek stockholder approval of any changes to the extent necessary to comply with the Internal Revenue Code or other applicable law, regulation or stock exchange rule.

Plan Benefits

The table below shows, as to the named executive officers (“NEOs”) and specified groups, the number of shares purchased under the Purchase Plan during fiscal 2013, together with the value of those shares as of the date of purchase.

Participation in the Purchase Plan

Participation in the Purchase Plan is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Nonemployee directors are not eligible to participate in the Purchase Plan. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the last fiscal year for each of the NEOs, for all current executive officers as a group and for all other employees who participated in the Purchase Plan as a group:

AMENDED PLAN BENEFITS

Employee Stock Purchase Plan

Name and Position	Number of Purchased Shares	Dollar Value of Purchased Shares ($)(1)
Thomas Georgens	677	3,022
Chief Executive Officer and President
Nicholas R. Noviello	186	1,244
Executive Vice President Finance and Chief Financial Officer
Robert E. Salmon	677	3,022
Executive Vice President Field Operations
Manish Goel	677	3,022
Executive Vice President Product Operations
Matthew K. Fawcett	750	4,148
Senior Vice President and General Counsel
All current executive officers as a group (5 persons)	2,967	14,458
All employees, including current officers who are not executive officers, as a group (9,074 persons)	3,773,099	20,999,440

(1)	Determined based on the fair market value of the shares on date of purchase, minus the purchase price under the Purchase Plan.

New Plan Benefits

No purchase rights have been granted, and no shares have been issued, on the basis of the 5,000,000 share increase that is the subject of this Proposal No. 3.

Federal Tax Consequences

The Purchase Plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan, which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which such shares were acquired or within one (1) year after the actual semiannual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The participant will also recognize capital gain equal to the amount by which the amount realized upon the sale or disposition exceeds the sum of the aggregate purchase price paid for the shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which the shares were acquired and more than one (1) year after the actual semiannual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (2) 15% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Summary

The Board believes that it is in the best interests of the Company and its stockholders to continue to provide employees with the opportunity to acquire an ownership interest in the Company through their participation in the Purchase Plan and thereby encourage them to remain in the Company’s employ and more closely align their interests with those of the stockholders.

Vote Required

The affirmative vote of shares representing a majority of the Votes Cast is required for approval of the amendment to the Purchase Plan described in this Proposal No. 3. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

The Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal No. 3

PROPOSAL NO. 4

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

“SAY-ON-PAY”

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution on the compensation of our Named Executive Officers (“NEOs”) as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed the compensation of our NEOs to align each NEO’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain our NEOs, who are crucial to our long-term success. You are urged to read the disclosure below under “Compensation Discussion and Analysis,” which describes in more detail our executive compensation policies, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which provide detailed information on the compensation of our NEOs.

Our compensation programs reflect our continued commitment to pay-for-performance, with a substantial portion of each NEO’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. During fiscal 2013, a significant percentage of each NEO’s total compensation (as reported in the Summary Compensation Table) was at-risk, being comprised of performance-based cash bonus opportunities, restricted stock units, and stock options, which become valuable to the executive only upon realized share appreciation. The Compensation Committee sets a portion of the compensation of the NEOs based on their ability to achieve annual operational objectives that advance our long-term business objectives and that are designed to create sustainable long-term stockholder value in a cost-effective manner. Our performance-based compensation elements are guided by the Compensation Committee’s long-term objectives of maintaining the market competitiveness and retention value of our compensation packages. In addition, we continue to be committed to good compensation governance practices. The Compensation Committee believes that the compensation arrangements for our NEOs are consistent with market practice and provide for compensation that is reasonable in light of our and each individual NEO’s performance. Moreover, the Compensation Committee does not provide for egregious pay practices, such as excessive perquisites or tax “gross up” payments as elements of our NEOs’ compensation. The detailed ways in which we link pay with Company and individual performance and structures our NEO compensation arrangements consistent with good governance practices is described in the “Compensation Discussion and Analysis” section below.

The resolution to approve the compensation of our NEOs on an advisory basis, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal 2013 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and is therefore not binding on us, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation disclosed in this Proxy Statement, the Compensation Committee will consider the concerns of our stockholders and will evaluate whether any actions are necessary to address those concerns. We currently conduct advisory votes on NEO compensation on an annual basis, and we expect to conduct our next advisory vote at our 2014 Annual Meeting of Stockholders.

Vote Required

The affirmative vote of shares representing a majority of the Votes Cast is required to approve this proposal. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

The Board of Directors Unanimously Recommends That Stockholders

Vote, on an Advisory Basis, FOR Proposal No. 4

PROPOSALS NO. 5(a) AND 5(b)

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Board recommends that the Company’s stockholders approve amendments to the Company’s Certificate of Incorporation, as amended (the “Certificate”), to remove the supermajority voting requirements and replace them with majority voting requirements, as described below. These amendments are set forth in Proposals 5(a) and 5(b) below (the “Proposed Amendments”). In light of the differing nature of the provisions affected, this matter is presented as two Proposals. The vote required to approve each Proposed Amendment is discussed below. Approval of either Proposed Amendment is not conditioned upon approval of the other.

Purpose and Effect of the Proposed Amendments

A stockholder proposal to change all supermajority voting provisions in the Certificate and Bylaws to a simple majority vote was included in last year’s proxy statement. The proposal received the favorable vote of the holders of over a majority of the Company’s outstanding common stock at the 2012 Annual Meeting. Following the 2012 Annual Meeting, the Board carefully considered the advantages and disadvantages of eliminating the supermajority voting requirements. Based on such consideration, the Board has determined that the Proposed Amendments are in the best interest of NetApp and its stockholders and has approved the amendments to the Charter and Bylaws described below.

Although supermajority voting requirements can be beneficial, the Board has determined that there are sufficient compelling arguments for eliminating the supermajority voting provisions in the Certificate and Bylaws. Many investors and others have begun to view supermajority voting provisions as conflicting with principles of good corporate governance by potentially limiting a board’s accountability or responsiveness to stockholders.

The Board is committed to good corporate governance. The Board believes that eliminating supermajority voting will enhance the accountability of the Board to our stockholders and eliminate the ability of a minority of stockholders to frustrate future amendments that the Board may recommend and a majority of stockholders may support.

It is important to note that the Proposed Amendments may make it more difficult for the Board to protect stockholders’ interests if presented with an acquisition proposal that undervalues the Company, and may make it easier for one or more stockholders to remove directors or effect other corporate governance changes in the future. Nevertheless, the Board has considered that, even without the supermajority voting requirements described above, there are other actions that it can take if presented with an acquisition proposal that undervalues the Company, as well as provisions in federal and state law that may help deter any such attempted acquisition.

Proposal 5(a): Remove Supermajority Voting Standard for Future Amendments to the Bylaws

Description of Amendment

Currently, the Certificate states that stockholders can amend the Bylaws only if that action is approved by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Company entitled to vote at an election of directors. This supermajority voting provision is in Article VI of the Certificate.

Proposal 5(a) would amend the Certificate so that future amendments to the Bylaws can be approved by the vote of a majority of the outstanding voting stock of the Company entitled to vote at an election of directors. Specifically, in Proposal 5(a) the Company proposes to amend the supermajority voting requirement in Article VI of the Certificate by replacing the reference to “sixty-six and two-thirds (66 2⁄3%)” with “a majority.” If Proposal 5(a) is approved by the Company’s stockholders, any future action by the stockholders to amend the Bylaws would require approval by the affirmative vote of a majority of the outstanding voting stock of the Company entitled to vote at an election of directors.

Vote Required

The affirmative vote of shares representing at least 66 2⁄3% of the outstanding voting stock of the Company entitled to vote at the election of directors is required to approve the amendment to the Certificate described in this Proposal 5(a). Unless you indicate otherwise, your proxy will be voted “FOR” Proposal 5(a).

Proposal 5(b): Remove Supermajority Voting Standard for Future Amendments to the Certificate

Description of Amendment

Currently, the Certificate states that stockholders can amend, alter, change or repeal the Certificate only if that action is approved by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Company entitled to vote at an election of directors. This supermajority voting provision is in Article X of the Certificate.

Proposal 5(b) would amend the Certificate so that future amendments to the Certificate can be approved by a majority vote of the outstanding voting stock of the Company entitled to vote at an election of directors. Specifically, in Proposal 5(b) the Company proposes to amend the supermajority voting requirement in Article X of the Certificate by replacing the reference to “66-2/3%” with “a majority.” If Proposal 5(b) is approved by the Company’s stockholders, any future action by the stockholders to amend, alter, change or repeal the Certificate would require approval by the affirmative vote of at least a majority of the outstanding voting stock of the Company entitled to vote at an election of directors.

Vote Required

The affirmative vote of shares representing at least 66 2⁄3% outstanding voting stock of the Company entitled to vote at an election of directors is required to approve the amendment to the Certificate described in Proposal 5(b). The effect of an abstention or a broker non-vote is the same as that of a vote against the proposal. Unless you indicate otherwise, your proxy will be voted “FOR” Proposal 5(b).

Amendment to the Bylaws

The Board has approved an amendment to Article VIII of the Bylaws to make a change corresponding to that contemplated by the proposed change to Article VI of the Certificate. This amendment has been approved by the Board, but its effectiveness is conditioned upon, and would take effect concurrently with, the effectiveness of the related amendments to the Certificate pursuant to Proposal 5(a). If Proposal 5(a) is not approved, the amendment to the Bylaws will not take effect. The outcome of the vote on Proposal 5(b) will have no impact on whether the amendment to the Bylaws will take effect.

Additional Information

A copy of the relevant provisions of the Certificate and Bylaws marked to show the changes that would result from the adoption of the Proposed Amendments is attached to this Proxy Statement as Appendix C, with deletions indicated by strike-outs and additions indicated by double underlining. If any of the Proposed Amendments are approved, such approved amendments will become effective upon the filing of a Certificate of Amendment to the Certificate with the Secretary of State of the State of Delaware. However, if the Company’s stockholders approve any of the Proposed Amendments, the Board retains discretion under Delaware law not to implement any of the Proposed Amendments. If the Board exercises such discretion, it will publicly disclose that fact and the reason for its determination.

The Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposals No. 5(a) and 5(b)

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL

John Chevedden, 2115 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of shares of the Company’s common stock valued at $2,000 or greater, has given notice that he intends to present a proposal for action at the Annual Meeting. In accordance with SEC rules, the following is the complete text of the proposal exactly as submitted. The stockholder proposal includes some assertions that we believe are misleading. We have not addressed all of these assertions, and we accept no responsibility for the proposal.

Proposal 6 — Limit Accelerated Executive Pay

Resolved: Shareholders ask our board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that our board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive pay. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted.

The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be severed if such pay is made on an accelerated schedule.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2013:

GMI/The Corporate Library, an independent investment research firm, rated our company “Concern” for director qualifications and “Concern” for Executive Pay — $12 million for our CEO Thomas Georgens. Plus Mr. Georgens had a potential $23 million entitlement for a change in control.

The only equity pay given to our highest paid executives continued to be merely stock options and restricted stock units that simply vest over time without job performance requirements. Mr. Georgens received 275,000 options worth $4.7 million while also realizing $7 million on the exercise of 300,000 options. Equity pay should have job performance requirements to align with shareholder interests and market-priced stock options can be rewarding due to a rising market alone, regardless of an executive’s job performance.

Also, we did not have a clawback policy for senior executives in case of fraud. We continued a $400,000 reimbursement to our Chairman, Daniel Warmenhoven, for the use of his private plane when on company business. Three directors had 10 to 19 years tenure. Director independence erodes after 10-years. Plus long-tenured directors controlled 67% of our nomination committee. Richard Wallace and Michael Nevens did not believe in owning stock.

George Shaheen was negatively flagged by GMI due to his Webvan stint, where he resigned after eighteen months and was then entitled to a golden parachute of $375,000 annually for the rest of his life. Webvan traded at 12 cents when Mr. Shaheen left. And it is a sad irony that Mr. Shaheen was 33% of our executive pay committee. We showed our interest in improved corporate governance in 2012 by voting 89% support for a 100% simple majority voting standard.

Please vote to protect shareholder value:

Limit Accelerated Executive Pay — Proposal 6

NetApp’s Response

The Board of Directors has carefully considered this stockholder proposal and concluded that its adoption would not be in the best interests of the Company or its stockholders.

The Board and the Compensation Committee have adopted compensation policies that are designed to link pay with performance and motivate and appropriately reward senior executives for their contribution to achieving the Company’s short-term and long-term goals and creating value for our stockholders. The active involvement of the management team is essential to meeting these goals. The Board and the Compensation Committee believe that it is particularly important for the Company to have a full range of compensation tools, both in the ordinary course of business and during any critical phase of strategic change that the Company might face.

Equity awards to senior executives are made pursuant to the 1999 Plan. Under the 1999 Plan, the Compensation Committee retains the discretion to determine whether, and under what circumstances, vesting of equity awards might be accelerated in connection with a change in control or otherwise. As provided in the 1999 Plan, specified circumstances or treatment of equity awards result in automatic acceleration of vesting of equity awards unless the Compensation Committee provides otherwise in an award agreement. The Compensation Committee has approved awards for our executive officers as set forth in the Compensation Discussion and Analysis section of this Proxy Statement.

Summary of Response to Stockholder Proposal. As set forth in more detail below, the Board opposes this stockholder proposal for the following four reasons:

•	First, the stockholder proposal would eliminate the Board’s and the Compensation Committee’s ability to exercise its business judgment to determine whether, and on what conditions, the acceleration of vesting of equity awards is in the best interests of the Company and our stockholders in a particular change in control transaction. Our Board believes that imposing a restriction as proposed by the proponent could adversely affect stockholder value.

•	Second, the Board believes that this stockholder proposal could significantly disadvantage us from a recruiting and retention standpoint for key executives.

•	Third, this stockholder proposal could deny the Company’s senior executives the opportunity to fully realize their equity incentive awards and participate together with the stockholders in the value created in a change in control transaction.

•	Fourth, this stockholder proposal as written disproportionately punishes senior executives and is vague in its description of pro rata vesting.

Restriction on the Board’s and Compensation Committee’s Ability to Exercise Business Judgment. Under Delaware law, one of the primary obligations of the Board, in connection with a change in control transaction, is to maximize value for our stockholders. One of the essential purposes of providing senior executives with equity-based compensation is to align our senior executives’ interests with the interests of our stockholders. The 1999 Plan permits the accelerated vesting of equity awards in certain situations upon a change in control unless the Compensation Committee determines otherwise because we believe that this structure properly aligns senior management with the interests of our stockholders in the consideration, negotiation and implementation of a change in control transaction. In particular, the Board believes that:

•	accelerated vesting of equity awards upon a change in control transaction aligns the interests of the stockholders and the senior executives, which allows the Company’s management team to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during a potential change in control event;

•	accelerated vesting of outstanding equity awards is an effective way to enable the Company to retain its management team during the pendency of a change in control transaction as it helps to remove some of the uncertainty that may arise for the executive, including potential job loss, from such a transaction; and

•	accelerated vesting of equity awards is an effective tool to help management avoid potential conflicts of interest and distractions that may arise, and to provide the Company with stability, continuity and objective input of senior executives while the Company is going through a change in control.

Permitting accelerated vesting upon a change in control assures that senior executives are not penalized with a potential loss of incentive compensation that could result from a transaction that is outside their control but in the best interest of our stockholders. For example, following a change in control, the Company’s stock may no longer exist and it is possible that management will no longer control the policies and operation of the surviving entity. In such a case, the protection afforded by accelerated vesting could provide senior management the ability to continue to increase the value of the Company for stockholders up to and following a potential change in control transaction. Moreover, a purchaser may prefer, for accounting, tax or other business reasons, that an acquired company accelerate the vesting of equity awards. The stockholder proposal would eliminate the Company’s ability to do so, which would restrict the ability of the Board to negotiate all of the relevant terms in the context of a change in control transaction.

Competitive Disadvantage in Attracting and Retaining Key Executives. As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are intended to be competitive with our peer groups and other companies with which we compete for talent. The Board does not believe that restrictions on the acceleration of vesting of equity awards are common at companies in our peer group or at most public companies generally. Therefore, we believe that adoption of the proposal could significantly disadvantage us from a recruiting and retention standpoint for key executives. Retaining key executives while a change in control transaction is pending can be particularly important, since the loss of key executives during such time could adversely affect the timing of, or ability to complete, such a transaction.

Possible Denial of Value of Equity Awards. The Board believes that the value created by a change in control should be attributed, at least in part, to the efforts and talents of the Company’s executives. In the event of a change in control, stockholders are free to vote for or against the transaction and to benefit from the transaction by selling their shares of stock, tendering shares or receiving other consideration in a merger transaction. The Board believes that the ability to permit the acceleration of the vesting of a senior executive’s equity awards upon a change in control is appropriate given the design of the Company’s current executive compensation program because, among other things, it provides senior executives with the opportunity to realize the full value of their equity awards and participate with the Company’s stockholders in the value created as a result of the change in control transaction. If this stockholder proposal was implemented, the Board believes that our senior executives may not have the opportunity to realize value from their outstanding incentive equity awards and may actually be disincentivized by a transaction that creates value for stockholders.

In addition, the Board notes that the Company’s change of control severance agreements provide accelerated vesting of equity awards only on a “double trigger” basis. The Board believes that double trigger vesting is consistent with current best practices and aligns the interests of executives with the interests of stockholders by ensuring that executives are not penalized with the loss of equity awards following a change in control that has been negotiated in the best interests of stockholders. If double trigger vesting was not available, or if the “partial, pro rata” vesting policy requested by the stockholder proposal was implemented, executives who are terminated after a change in control would not have the opportunity to realize the full value of their equity awards or to participate with stockholders in the full value created by the transaction (which value would be attributable, in part, to the efforts and talents of those executives).

Disproportionately Punishing Senior Executives and Vagueness. The 1999 Plan provides for accelerated vesting of equity awards in certain circumstances upon a change in control for all of our equity plan participants, not just senior executives. The Board believes that this stockholder proposal, which would treat senior executives differently than other plan participants, undermines the objectives stated above for our philosophy and may lead to discord within the Company as the interests of senior executives may not be aligned with the interests of mid-level managers and other Company employees. Further, the Board also believes that this stockholder proposal is unclear as to how pro rata vesting would be administered and calculated as the proposal does not account for differences in the Company’s time vested awards, such as restricted stock units, and the Company’s performance-based awards.

The Board also believes that it should be noted that this stockholder proposal contains a number of statements about the Company’s corporate governance and executive compensation practices that are irrelevant to the consideration of this proposal. Certain of these statements are misleading and the Board urges stockholders to consult the disclosure under the headings “Corporate Governance,” “Certain Transactions with Related Parties” and “Compensation Discussion and Analysis” for more information about these topics.

Vote Required

This proposal is advisory in nature and would constitute a recommendation to the Board if it is approved by stockholders. Approval of the proposal by the affirmative vote of shares representing a majority of the Votes Cast would not by itself eliminate the Company’s policy and action by the Board would be required to amend the Company’s certificate of incorporation and bylaws to eliminate this policy. Unless you indicate otherwise, your proxy will be voted “AGAINST” the proposal.

The Board of Directors Unanimously Recommends That Stockholders

Vote AGAINST Proposal No. 6

PROPOSAL NO. 7

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 25, 2014.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The Audit Committee preapproves services performed by its independent registered public accounting firm and reviews auditor billings in accordance with the Audit Committee charter. All requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific preapproval and cannot commence until such approval has been granted. Normally, preapproval is provided at regularly scheduled meetings. However, the authority to grant specific preapproval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific preapproval.

Aggregate fees to the Company incurred in the fiscal years ended April 26, 2013 and April 27, 2012, respectively, represent fees billed or to be billed by the Company’s independent registered accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche). During fiscal 2013 and 2012, all of the services shown in the table below were preapproved by the Audit Committee in accordance with the preapproval policies discussed above.

	Fiscal Year Ended
	2013	2012
Audit fees(1)	$4,528,000	$3,935,000
Audit-related fees(2)	$—	$96,000

Total audit and audit-related fees	$4,528,000	$4,031,000
Tax fees(3)	$1,282,000	$1,120,000
All other fees(4)	$154,000	$—

Total fees	$5,964,000	$5,151,000

(1)	Includes fees for professional services incurred in the fiscal years ended April 26, 2013 and April 27, 2012 in connection with (i) the audit of the Company’s annual consolidated financial statements and its internal control over financial reporting, (ii) reviews of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and (iii) services related to statutory and regulatory filings or engagements.
(2)

Includes fees that are reasonably related to the performance of the audit or review other than those included under “Audit fees.” The services in this category relate primarily to technical consultations on audit and reporting requirements not arising during the course of the audit. There were no such services in this category during fiscal 2013.
(3)	Includes fees for tax compliance, tax advice, and tax planning services. These services include assistance regarding federal, state and international tax compliance, tax return review, tax audits, and miscellaneous consulting services.
(4)	Includes fees for professional services other than the services reported above. These services include permissible business advisory and consulting services, translations of foreign financial statements, and subscriptions to an accounting regulatory database. On January 1, 2013, Deloitte & Touche LLP acquired Bersin & Associates, LLC (“Bersin”), a human resources and talent management consulting firm that the Company had been using prior to the acquisition. Fiscal 2013 fees include $92,000 of permissible services performed by Bersin after the acquisition. These non-recurring services were completed as of the end of fiscal 2013.

The Audit Committee has considered whether the provision of the nonaudit services discussed above is compatible with maintaining the principal auditor’s independence and believes such services are compatible with maintaining the auditor’s independence.

Vote Required

The affirmative vote of the shares representing a majority of the Votes Cast is required to ratify the selection of Deloitte & Touche LLP. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

The Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal No. 7

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of July 18, 2013 by (1) each person or entity who is known by the Company to own beneficially more than 5% of the Company’s common stock, (2) each of the Company’s directors and nominees for director, (3) each of the Company’s executive officers set forth in the Summary Compensation Table of the “Compensation of Executive Officers” section of this Proxy Statement and (4) all of the Company’s current directors and executive officers as a group.

Except as indicated, the address of the beneficial owners is c/o NetApp, Inc., 495 East Java Drive, Sunnyvale, California 94089. Information related to holders of more than 5% of the Company’s common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

Title of Class	Name of Beneficial Owner+	Number of Shares Beneficially Owned	Percentage of Class(1)
Common Stock
	BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	26,215,370	7.6%
	Dodge & Cox(3) 555 California Street, 40th Floor San Francisco, CA 94104	25,316,785	7.4%
	Thomas Georgens(4)	1,038,299	*
	Nicholas R. Noviello(5)	189,163	*
	Robert F. Salmon(6)	374,304	*
	Manish Goel(7)	141,471	*
	Matthew K. Fawcett(8)	96,368	*
	Daniel J. Warmenhoven(9)	4,026,049	1.2%
	Nicholas G. Moore(10)	124,000	*
	Jeffry R. Allen(11)	226,165	*
	Alan L. Earhart(12)	61,999	*
	Gerald Held(13)	63,259	*
	T. Michael Nevens(14)	112,000	*
	George T. Shaheen(15)	189,966	*
	Robert T. Wall(16)	280,571	*
	Richard P. Wallace(17)	61,500	*
	All current directors and executive officers as a group (14 persons)(18)	6,985,114	2.0%

*	Less than 1%
+	Pursuant to our outside director compensation policy, options to purchase shares of our common stock held by our non-employee directors are early exercisable. Shares issued upon early exercise of stock options remain subject to the same vesting schedule applicable to the exercised stock options. If a non-employee director ceases to provide services to us prior to the date on which all such shares have vested, we have a right to repurchase any unvested shares at the exercise price paid per share.
(1)

Percentage of Class is based on 343,227,214 shares of common stock outstanding on July 18, 2013. Shares of common stock subject to stock options and restricted stock units (RSUs) that are currently exercisable or will become exercisable or issuable within 60 days of July 18, 2013 are deemed outstanding for computing the percentage of the person or group holding such options and/or RSUs, but are not deemed outstanding for computing the percentage of any other person or group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
(2)	Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 8, 2012 by BlackRock Inc. BlackRock reported sole voting and dispositive power with respect to all such shares.
(3)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 13, 2013. Dodge & Cox reported sole voting power with respect to 23,806,185 of such shares of common stock and sole dispositive power with respect to all 25,316,785 shares of common stock.
(4)	Consists of (i) 9,653 shares of common stock held of record by Mr. Georgens and (ii) 1,028,646 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of July 18, 2013.
(5)	Consists of (i) 21,132 shares of common stock held of record by Mr. Noviello and (ii) 168,031 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of July 18, 2013.
(6)	Consists of (i) 22,714 shares of common stock held of record by Mr. Salmon, (ii) 20,531 shares of common stock held of record by Robert Salmon and Patricia Mertens-Salmon, trustees to the Salmon Trust, (iii) 480 shares held of record by Patricia Mertens-Salmon, Custodian under UTMA CA and (iv) 330,579 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013. Mr. Salmon has shared voting and investment power with respect to the shares held of record by Robert Salmon and Patricia Mertens-Salmon, trustees to the Salmon Trust.
(7)	Consists of (i) 25,439 shares of common stock held of record by Mr. Goel and (ii) 116,041 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013.
(8)	Consists of (i) 9,276 shares of common stock held of record by Mr. Fawcett, (ii) 80,842 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013 and (iii) 6,250 shares of common stock issuable upon the vesting of restricted stock units within 60 days of July 18, 2013 (a portion of such shares may be withheld by the company for the payment of taxes due).
(9)	Consists of (i) 64,748 shares of common stock held of record by Mr. Warmenhoven, (ii) 1,956,231 shares of common stock held of record by Daniel J. Warmenhoven and Charmaine A. Warmenhoven, trustees to The Warmenhoven 1987 Revocable Trust, (iii) 170,000 shares held of record by Warmenhoven Ventures LP, a limited partnership of which the Warmenhoven Management Trust is the general partner, and (iv) 1,835,070 shares of common stock issuable upon the exercise of outstanding options exercisable with 60 days of July 18, 2013. Mr. Warmenhoven has shared voting and investment power with respect to the shares held of record by Daniel J. Warmenhoven and Charmaine A. Warmenhoven, trustees to The Warmenhoven 1987 Revocable Trust. Excludes 38,032 shares held of record by Richard A. Andre, trustee to the Daniel J. Warmenhoven 1991 Children’s Trust, as Mr. Warmenhoven disclaims beneficial ownership of the shares held by the Daniel J. Warmenhoven 1991 Children’s Trust.
(10)	Consists of (i) 99,000 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013 held of record by Mr. Moore, all of which were fully vested as of such date, and (ii) 25,000 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013 held of record by The Moore Family Ventures LP, of which Mr. Moore is General Partner, all of which were fully vested as of such date.
(11)	Consists of (i) 28,332 shares of common stock held of record by Jeffry R. Allen and Teri Allen, as Trustees of the Jeffry and Teri Allen Revocable Trust dated 1/29/2002, (ii) 195,000 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013, all of which were fully vested as of such date and (iii) 2,833 shares of common stock issuable upon the vesting of restricted stock units within 60 days of July 18, 2013. Mr. Allen has shared voting and investment power with respect to the shares held of record by Jeffry R. Allen and Teri Allen, as Trustees of the Jeffry and Teri Allen Revocable Trust dated 1/29/2002.
(12)	Consists of (i) 6,166 shares of common stock held of record by Mr. Earhart, (ii) 53,000 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013, all of which were fully vested as of such date and (iii) 2,833 shares of common stock issuable upon the vesting of restricted stock units within 60 days of July 18, 2013.

(13)	Consists of (i) 259 shares of common stock held of record by Mr. Held and (ii) 63,000 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013, of which 58,000 were fully vested as of such date.
(14)	Consists of 112,000 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013, of which 102,000 were fully vested as of such date.
(15)	Consists of (i) 4,466 shares of common stock held of record by George T. Shaheen and Darlene F. Shaheen, as Trustees to the Shaheen Revocable Trust U/A DTD 12/15/88, and (ii) 185,500 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013, all of which were fully vested as of such date. Mr. Shaheen has shared voting and investment power with respect to the shares held of record by George T. Shaheen and Darlene F. Shaheen, as Trustees to the Shaheen Revocable Trust U/A DTD 12/15/88.
(16)	Consists of (i) 110,571 shares of common stock held of record by Mr. Wall and (ii) 170,000 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013, all of which were fully vested as of such date.
(17)	Consists of 61,500 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of July 18, 2013, of which 51,500 were fully vested as of such date.
(18)	Consists of (i) 2,449,989 shares of common stock held of record by our current directors and executive officers, (ii) 4,523,209 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 18, 2013, of which 4,498,209 were fully vested as of such date, and (iii) 11,916 shares of common stock issuable upon the vesting of restricted stock units within 60 days of July 18, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in their ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended April 26, 2013, its executive officers, directors and greater than 10% stockholders complied with all Section 16 filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

The Board has delegated to the Compensation Committee of the Board (“Compensation Committee”) sole authority and responsibility for establishing and overseeing salaries, incentive compensation programs, and other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population and for administering our equity incentive and benefits plans. As used in this Compensation Discussion and Analysis (“CD&A”), the term “executive” refers to an employee of the Company who holds a position at the Senior Vice President level or above, and the term “named executive officers” (“NEOs”) refers to the individuals included in the Summary Compensation Table below.

This CD&A explains the material elements of compensation for our NEOs and how our executive compensation program is designed and operated to help us achieve our corporate goals. The Compensation Committee believes strongly in a pay for performance philosophy and administered the executive compensation program during fiscal 2013 with this in mind.

The principal components of compensation that we pay to our NEOs consist of the following:

1.	Base salary;

2.	Cash incentive compensation tied to the achievement of short-term (generally annual) goals;

3.	Equity compensation in the form of grants of stock options and restricted stock units; and

4.	Standard employee benefits (including our 401(k) plan, health and life insurance plans, and nonqualified deferred compensation program) and the Executive Retirement Medical Plan (for certain qualifying NEOs).

Our stockholders will have the opportunity once again at this year’s Annual Meeting to endorse our executive compensation program through the stockholder advisory vote on executive compensation (commonly known as a “say-on-pay” vote) included as Proposal 4 in this Proxy Statement. Last year, 94.8% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal. The Compensation Committee believes that this substantial majority of votes cast affirms stockholders’ support for our approach to executive compensation. Last year’s stockholder vote on executive compensation occurred in August 2012, while the Compensation Committee’s consideration of executive compensation occurred earlier in 2012, with compensation for most elements established by May 2012. As a result of both of these factors, the Compensation Committee did not set or change fiscal 2013 executive compensation directly as a result of last year’s stockholder vote. The Compensation Committee expects to continue to consider input from stockholders and the outcome of our annual say-on-pay votes when making future executive compensation decisions. We encourage you to review this CD&A, together with the compensation tables that follow, prior to casting your advisory vote on the “say-on-pay” proposal.

Executive Summary

Our executive compensation program is designed to hold our NEOs accountable for results over the long term and reward them for consistently strong corporate performance.

Pay for Performance Philosophy

Our Compensation Committee is committed to a philosophy of pay for performance and designs our executive compensation program to ensure that our NEOs’ interests are aligned with those of our stockholders. The Compensation Committee links NEOs’ compensation to the attainment of challenging goals that will drive us to achieve profitability and revenue growth. The Compensation Committee emphasizes profitability and revenue metrics because it believes that solid performance in these areas will lead to long-term stockholder value.

Equity is a key component of our compensation program. We believe strongly that equity awards serve to align the interests of our NEOs with those of our stockholders, provide incentives for executives to focus on the long-term performance of the Company, and strengthen retention. The Compensation Committee considers Company and individual performance in determining the size and form of NEO equity grants.

As part of its diligence around scrutinizing pay and performance, the Compensation Committee, on behalf of the full Board, reviews analyses that are prepared by its independent consultant, Farient Advisors (“Farient”). These analyses are designed to test the award outcomes of our executive pay programs to ensure that they are aligned with our financial and stockholder performance. Following the close of fiscal 2013, Farient used its proprietary alignment methodology to test whether the Company’s Performance-Adjusted CompensationTM (PACTM)1 was: (1) reasonable in comparison to the Company’s revenue size and the Pay Practices Peers (excluding the five companies that are significantly different in size as described in the Competitive Market Data section below) and (2) sensitive to the Company’s total stockholder return (“TSR”) over time. Farient compared our CEO’s Performance-Adjusted Compensation (covering actual salary, actual short-term incentives, and performance-adjusted long-term incentive values) over rolling three-year periods to TSR for the same rolling three-year periods (for three-year rolling periods ending in fiscal 2004 to 2013), and tested the results against those same variables for the Pay Practices Peers.

The chart below shows Farient’s Alignment ReportTM for the Company. The Peer Pay Line represents the regression line for the PAC data points of the Pay Practices Peers, and the NetApp Pay Line represents the regression line for NetApp’s PAC data points. The Alignment Zone indicates the range of reasonable pay outcomes, as determined by Farient, for the Company’s size, comparator group (i.e., the Pay Practices Peers) and the performance delivered.

Farient’s independent assessment of the Company’s pay for performance indicates that NetApp’s CEO pay has historically been and continues to be strongly aligned with the Company’s performance and stockholder interests. In addition, Farient conducted supplemental analyses commonly used by independent governance organizations to test whether our CEO’s pay and performance move in concert with one another. By requesting and reviewing these analyses, the Compensation Committee satisfied itself as to the coherence and integrity of our executive pay system and the relationship between pay and performance.

[1]	Each data point reflects Performance-Adjusted Compensation (adjusted for size and inflation) for a three-year period (ending in the fiscal year noted on the chart for the Company) and TSR for the same period. As TSR is a market-based measure, stock price volatility can result in significant fluctuations from period to period. Farient uses rolling three-year periods which are sensitive enough to reflect changes in performance but long enough to smooth out short-term volatility.

Company Performance

The weakened macro-economic environment and the challenges facing our industry resulted in a difficult fiscal 2012 for us, including a year-over-year total stockholder return that was substantially lower than our 3-year total stockholder return (which exceeded the 3-year stockholder return of the S&P 500). The Company did not fully achieve its fiscal 2012 annual target operating profit2 and annual target revenue goals, and as a result, in keeping with its pay for performance philosophy, annual cash incentives in fiscal 2012 were paid below target.

Despite the continuation of these macro-economic challenges into fiscal 2013, the Compensation Committee’s continued goal for fiscal 2013 was to incentivize our NEOs to drive stronger performance in fiscal 2013.

During fiscal 2013, the Company continued to progress on a number of financial and strategic fronts.

Financial Performance

In fiscal 2013, our focus on execution in a challenging macro-economic environment began to produce results, especially in the second half of the fiscal year. Despite a decline of OEM revenues in fiscal 2013, we achieved revenues of $6.33 billion, an increase of 1.6% over fiscal 2012. Our branded revenues grew 4.6%, and indicator of the value our products bring to IT environments. Gross margins of 60.7% for fiscal 2013 continued to remain in our targeted range throughout the year, an indicator of our innovation leadership and competitiveness. While our operating profit decreased 13% in fiscal 2013 compared to the prior year, our operating expense discipline enabled us to achieve operating profit within our target range of 17-19% in the second half of the year.

Our cash flows from operations for fiscal 2013 totaled $1.39 billion, allowing us to continue to fund our investments in future growth, while continuing our returns to stockholders through the repurchase of over $590 million of our common stock during the year; and investing $410 million in the business in the form of capital expenditures and acquisition activity.

Looking towards fiscal 2014, in May 2013 we announced the realignment of the business to focus our efforts even further by directing our spending towards strategic efforts that will provide the highest long-term returns and to size our investments appropriately as our business and the IT market changes. In addition, we announced new initiatives to increase our capital return to shareholders, including an increase of $1.6 billion to our stock repurchase program and the initiation of a quarterly dividend of $0.15 per share of common stock, beginning in the first quarter of fiscal 2014.

Strategic Performance

In fiscal 2013, we made a number of strategic achievements, including:

•	Our operating system, Data ONTAP® was recognized as the #1 storage operating system by IDC and, continued to strengthen our position as the platform of choice for the next-generation IT infrastructure. Adoption of the latest version, Data ONTAP 8, now represents over 50% of our installed base. Adoption of Clustered Data ONTAP has accelerated with more than 4 times the number of clustered nodes deployed in fiscal 2013 than in fiscal 2012.

•	We were named as a leader in Gartner’s Storage Resource Management and SAN Management Software Magic Quadrant and in Gartner’s General-Purpose Disk Arrays Magic Quadrant, a

[2]	All references to operating profit in this CD&A refer to non-GAAP measures of operating profit, the calculation and use of which is discussed in greater detail below under “Components of Compensation — Incentive Compensation Plan.”

recognition that we are an innovator and thought leader with the market share, credibility, and marketing and sales capabilities needed to drive the acceptance of new technologies and a clear understanding of market needs. Additionally, we are a leader in the IDC MarketScape: Worldwide Scale-Out File-Based Storage 2012 Vendor Analysis.

•	We continued to advance our innovation agenda with the refresh of our FAS3000 and FAS6000 product lines, enhancements to our E-series products, the introduction of the EF540 our first all flash array, the extension of our virtual storage tiering strategy into host environments with Flash Accel, an upgrade to the StorageGrid Object-based storage environment, new big data solutions, and a preview of a purpose-built all flash array that will begin shipping in fiscal 2014.

•	Our channel diversification and channel relationships remained strong in fiscal 2013, as did our alliance partnerships. Our indirect channel revenues grew 5% in fiscal 2013. We continued to broaden our alliance partnerships, adding, for example, Fusion IO, Amazon and Equinix, among others. Gaining market leverage through partnerships is a key driver to our growth strategy.

•	We were honored to be named #6 on Fortune Magazine’s 2013 list of the 100 Best Companies to Work For, our fifth consecutive year in the top 10. We have always stressed that our culture is a long-term strategic advantage, and this process enables us to measure ourselves against the very best and identify opportunities for improvement.

The Compensation Committee believes that our financial performance is best expressed through our operating profit and revenue results for the year. Operating profit encourages our NEOs to deliver strong product offerings for customers that are priced competitively, while effectively managing resources that directly impact the Company’s underlying operations and therefore positively or negatively impact operating profit. Metrics relating to increased revenue ensure that we will continue to invest in our product and services portfolio and leverage our channel partners to drive top line growth, and will keep our NEOs from focusing solely on improvements in our cost structure to drive operating income growth. Although we did not fully achieve our fiscal 2013 performance goals, we were able to build on our fiscal 2012 performance in fiscal 2013 as described above.

We believe this level of Company achievement is directly attributable to the results driven by our executive team and the commitment by the Compensation Committee to pay for performance. Our challenges over the past two years have adversely impacted long-term value to our stockholders as reflected in our total stockholder return as shown in the table below.

Annualized Total Stockholder Return	Year Over Year (%) fiscal 2012 vs. fiscal 2013	3-Year (%) – fiscal 2011 – fiscal 2013
NetApp, Inc.	-11%	0%
S&P 500	14%	10%

Alignment of Performance and Compensation

In fiscal 2013, our executive compensation program aligned compensation with our business objectives and performance as follows:

•

Incentive Compensation Plan — Our cash incentive plan aligns executive compensation with our annual performance and motivates our NEOs to enhance the value of the Company. Our NEOs only earn an incentive if we achieve threshold levels of performance for operating profit and revenue. When the annual performance target goals are exceeded, accelerators are triggered (up to capped limits) in order to reward the higher than expected performance, while decelerators are applied (down to the threshold levels) if the actual results are lower than the performance targets. For fiscal 2013, the Company achieved 86% of our annual target operating profit goal and 92% of our annual target revenue goal, which resulted in payment of cash incentives to our NEOs equal to 48% of their target amounts.

•	Equity Awards — We grant our NEOs awards of both stock options and restricted stock units (“RSUs”) to align their incentives with the long-term interests of our stockholders, reward them for their contributions, and provide them an opportunity to share in our positive performance. In fiscal 2013, the size of the awards was based in part on our fiscal 2012 performance and our NEOs’ expected future contributions to our long-term success. The value of these awards ultimately depends on the performance of our stock.

•	Base Salary — Our base salary compensation is designed to promote excellence in the day-to-day management and operation of our business. Adjustments to base salary are driven by Company performance and market forces. This is a fixed element of compensation, but represents less than 20% of our NEOs’ total target compensation.

The link between Company performance, the performance of our stock, and compensation for our NEOs is illustrated by the following charts, which show the portion of 2013 compensation for our CEO and the other NEOs disclosed in the Summary Compensation Table below.

As these charts illustrate, most of our CEO’s and other NEOs’ total compensation is performance-based, meaning that the actual value realized is subject to short-term financial performance or long-term stock price performance. By linking more of our NEOs’ total compensation to performance, the Company emphasizes variable pay, which is consistent with the Company’s pay for performance philosophy.

Other Compensation Considerations

As noted above, the Compensation Committee seeks to ensure that total compensation is weighted to variable, performance-based compensation and that non-performance-based compensation is limited. In addition, we adhere to the following best practices for our executive compensation programs and policies:

•	No Pension or SERPs. We do not provide our NEOs with a defined benefit pension plan or any supplemental executive retirement plans. Our employees, including NEOs, are able to participate in our 401(k) plan.

•	No Individual Executive Contracts. We do not have separate employment contracts with our executive officers.

•

Double Trigger Change of Control Severance Agreements. Our change of control severance agreements provide severance payments and accelerated vesting of equity awards only on a “double trigger” basis; that is, the change of control severance agreements provide for severance payments and accelerated vesting of equity awards only if the Company terminates the individual’s employment without “Cause” or if the individual resigns for “Good Reason” (as such terms are defined in the agreements), and such termination or resignation occurs on or within 12 months after a change of control of the Company.

•	No Tax Gross-Ups. Tax gross-ups are not provided to our NEOs on change of control severance payments or any other compensation.

•	Ownership Guidelines. Equity compensation encourages our directors and executives to have an owner’s perspective in managing the Company. To extend and maintain that ownership perspective over time, in May 2012, the Company adopted stock ownership guidelines for the Company’s directors, Chief Executive Officer, and all Executive Vice Presidents (discussed further below in Policies Regarding Granting of Equity Awards).

•	Risk Oversight. The Compensation Committee oversees and evaluates the design and implementation of the incentives and risks associated with our compensation policies and practices.

•	Independent Compensation Consultant. The Compensation Committee’s compensation consultant provides services only for the Compensation Committee and does not provide any other services to the Company.

The Compensation Committee believes that the programs and policies described above demonstrate our commitment to an effective pay-for-performance executive compensation program in 2013. For more information, please see the discussion below.

Principles and Objectives of Compensation

The Compensation Committee has designed our executive compensation program with respect to our NEOs in order to:

•	Drive long-term positive stock performance by linking a meaningful portion of NEO compensation to the creation of stockholder value;

•	Reward our NEOs when the Company experiences high levels of Company financial performance;

•	Recruit and retain experienced and highly qualified executives despite the competitive labor environment in which the Company competes for such talent; and

•	Motivate our NEOs to perform to the best of their abilities while conducting themselves ethically.

The Compensation Committee believes in a pay-for-performance philosophy. Total compensation generally is higher for our NEOs compared to other executives and employees in recognition of their greater responsibility and ability to influence the Company’s performance. As an NEO’s position and responsibility increase, we believe that a greater portion of his or her total compensation should be performance-based pay that is contingent on the achievement of specific corporate goals or the increase in Company value for our stockholders. As an NEO’s performance-based pay increases with higher levels of responsibility, we also believe that equity-based compensation should comprise a higher portion of total compensation. Therefore, our executive compensation program is structured such that a significant portion of our NEOs’ total target compensation is tied to the long-term appreciation of our stock price.

We offer each component of compensation outlined below to our NEOs because we believe that in combination they meet the goals that we have set for our Company. Our base salary compensation is designed to promote excellence in the day-to-day management and operation of our business. Our cash incentive compensation program rewards behaviors that support the Company’s short-term (typically annual) goals. Our equity award program targets longer term value creation and rewards behavior that leads to a sustained increase in our stock price and is also a key tool for retaining our NEOs.

Administration of Our Compensation Program

The Compensation Committee determines and approves the principal components of compensation for our NEOs on an annual basis, typically prior to or shortly after the beginning of the applicable fiscal year. At the outset of each fiscal year, the Compensation Committee establishes a formal planning calendar to ensure a consistent and deliberative approach to its executive compensation decisions, including scheduling its process for evaluating competitive market data, reviewing compensation strategy and ensuring that its pay programs support the business strategy, approving executive pay actions, administering executive incentive plans, and reporting outcomes to stockholders.

In making its decisions regarding compensation, the Compensation Committee obtains the advice and counsel of Farient. In fiscal 2013, Farient provided information and guidance on our compensation strategy, our peer group, competitive pay levels and pay practices, including dilution, the regulatory environment and investor trends, the alignment between our executive pay and performance, the design of our incentive plans, including the performance measures and goals used in our Incentive Compensation Plan, our pay mix, including the mix of long-term incentive vehicles, disclosures to our stockholders, our annual compensation risk assessment, and Board compensation. Farient also provided advice on key talent development processes, including top management evaluation and succession. Farient did not provide any services to the Company other than those requested and approved by the Compensation Committee. The Compensation Committee has assessed the independence of Farient pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Farient from independently representing the Compensation Committee.

The Compensation Committee also solicits the input of our CEO regarding the salary, incentive compensation and equity-based compensation to be paid to those executives reporting to him, including all of the NEOs other than himself. As part of the annual review process, our CEO provides recommendations for the executives consistent with our pay for performance philosophy, and therefore his recommendations are based on his assessment of the Company’s performance and each NEO’s contributions to overall Company performance. With respect to compensation for our CEO, the Chair of the Compensation Committee solicits input from our CEO and the Board of Directors as to their perspectives on the CEO’s and the Company’s performance, and from Farient regarding CEO compensation relative to the market and Company performance. The Compensation Committee deliberates and makes decisions on our CEO’s compensation outside of the presence of our CEO.

Factors in Determining Compensation

The primary factors that the Compensation Committee takes into consideration in establishing the principal components of compensation for our NEOs are discussed below. While these are typically the considerations upon which the Compensation Committee bases its compensation decisions for our NEOs, the Compensation Committee may, at its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Self-Assessment

After each fiscal year, executives in senior vice president positions and above perform an evaluation of their performance for the prior year. As part of this assessment, each executive is requested to analyze the Company’s performance as a whole and such executive’s own performance, as well as his or her respective team’s performance, in helping to drive and support that performance. Our CEO uses this self-assessment as one of the factors, along with the others described below, in making his recommendations to the Compensation Committee regarding their compensation. Likewise, our CEO performs a similar self-assessment and communicates this to the Chairman of our Compensation Committee near the end of the fiscal year.

Competitive Market Data

In order to establish the market rate of pay for NEOs, the Compensation Committee reviews data from a targeted peer group of similarly situated technology companies. To determine the appropriate peer group, the

Compensation Committee considers companies that are similar in one or more of the following criteria: revenue, number of employees, market capitalization and other comparable business considerations. In addition to focusing on our direct product line competitors, we consider other companies that we compete with for talent in our various markets and for which data is available.

For fiscal 2013, the Compensation Committee reviewed and revised the Company’s compensation peer group, used to benchmark compensation of our NEOs as well as our broader executive population, with assistance and guidance from Farient. In particular, the Company focused on a set of technology companies where the median revenue of the group approximates $5 billion, which is generally consistent with the Company’s annual revenue upon conclusion of fiscal 2012. For fiscal 2013, the Compensation Peer Group consisted of:

Adobe Systems Inc.

Apple Inc.

Applied Materials Inc.

BMC Software Inc.

Broadcom Corp

Brocade Communications Systems, Inc.

CA Technologies

Cisco Systems, Inc.

Citrix Systems, Inc.

Dell Inc.

eBay Inc.

EMC Corporation

Google Inc.

Hewlett-Packard Company

Hitachi Data Systems

Intel Corporation

International Business Machines Corp.

Intuit Inc.

Juniper Networks, Inc.

KLA-Tencor Corp.

Lexmark International Inc.

Logitech

LSI Corporation

Microsoft Corporation

NVIDIA Corporation

Oracle Corp.

QLogic Corp.

QUALCOMM Incorporated

Pillar Data Systems

Red Hat, Inc.

Riverbed Technology, Inc.

Salesforce.com

SanDisk Corp.

SAP AG

Seagate Technology

Silicon Graphics International

Symantec Corporation

Teradata Corporation

VMware, Inc.

Western Digital Corp.

Yahoo! Inc.

Xilinx Inc.

In addition, with Farient’s assistance and guidance, the Compensation Committee identified a more targeted list of fifteen companies in the storage and enterprise solutions markets in order to assess pay practices (for example, the use of equity incentives, performance measures, and goal setting) and to supplement our compensation benchmarking of specific NEO compensation. These “Compensation Practices Peers” consisted of the following companies:

BMC Software, Inc.	EMC Corporation	Oracle Corp.*
Brocade Communications Systems, Inc.	Hewlett-Packard Company*	QUALCOMM Incorporated
CA, Inc.	International Business Machines Corp.*	Symantec Corporation
Citrix Systems, Inc.	Juniper Networks, Inc.	Teradata Corporation
CommVault Systems, Inc.*	Microsoft Corporation*	VMware, Inc.

*	These companies are substantially different in size from us and were therefore excluded from our pay level benchmarking analysis. However, the Compensation Committee includes the programs and policies of these companies in its review of market practices. For fiscal 2013, the Compensation Committee removed McAfee, Inc. due to its being acquired.

Pay Positioning

The Compensation Committee has established a pay positioning philosophy for NEOs which examines the compensation practices of the Compensation Peer Group. The Compensation Committee established this pay positioning given the highly competitive market for talent in which we participate, our rapid growth, and the relatively aggressive incentive goals for our organization. For fiscal 2013, we targeted between the 50th and 75th percentile for total compensation relative to the Compensation Peer Group. As a starting point, the Compensation Committee looked at the ranges of base salary, target annual cash incentive and equity compensation between the

50th and 75th percentile within the Compensation Peer Group and used its judgment in determining proper levels of each component of compensation for NEOs. The result is intended to be a total compensation package which is on average for NEOs at approximately the 60thpercentile relative to the Compensation Peer Group for target levels of performance, which the Compensation Committee believes is consistent with the Company’s historically high rates of growth and performance goals, which generally have been in excess of competitors. For fiscal 2014, we intend to target between the 50th and 65th percentile for total compensation relative to the Compensation Peer Group and to make adjustments to the compensation elements consistent with that total compensation target range. The Compensation Committee believes this target pay positioning will continue to provide flexibility to attract and retain the best people so that the Company remains at the forefront of storage technology trends, while recognizing that competitive market data will fluctuate from year to year which impacts the Company’s overall competitive positioning.

For our NEOs, a majority of their total compensation is performance-based, meaning that the actual value realized is subject to short-term financial performance or long-term stock price performance. Target pay positioning may vary by individual based on a wide range of considerations, including each executive’s role, skills, and overall impact on the management and strategic development of the Company. By linking the majority of our NEOs’ total compensation to performance, the Company emphasizes variable pay, which is consistent with the Company’s pay for performance philosophy.

Components of Compensation

Base Salary

Base salaries are intended to compensate our NEOs on a day-to-day basis for their services to the Company. Base salaries for NEOs are set within the competitive percentile range discussed above. Using this range ensures that the Company’s base salaries are competitive with the companies for which we compete for talent, but also permits the Compensation Committee to use its own judgment to ultimately determine NEO salaries. In setting the base salary for each NEO, the Compensation Committee considers the NEO’s qualifications and experience, scope of responsibilities, future potential contributions to the Company, the NEO’s past performance relative to the goals and objectives of the NEO and the length of the NEO’s tenure with the Company. The relative weight given to each factor varies by individual.

In fiscal 2013, modest salary increases were implemented for NEOs generally in line with salary increases considered for the general employee population and consistent with the practices of our Pay Practice Peers. The Compensation Committee primarily focused on the market range of the Compensation Peer Group in adjusting base salaries for NEOs with the result that base salaries for NEOs were positioned at approximately the 60th percentile relative to the Compensation Peer Group.

Incentive Compensation Plan

The Compensation Committee believes that a cash incentive compensation plan that is tied to operational performance metrics motivates our NEOs to achieve short-term performance goals that are important drivers of business results and ultimately stock price performance. The Compensation Committee annually develops an incentive compensation plan under our Executive Compensation Plan with payment of incentives, if any, shortly following the end of a particular fiscal year.

Similar to the establishment of base salary amounts, short-term incentive compensation for NEOs is set within the 50th to 75th percentile relative to the Compensation Peer Group. For fiscal 2013, our NEOs’ target short-term incentive cash compensation was positioned at approximately the 65th percentile relative to the Compensation Peer Group.

For fiscal 2013, the Compensation Committee maintained the framework for evaluating short-term incentives for our NEOs such that the incentive compensation plan established for fiscal 2013 under our Executive Compensation Plan included a combination of revenue and operating profit targets (as describe in more detail below) (with revenue weighted 1/3rd and operating profit weighted 2/3rds). The Compensation Committee believes that the continued use of revenue as a performance measure for fiscal 2013 encourages our NEOs to expand market share in the highly competitive markets within which we compete and mitigates the inherent volatility of relying solely on operating profit as the performance measure. The continued use of operating profit encourages the NEOs to manage effectively resources that directly impact the Company’s underlying operations and therefore positively or negatively impact operating profit. These measures are intended to reflect the Company’s business strategy, which includes making tradeoffs between operating profit margins and revenue growth. Additionally, the use of two corporate metrics encourages executives to make balanced decisions that are intended to benefit the Company as a whole, while mitigating potential risks that might exist for executives to be focused on achieving a single metric, which could lead them to take actions that could be contrary to the Company’s overall interests.

Prior to or shortly after the beginning of each fiscal year, including the 2013 fiscal year, the Company develops an annual operating plan (or “AOP”) that includes a measure of non-GAAP income from operations (or “operating profit”) (as described below) and revenue. The AOP is derived from results in the prior year as well as the Company’s expectations for its performance relative to the Company’s competitors and the overall market for the upcoming year and is reviewed and approved by the Board of Directors each year. The target operating profit and revenue goals for the incentive compensation plan for fiscal year 2013 were set at the expected level of achievement of the AOP, which the Compensation Committee believed was an aggressive target that reflected the Company’s growth strategy.

The measure of non-GAAP operating profit is derived from the revenues of our products, software entitlement and maintenance, and services and the costs directly related to the generation of those revenues, such as cost of revenue, sales and marketing, research and development, and general and administrative expenses. Non-GAAP operating profit, both on an actual and target basis, excludes items that we believe are not reflective of our short-term operating performance, such as amortization of intangible assets, stock-based compensation expenses, acquisition related income and expenses, restructuring and other charges and significant asset impairments. We publicly disclose a detailed reconciliation of actual GAAP to non-GAAP net income and operating profit, along with other statement of operations items, on a regular basis with the Company’s quarterly earnings announcements.

In establishing our operating income and revenue goals, we set challenging growth targets that we believe exceed growth rates relative to our peers.

The accelerators and decelerators for fiscal 2013 were maintained at the same level as in fiscal 2012. The specific performance range and payouts for each measure are as follows(†):

Percent of Operating Profit Target	Percent of Incentive Compensation Payout for Factor	Percent of Revenue Target	Percent of Incentive Compensation Payout for Factor
110% or higher	200%	110% or higher	200%
105%	150%	105%	150%
100%	100%	100%	100%
95%	80%	95%	75%
90%	60%	90%	50%
85%	40%	85%	25%
80%	20%	80% and lower	0%
75% and lower	0%

(†)	Amount of awards determined by interpolating for performance between established points.

For fiscal 2013, the Company achieved 86% of our annual target operating profit goal3 and 92% of our annual target revenue goal, which resulted in actual cash incentives paid to our NEOs equaling 48% of their target amounts.

Long-Term Stock-Based Incentive Compensation

The grant of equity awards to our NEOs is designed to align their interests with those of the stockholders and provide them with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

Equity award guidelines for our NEOs are set within the 50th and 75th percentile relative to the Compensation Peer Group. The size of the actual equity grant to each NEO is designed to create a meaningful opportunity for stock ownership and is based on a number of factors, which include the NEO’s current position with the Company, external comparability with equity grants made to executive officers of the Compensation Peer Group, internal comparability with equity grants made to other executives within the Company, the number of vested and unvested options and RSUs held by the NEO, the NEO’s current level of performance, the NEO’s potential for future responsibility and promotion over time, and the remaining share reserve under the Company’s equity plan. The Compensation Committee, however, does not place any particular weight on any one individual factor and does not adhere to any specific guidelines in making its determinations.

For fiscal 2013, the Compensation Committee approved grants that were above the Company’s competitive grant guidelines for the NEOs. The Compensation Committee chose to approve fiscal 2013 grants at the above market levels partly because of the Company’s performance in fiscal 2012 relative to the Compensation Peer Group and partly for retention purposes due to the highly competitive market for talent as the economy improved.

In fiscal 2013, the Compensation Committee granted both stock options and RSUs to our NEOs. Stock options allow each NEO to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to seven years), thus providing value to the NEO only if the market price of the shares appreciates over the option term. Accordingly, stock options better align the NEOs’ interests with those of stockholders and drive long-term performance. RSUs are full-value grants settled in the Company’s stock, which reward NEOs for changes in our stock price, but also provide retention incentive even when our stock price does not increase. We use RSUs to include a retention element in our overall compensation package in addition to performance incentives.

For fiscal 2013, the mix of options versus RSUs for NEOs other than our CEO was 50%-50% based on the fair value on the date of grant. The mix for our CEO was 75% options and 25% RSUs. The Compensation Committee weighted our CEO’s grant more heavily to stock options because it believes that he has the greatest ability to influence the Company’s performance and therefore he should have a greater portion of his award at risk by requiring an increase in the Company’s stock price for him to benefit from it. The mix of options versus RSUs is reviewed by the Compensation Committee annually and may fluctuate from year to year.

Policies Regarding Granting of Equity Awards

The Compensation Committee has established an equity subcommittee to award equity to employees who are (i) Vice Presidents who do not report to the CEO or (ii) hold positions below the level of Vice President. This subcommittee is currently comprised of our CEO and the Executive Vice President of Human Resources. The exception to this delegation is that the subcommittee may not grant awards in excess of the pool authorized by the Compensation Committee. The Compensation Committee establishes equity grant guidelines each year for

[3]	This metric was calculated on a non-GAAP basis as discussed in greater detail above.

the equity subcommittee’s consideration in approving such grants, and the Compensation Committee is informed on a regular basis of all grants made by the equity subcommittee.

Except in extraordinary circumstances as approved by the Compensation Committee, we grant stock options and RSUs to all of our employees (including our NEOs) on fixed dates. Grants to new hires in connection with their commencement of employment become effective on the 15th (or the first business day following the 15th in the event that the 15th falls on a weekend or holiday) of the month that immediately follows the month in which the individual first commences employment with us. RSUs commence vesting on the date of grant and stock options commence vesting from the first day of the person’s employment. Promotion and retention grants generally become effective on the 15th (or the first business day following the 15th in the event that the 15th falls on a weekend or holiday) of the month that immediately follows the month in which the promotion becomes effective, except that we sometimes grant retention awards to become effective prior to the close of our fiscal year. Vesting for promotion RSUs commences from the date of grant and for stock option grants on the effective date of the promotion. Annual retention and refresh stock option and RSU grants for employees who are Vice President level and above generally become effective on June 1st (or the first business day following June 1st in the event that June 1st falls on a weekend or holiday) and on July 15th (or the first business day following July 15th in the event that July 15th falls on a weekend or holiday) for employees who are below the Vice President level. Annual RSU and stock option grants commence vesting from the date of grant.

We do not have either a policy or practice in place to grant equity awards that are timed to precede or follow the release or withholding of material nonpublic information.

Stock Ownership Guidelines

The Board believes that stock ownership by the Company’s directors and executives helps to align the interest of the Company’s directors and executives with the interests of the Company’s stockholders. To extend and maintain that ownership perspective over time, in May 2012, the Company adopted the following minimum share ownership guidelines for Company’s directors, Chief Executive Officer, and Executive Vice Presidents:

•	Each director shall hold a number of shares of the Company’s common stock equal in value to at least three times the amount of such director’s annual cash retainer amount;

•	The Chief Executive Officer shall hold a number of shares of the Company’s common stock equal in value to at least five times the amount of the Chief Executive Officer’s base salary; and

•	Each Executive Vice President shall hold a number of shares of the Company’s common stock equal in value to at least two times the amount of such Executive Vice President’s base salary.

The Company’s directors and executives have five years from the adoption date of these stock ownership guidelines to meet these guidelines. Newly appointed directors and executives have five years from the time they are elected, appointed, hired, or promoted, as the case may be, to meet these guidelines. Once achieved, ownership of the guideline amount must be maintained.

Recovery of Incentive-Based Compensation

The Company and the Compensation Committee each recognize that the compensation program will be subject to the forthcoming rules and regulations to be promulgated by the Securities and Exchange Commission (“SEC”) as a result of Section 954 of the Dodd-Frank Act, which directs the SEC to issue rules prohibiting the listing on any national securities exchange of companies that do not adopt a policy providing for the recovery from any current or former executive officer of any incentive-based compensation (including stock options) awarded during the three-year period prior to an accounting restatement resulting from material noncompliance of the issuer with financial reporting requirements. We intend to adopt such a “clawback” policy which complies with all applicable standards when such rules become available.

Anti-Hedging and Anti-Pledging Policies

Our Board has adopted a policy prohibiting all employees, including the NEOs, and members of the Board from engaging in any hedging transactions with respect to any equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities. In addition, under the Company’s Insider Trading Policy, employees of the Company, including the NEOs, and members of the Board are prohibited from pledging the Company’s securities as collateral for a loan.

Other Compensation for NEOs

Severance and Change of Control Arrangements

The Compensation Committee has developed change of control severance agreements, which we have entered into with our key senior executives so that we can mitigate the risk of not being able to retain key senior executives in the event of an acquisition of the Company. When deciding on the terms of such agreements, the Compensation Committee consulted with its advisor, who provided various suggestions regarding the potential terms of a change of control severance agreement based on competitive market data from our peer group in effect at the time. In considering these potential terms, the Compensation Committee’s objectives were to: (1) assure we would have the continued dedication and objectivity of our senior executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key senior executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company; and (2) create a total executive compensation plan that was competitive with our peer group. The Compensation Committee from time to time determines which key senior executives will receive a change of control severance agreement. Individuals are selected as needed to support the above outlined objectives.

The terms of the individual Change of Control Severance Agreements are described in further detail in the section below titled “Potential Payments upon Termination or Change in Control.” The Compensation Committee believes that these change of control severance agreements satisfy the objectives above and ensure that key executives are focused on the Company’s goals and objectives, as well as the interests of our stockholders, rather than any negative personal consequences that may arise as a result of a change of control.

Perquisites

Certain of our NEOs are eligible to participate in the Company’s Executive Retirement Medical Plan, which upon retirement provides medical coverage beyond the COBRA maximum benefit period to a defined group of senior executives based on minimum age, service and level of responsibility (that is, Executive Vice President or above) as a fully-insured plan. The plan was adopted by the Company as a method to retain the defined group of executives. Our NEOs are also entitled to a preventative care medical benefit of up to $2,500 per calendar year not available to nonexecutives.

Other Benefits and Reimbursements

NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan. We offer up to $3,000 in a matching contribution under our 401(k) plan to each employee. Under the Company’s nonqualified deferred compensation program (discussed in further detail below), participating employees (including the NEOs) may defer a percentage of their compensation. The program permits contributions on a tax deferred basis in excess of IRS limits imposed on 401(k) plans as permitted and in compliance with Internal Revenue Code Section 409A. The only additional retirement benefits (other than the 401(k) plan) that we offer to certain of our NEOs are those under the Executive Retirement Medical Plan discussed above.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Our Amended and Restated 1999 Stock Option Plan is structured so that any compensation recognized by an executive officer in connection with the exercise of his or her outstanding options under the plan will qualify as performance-based compensation and will not be subject to the $1 million limitation. In addition, our Amended and Restated 1999 Stock Option Plan allows our Compensation Committee to structure equity awards other than stock options as performance based compensation under Section 162(m). In addition, our Executive Compensation Plan allows us to structure our cash incentives that are paid thereunder to qualify for a deduction under Section 162(m). The Compensation Committee, however, periodically reviews applicable tax provisions, such as Section 162(m), and may revise compensation plans from time to time to comply with their rules and to maximize deductibility.

The information contained in the following Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the

Board of Directors:

Robert T. Wall, Chairman

Gerald Held

George T. Shaheen

Richard P. Wallace

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The table below summarizes the compensation information for the NEOs for the fiscal years ended April 26, 2013, April 27, 2012, and April 29, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)		RSUs ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Thomas Georgens	2013	926,250	—		1,030,400	3,728,305	622,440	(4)	—	4,002	6,311,397
President and Chief Executive Officer	2012	893,750	—		1,330,500	4,762,863	610,521	(4)	—	750	7,598,384
	2011	862,500	—		1,253,987	4,008,660	2,219,740	(4)	—	672	8,345,559

Nicholas R. Noviello(5)	2013	468,750	—		786,048	532,615	247,500	(6)	—	1,064	2,035,977
Executive Vice President, Finance and Chief Financial Officer	2012	387,144	—		833,786	819,558	215,484	(6)	—	601	2,256,573

Robert E. Salmon	2013	595,000	—		1,324,800	798,923	314,160	(7)	—	3,144	3,036,027
Executive Vice President, Worldwide Field Operations	2012	575,000	—		1,069,722	1,108,448	320,045	(7)	—	679	3,073,894
	2011	552,500	—		940,500	1,002,165	1,203,162	(7)	—	672	3,698,999

Manish Goel	2013	543,750	—		1,324,800	798,923	287,100	(8)	—	1,866	2,956,439
Executive Vice President, Product Operations	2012	512,500	—		1,165,518	1,212,365	285,258	(8)	—	656	3,176,297
	2011	462,500	—		940,500	1,002,165	1,007,172	(8)	—	672	3,413,009

Matthew K. Fawcett	2013	406,250	—		465,152	266,308	156,000	(9)	—	1,372	1,295,082
Senior Vice President,	2012	391,250	—		361,896	372,369	158,378	(9)	—	602	1,284,495
General Counsel and	2011	254,308	90,000	(10)	1,232,500	1,200,833	402,762	(9)	—	672	3,181,075
Secretary

(1)	The amounts shown represent the aggregate grant date fair value as calculated for financial statement reporting purposes in accordance with FASB ASC 718 for RSUs and stock option awards, as applicable, granted in fiscal years ended April 26, 2013, April 27, 2012, and April 29, 2011. These amounts do not necessarily represent actual value that may be realized by the NEOs. Assumptions used in the valuations of these awards are included in Note 11 of the Company’s Annual Report on Form 10-K as filed with the SEC on June 17, 2013.
(2)	Amounts shown consist of payouts under the Company’s Executive Compensation Plan paid based upon the Company achieving 92% of its targeted revenue and 86% of its targeted operating profit under its fiscal 2013 plan, 92% of its targeted revenue and 86% of its targeted operating profit under its fiscal 2012 plan, and 124% of its targeted revenue and 109% of its targeted operating profit under its fiscal 2011 plan. This resulted in each NEO receiving 48%, 51%, and 198% of his non-equity compensation target for fiscal years 2013, 2012, and 2011, respectively.
(3)	The amounts shown represent the imputed income of term life insurance coverage in excess of $50,000.
(4)	Mr. Georgens received 67.2% of his base compensation earnings for fiscal 2013, 68.3% of his base compensation earnings for fiscal 2012, and 257% of his base compensation earnings for fiscal 2011.
(5)	Mr. Noviello became an NEO effective January 1, 2012. As a result, information for fiscal 2011 has been omitted.
(6)	Mr. Noviello received 52.8% of his base compensation earnings for fiscal 2013 and 55.7% of his base compensation earnings for fiscal 2012.
(7)	Mr. Salmon received 52.8% of his base compensation earnings for fiscal 2013, 55.7% of his base compensation earnings for fiscal 2012, and 218% of his base compensation earnings for fiscal 2011.
(8)	Mr. Goel received 52.8% of his base compensation earnings for fiscal 2013, 55.7% of his base compensation earnings for fiscal 2012, and 218% of his base compensation earnings for fiscal 2011.
(9)	Mr. Fawcett received 38.4% of his base compensation earnings for fiscal 2013, 40.5% of his base compensation earnings for fiscal 2012, and 158% of his base compensation earnings for fiscal 2012.
(10)	Mr. Fawcett received a sign-on bonus when he joined the Company in fiscal 2011.

Grants of Plan-Based Awards

The table below summarizes information concerning all plan-based awards granted to the NEOs during fiscal 2013, which ended on April 26, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Thomas Georgens	4/28/12	—	1,309,000	2,618,000	—	—	—	—	—	—	—
	6/1/2012	—	—	—	—	—	—	—	350,000	29.44	3,728,305
	6/1/2012	—	—	—	—	—	—	35,000	—	—	1,030,400

Nicholas R. Noviello	4/28/12	—	522,500	1,045,000	—	—	—	—	—	—	—
	6/1/2012	—	—	—	—	—	—	—	50,000	29.44	532,615
	6/1/2012	—	—	—	—	—	—	26,700	—	—	786,048

Robert E. Salmon	4/28/12	—	660,000	1,320,000	—	—	—	—	—	—	—
	6/1/2012	—	—	—	—	—	—	—	75,000	29.44	798,923
	6/1/2012	—	—	—	—	—	—	45,000	—	—	1,324,800

Manish Goel	4/28/12	—	605,000	1,210,000	—	—	—	—	—	—	—
	6/1/2012	—	—	—	—	—	—	—	75,000	29.44	798,923
	6/1/2012	—	—	—	—	—	—	45,000	—	—	1,324,800

Matthew K. Fawcett	4/28/12	—	380,000	760,000	—	—	—	—	—	—	—
	6/1/2012	—	—	—	—	—	—	—	25,000	29.44	266,308
	6/1/2012	—	—	—	—	—	—	15,800	—	—	465,152

(1)	Amounts shown in these columns represent the range of possible cash payouts for each NEO under the Company’s Executive Compensation Plan, as determined by the Compensation Committee in May, 2012.
(2)	The estimated payouts are based upon the Company achieving 100% of its targeted operating profit and 100% of its targeted revenue for fiscal 2013.
(3)	The Executive Compensation Plan is capped at a maximum of 200% of the target cash payouts for the applicable fiscal year.
(4)	The RSUs were granted under the Stock Issuance Program of the 1999 Plan. Each award vests as to 25% of the shares beginning on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date, subject to the NEO’s continuous service with the Company on each such date.
(5)	The stock options were granted under the Discretionary Option Grant Program of the 1999 Plan. Each option has a maximum term of seven years measured from the grant date, subject to earlier termination upon the individual’s cessation of service with the Company. Each option vests in a series of equal monthly installments over 48 months of service beginning the month following the grant date.
(6)	The exercise price for all options granted to the NEOs is 100% of the fair market value of the shares on the grant date. The actual value of the option will depend on the market value of the Company’s common stock on the date in the future when the option is exercised. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date.
(7)	The amounts shown represent the total fair value of the award calculated as of the grant date in accordance with FASB ASC 718. These amounts do not necessarily represent the actual value that may be realized by the NEOs. Assumptions used in the valuations of these awards are included in Note 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2013, as filed with the SEC on June 17, 2013.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock options and stock awards held by the NEOs as of April 26, 2013.

		Option Awards							Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable		Unexercisable
Thomas Georgens	6/1/2009	10,417		10,417	(2)	—	20.69	5/31/2016	20,833	(8)	726,447	—	—
	9/15/2009	520,833		54,167	(3)	—	24.72	9/14/2016				—	—
	6/1/2010	212,500		87,500	(4)	—	37.62	5/31/2017	16,666	(9)	581,143	—	—
	6/1/2011	126,041		148,959	(6)	—	53.22	5/31/2018	18,750	(12)	653,813	—	—
	6/1/2012	72,916		277,084	(14)	—	29.44	5/31/2019	35,000	(15)	1,220,450	—	—

Nicholas R. Noviello	2/15/2008	45,000	(1)	—		—	21.40	2/14/2015	—		—	—	—
	6/2/2008	11,000	(1)	—		—	23.79	6/1/2015	—		—	—	—
	6/1/2009	43,125		1,875	(2)	—	20.69	5/31/2016	3,750	(8)	130,763	—	—
	6/1/2010	15,937		6,563	(4)	—	37.62	5/31/2017	3,750	(9)	130,763	—	—
	6/1/2011	9,166		10,834	(6)	—	53.22	5/31/2018	4,725	(12)	164,761	—	—
	2/15/2012	11,718		25,782	(7)	—	39.88	2/14/2019	9,375	(13)	326,906	—	—
	6/1/2012	10,416		39,584	(14)	—	29.44	5/31/2019	26,700	(15)	931,029	—	—

Robert E. Salmon	3/15/2006	70,517	(1)	—		—	34.24	3/14/2016	—		—	—	—
	1/16/2007	125,000	(1)	—		—	39.83	1/15/2014	—		—	—	—
	6/1/2007	2,084	(1)	—		—	30.74	5/31/2014	—		—	—	—
	6/2/2008	8,334		—		—	23.79	6/1/2015	—		—	—	—
	6/1/2009	36,458		5,209		—	20.69	5/31/2016	10,416	(8)	363,206	—	—
	6/1/2010	53,125		21,875		—	37.62	5/31/2017	12,500	(9)	435,875	—	—
	6/1/2011	29,333		34,667		—	53.22	5/31/2018	15,075	(12)	525,665	—	—
	6/1/2012	15,625		59,375		—	29.44	5/31/2019	45,000	(15)	1,569,150	—	—

Manish Goel	6/1/2009	2,083		2,084	(2)	—	20.69	5/31/2016	16,666	(8)	581,143	—	—
	6/19/2009	—		—		—	—	—	714	(10)	24,897	—	—
	6/19/2009	—		—		—	—	—	1,000	(10)	34,870	—	—
	6/19/2009	—		—		—	—	—	642	(10)	22,387	—	—
	6/19/2009	—		—		—	—	—	1,666	(10)	58,093	—	—
	6/1/2010	34,375		21,875	(4)	—	37.62	5/31/2017	12,500	(9)	435,875	—	—
	6/1/2011	32,083		37,917	(6)	—	53.22	5/31/2018	16,425	(12)	572,740	—	—
	6/1/2012	15,625		59,375	(14)	—	29.44	5/31/2019	45,000	(15)	1,569,150	—	—

Matthew K. Fawcett	9/15/2010	48,437		26,563	(5)	—	49.30	9/14/2017	12,500	(11)	435,875	—	—
	6/1/2011	9,854		11,646	(6)	—	53.22	5/31/2018	5,100	(12)	177,837	—	—
	6/1/2012	5,208		19,792	(14)	—	29.44	5/31/2019	15,800	(15)	550,946	—	—

(1)	All shares subject to the option are fully vested.
(2)	1/48th of the shares subject to the option vest monthly in equal installments over four years measured from the grant date, subject to continued service through each applicable vesting date. All shares subject to the option were fully vested as of June 1, 2013.
(3)	1/4th of the shares subject to the option vested on August 19, 2010. Thereafter, 1/48th of the shares subject to the option vest monthly in equal installments over 36 months, subject to continued service through each applicable vesting date.
(4)	1/48th of the shares subject to the option vest monthly in equal installments over four years measured from the grant date, subject to continued service through each applicable vesting date. All shares subject to the option were fully vested as of June 1, 2014.
(5)	1/4th of the shares subject to the option vested on August 31, 2011. Thereafter, 1/48th of the shares subject to the option vest monthly in equal installments over 36 months, subject to continued service through each applicable vesting date.
(6)	1/48th of the shares subject to the option vest monthly in equal installments over four years measured from the grant date, subject to continued service through each applicable vesting date.
(7)	1/4th of the shares subject to the option vest on January 1, 2013. Thereafter, 1/48th of the shares subject to the option vest monthly in equal installments over 36 months, subject to continued service on each applicable vesting date.

(8)	1/4th of the RSU shares vest over four years on each anniversary of the grant date, subject to continued service on each applicable vesting date. The award became fully vested on June 1, 2013.
(9)	1/4th of the RSU shares vest over four years on each anniversary of the grant date. The award will be fully vested on June 1, 2014, subject to continued service through each applicable vesting date.
(10)	1/4th of the RSU shares vest over four years on each anniversary of the grant date, subject to continued service on each applicable vesting date. The award became fully vested on June 19, 2013.
(11)	1/4th of the RSU shares vest over four years on each anniversary of the grant date, subject to continued service on each applicable vesting date.
(12)	1/4th of the RSU shares vest over four years on each anniversary of the grant date, subject to continued service on each applicable vesting date.
(13)	1/4th of the RSU shares vest over four years on each anniversary of the grant date, subject to continued service on each applicable vesting date.
(14)	1/48th of the shares subject to the option vest monthly in equal installments over four years measured from the grant date, subject to continued service on each applicable vesting date.
(15)	1/4th of the RSU shares vest over four years on each annual anniversary of the grant date, subject to continued service on each applicable vesting date.

Option Exercises and Stock Vested for Fiscal 2013

The following table provides information regarding options and stock awards exercised and vested, respectively, and the value realized for each of the NEOs during the fiscal year ended April 26, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Thomas Georgens	388,166	4,537,228	35,416	(3)	1,042,647
Nicholas R. Noviello	—	—	11,241	(4)	353,154
Robert E. Salmon	67,427	71,902	21,692	(5)	638,612
Manish Goel	19,375	340,570	36,581	(6)	1,100,593
Matthew K. Fawcett	—	—	7,950	(7)	273,861

(1)	Represents the product obtained by multiplying (i) the number of shares of the Company’s common stock issued upon the exercise of stock options by (ii) the excess of the closing price of the Company’s common stock on the Nasdaq Global Select Market on the exercise date over the exercise price per share.
(2)	Represents the product obtained by multiplying (i) the number of shares of the Company’s common stock issued upon the vesting of RSUs by (ii) the closing price of the Company’s common stock on the Nasdaq Global Select Market on the vesting date.
(3)	Of this amount, 16,530 shares were withheld by the Company to satisfy tax withholding requirements.
(4)	Of this amount, 4,234 shares were withheld by the Company to satisfy tax withholding requirements.
(5)	Of this amount, 9,791 shares were withheld by the Company to satisfy tax withholding requirements.
(6)	Of this amount, 16,299 shares were withheld by the Company to satisfy tax withholding requirements.
(7)	Of this amount, 2,915 shares were withheld by the Company to satisfy tax withholding requirements.

Nonqualified Deferred Compensation

Under the Company’s Deferred Compensation Plan, key employees, including the NEOs, may defer from 1% to 100% of the compensation they receive. The Deferred Compensation Plan allows contributions on a tax deferred basis in excess of IRS limits imposed on 401(k) Plans as permitted and in compliance with Internal Revenue Code Section 409A. Eligible employees may defer an elected percentage of eligible earnings that include base salary, sales incentive compensation, and Company incentive compensation. Eligible employees are director level and higher employees who are on the U.S. payroll. Elections made under the Deferred Compensation Plan are irrevocable for the period (plan year) to which they apply, and cannot be changed or terminated. If no new election is made for a subsequent plan year, the election will be 0%. Previous elections do not carry forward.

Interest (earnings) is not calculated by the Company or related to the Company’s earnings in the last fiscal year. Instead, deferrals are placed (at the participant’s direction) into a variety of publicly traded mutual funds administered through Fidelity Investments. The mutual funds available mirror those in the Company 401(k) Plan. Available mutual funds are selected and monitored by the 401(k) Committee, which is comprised of a group of executives (none of whom are NEOs), with input from an outside investment advisor as well as Fidelity Investment Advisors. Participants are permitted to make changes to their investment choices (but not their deferral percentages) at any time, but always within the family of publicly traded mutual funds. Neither Company common stock nor securities of any other issuers are included among the investment choices. However, it is possible that Company common stock may compose a portion of the portfolio of investments held by these mutual funds.

At the time of initial election, the participant must also elect a distribution option. Distribution options include a Separation Account (paid six months after termination of employment) or an In-Service Account (paid at a specified fixed future date). Participants are not permitted to change the timing of a Separation Account. In-Service Account distributions begin on January 15 of the specified year, and deferrals must be at least two years old before distribution can begin. Participants are permitted to delay the timing of an In-Service Account, but any such modification to timing must delay the distribution for at least five years.

The following table represents the executive contributions, earnings and account balances for the NEOs in the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas Georgens	—	—	—	—	—
Nicholas R. Noviello	7,308	—	—	—	7,563
Robert E. Salmon	—	—	—	—	—
Manish Goel	274,019		62,297	—	1,537,934	(5)
Matthew K. Fawcett	—	—	—	—	—

(1)	Messrs. Noviello and Goel are the only NEOs who have participated in the Nonqualified Deferred Compensation Plan.
(2)	Represents deferred amounts that are also reported as compensation in the Summary Compensation Table for fiscal 2013.
(3)	The Company does not make contributions to the Deferred Compensation Plan.
(4)	The amounts in this column have not been included in the Summary Compensation Table because they do not represent above-market or preferential earnings on deferred compensation.
(5)	Of this amount, $978,469 was report as compensation in the Summary Compensation Table for previous years.

Pension Benefits

The Company does not provide pension benefits or a defined contribution plan to the NEOs other than the tax-qualified 401(k) plan.

TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL AGREEMENTS

Potential Payments upon Termination or Change of Control

Change of Control Severance Agreements

In June 2008, the Compensation Committee approved the terms of a change of control severance arrangement. Thereafter, we entered into a Change of Control Severance Agreement with certain senior executives, including each of the NEOs on various occasions. In August 2009, the Compensation Committee approved the terms of, and we entered into, an Amended and Restated Change of Control Severance Agreement with Mr. Georgens. In July 2012, the Compensation Committee approved the extension of the current Change of Control Severance Agreements with each of the senior executives, including each of the NEOs. The Compensation Committee believes these agreements are necessary for us to retain key senior executives in the event of an acquisition of the Company. In approving the agreements, the Compensation Committee’s objectives were to (1) assure we would have the continued dedication and objectivity of our senior executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key senior executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company, and (2) create a total executive compensation plan that is competitive with our Compensation Peer Group.

Term of Change of Control Severance Agreement

Each Change of Control Severance Agreement has an initial term of three years. In July 2012, the Compensation Committee amended the Change of Control Severance Agreements to extend the term until June 15, 2015. Thereafter, the Change of Control Severance Agreement will renew automatically for an additional one-year term unless either party provides the other with a notice of nonrenewal at least 60 days prior to the date of automatic renewal. If a Change of Control (as defined below) occurs at any time during the term of the agreement, the term of the Change of Control Severance Agreement will extend automatically for 12 months following the effective date of the Change of Control. If a senior executive becomes entitled to severance benefits pursuant to his or her Change of Control Severance Agreement, the Change of Control Severance Agreement will not terminate until all of obligations of the Change of Control Severance Agreement have been satisfied.

Circumstances Triggering Payment under Change of Control Severance Agreement

Each Change of Control Severance Agreement provides that if the Company terminates a senior executive’s employment without Cause (as defined below) or if the senior executive resigns for Good Reason (as defined below), and such termination or resignation occurs on or within 12 months after a Change of Control, the senior executive will receive certain benefits (as described below). The senior executive will not be entitled to any benefits, compensation or other payments or rights upon his or her termination following a Change of Control other than as set forth in his or her Change of Control Severance Agreement.

If the senior executive voluntarily terminates his or her employment with the Company (other than for Good Reason during the period that is on or within 12 months after a Change of Control), or if the Company terminates the senior executive’s employment for Cause, then the senior executive will not be entitled to receive severance or benefits except for those (if any) provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

If the Company terminates the senior executive’s employment as a result of senior executive’s disability, or if the senior executive’s employment terminates due to his or her death, then the senior executive will not be entitled to receive severance or benefits, except for those (if any) provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

If the senior executive voluntarily terminates his or her employment and such termination is for Good Reason, or if the Company terminates the senior executive’s employment without Cause, and in either event such termination does not occur on or within 12 months after a Change of Control, then the senior executive will not be entitled to receive severance or benefits except for those (if any) as provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

The Company has a general severance policy applicable to all employees, including the NEOs, providing for additional weeks of pay based on years of service, plus periods of access to a career center and office resources, one-on-one coaching, and access to an online database. However, if the senior executive is eligible to receive any payments under his or her Change of Control Severance Agreement, the senior executive will not be eligible to receive any payments or benefits pursuant to any Company severance plan, policy, or other arrangement.

Timing and Form of Severance Payments under Change of Control Severance Agreement

Unless otherwise required by Section 409A of the Internal Revenue Code, any severance payments to be made pursuant to the Change of Control Severance Agreement will be paid in a lump sum as soon as practicable following the senior executive’s termination date. No severance or other benefits will be paid or provided until a separation agreement and release of claims between the senior executive and the Company becomes effective. If the senior executive should die before all of the severance has been paid, any unpaid amounts will be paid in a lump-sum payment to the senior executive’s designated beneficiary.

Severance Payments Under Change of Control Severance Agreement

If the Company terminates a senior executive’s employment without Cause or if the senior executive resigns for Good Reason and such termination occurs on or within 12 months after a Change of Control, the senior executive will receive the following benefits:

•	The sum of (1) 200% (250% in the case of Mr. Georgens) of the senior executive’s annual base salary as in effect immediately prior to the senior executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control, and (2) 100% of the senior executive’s target annual bonus in effect immediately prior to the senior executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control;

•	All accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the senior executive under any Company plan or policy (provided, however, that a senior executive will not be eligible to receive any benefits under any Company severance plan, policy or other arrangement);

•	Accelerated vesting of the senior executive’s outstanding equity awards as follows:

•	The Amended and Restated Change of Control Severance Agreement entered into with Mr. Georgens provides that equity awards will vest in full as to 100% of the unvested portion of the award;

•	The Change of Control Severance Agreements entered into with the remaining senior executives provide that equity awards subject to time-based vesting will vest as to that portion of the award that would have vested through the 24 month period following the senior executive’s termination date had the senior executive remained employed through such period. Additionally, the senior executive will be entitled to accelerated vesting as to an additional 50% of the then unvested portion of all of his or her outstanding equity awards that are scheduled to vest pursuant to performance-based criteria, if any.

•	Each senior executive will have one year following the date of his or her termination in which to exercise any outstanding stock options or other similar rights to acquire Company stock (but such post termination exercise period will not extend beyond the original maximum term of the award);

•	If the senior executive elects continuation coverage pursuant to COBRA for himself or herself and his or her eligible dependents, the Company will reimburse the senior executive for the COBRA premiums for such coverage until the earlier of (1) 18 months (or 24 months in the case of Mr. Georgens), or (2) the date upon which the senior executive and/or the senior executive’s eligible dependents are covered under similar plans.

Conditions to Receipt of Severance under Change of Control Severance Agreement

The senior executive’s receipt of any payments or benefits under the Change of Control Severance Agreement will be subject to the senior executive continuing to comply with the terms of any confidential information agreement entered into between the senior executive and the Company and complying with the provisions of the Change of Control Severance Agreement. Additionally, the receipt of any severance payment under the Change of Control Severance Agreement is conditioned on the senior executive signing and not revoking a separation agreement and release of claims with the Company, with such release to be effective no later than March 15 of the year following the year in which the termination occurs.

Excise Tax under Change of Control Severance Agreement

In the event that the severance payments and other benefits payable to the senior executive pursuant to his or her Change of Control Severance Agreement constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the senior executive’s severance benefits will be either (1) delivered in full or (2) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the senior executive on an after-tax basis of the greatest amount of benefits. To the extent the senior executive’s severance benefits are delivered in full, the Company will not provide the senior executive any tax gross-up to cover the cost of any excise tax.

Definitions Contained in Change of Control Severance Agreement

Each Change of Control Severance Agreement defines “Cause” as: (1) the senior executive’s continued intentional and demonstrable failure to perform his or her duties customarily associated with his or her position (other than any such failure resulting from the senior executive’s mental or physical disability) after the senior executive has received a written demand of performance from the Company and the senior executive has failed to cure such nonperformance within 30 days after receiving such notice; (2) the senior executive’s conviction of, or plea of nolo contendere to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (3) the senior executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company.

Each Change of Control Severance Agreement defines “Change of Control” as any of the following events: (1) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (Person), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board of Directors will not be considered a Change of Control; (2) a change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A of the Internal Revenue Code.

Mr. Georgens’ Amended and Restated Change of Control Severance Agreement defines “Good Reason” as his termination of employment within 90 days following the expiration of any cure period following the occurrence of any of following, without his consent: (1) a material reduction of his authority or responsibilities, provided that a reduction of authority or responsibilities that occurs as a direct consequence of a Change of Control and the Company becoming part of larger entity will not be considered a material reduction of Mr. Georgens’ authority or responsibilities; and any change which results in Mr. Georgens ceasing to have the same functional supervisory authority and responsibility following a Change of Control or a change in Mr. Georgens’ reporting position so that he no longer reports to the Chief Executive Officer or Board of Directors of the parent entity following a Change of Control will constitute a material reduction of his authority or responsibilities; (2) a material reduction his base salary or target annual incentive (Base Compensation), unless the Company also similarly reduces the Base Compensation of all other employees of the Company; (3) a material change in the geographic location at which the senior executive must perform services; (4) any purported termination of the senior executive’s employment for “Cause” without first satisfying the procedural protections set forth in his agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that the senior executive will retain the substantially similar responsibilities in the acquirer or the merged or surviving company as he had prior to the transaction.

The Change of Control Severance Agreement for each of the remaining senior executives defines “Good Reason” as the termination of employment within 90 days following the occurrence of any of the following, without the senior executive’s consent: (1) a material reduction of the senior executive’s authority or responsibilities, or a change in the senior executive’s reporting position such that the senior executive no longer reports directly to the officer position or its functional equivalent to which the senior executive was reporting immediately prior to such change in reporting position (unless the senior executive is reporting to the comparable officer position of the parent corporation in a group of controlled corporations following a Change of Control); (2) a material reduction in the senior executive’s base salary or target annual incentive (“Base Compensation”), unless the Company also similarly reduces the Base Compensation of all other employees of the Company with positions, duties and responsibilities comparable to the senior executive’s; (3) a material change in the geographic location at which the senior executive must perform services; (4) any purported termination of the senior executive’s employment for “Cause” without first satisfying the procedural protections set forth in his or her agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that the senior executive will retain the substantially similar responsibilities in the acquirer or the merged or surviving company as he or she had prior to the transaction.

Executive Medical Retirement Plan

The Company adopted the Executive Medical Retirement Plan (the “Medical Plan”) as a method to retain its senior executives. The Medical Plan provides continued medical benefits for the lifetime of individuals (and their eligible dependents) who retire from the Company and satisfy certain age and service requirements and are otherwise eligible. Currently, in order to be eligible to participate in the Medical Plan, individuals must hold the title of Executive Vice President or above at the time of retirement, must be at least 50 years of age, and must satisfy certain service requirements such that the sum of their age and two times their number of years of service to the Company equals or exceeds 65. The medical benefits are fully insured and are coordinated with Medicare for retirees age 65 and above. Assuming our NEOs retired from their employment on April 26, 2013, the last day of our fiscal year, satisfied the age and service requirements, and were otherwise eligible to receive benefits under the Medical Plan, the present value of the benefits the NEOs would have been entitled to receive are $1,504,000 for Mr. Georgens and $1,691,000 for Mr. Salmon. Messrs. Noviello, Goel, and Fawcett would not have satisfied the eligibility requirements to participate in the Medical Plan and therefore would not have received benefits thereunder. Note that these amounts represent the present value of benefits to be received based on certain actuarial assumptions and it is likely that actual costs will differ from the assumptions utilized and scenarios presented.

Estimated Payments Pursuant to Change of Control Severance Agreements

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of fiscal year 2013 pursuant to the Change of Control Severance Agreements. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal year 2013 (April 26, 2013), and the price per share of the Company’s common stock is the closing price of the NASDAQ Global Select Market as of that date $34.87. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.

Change of Control Severance Agreements

		Potential Payments Upon:
		Involuntary Termination Other Than For Cause			Voluntary Termination For Good Reason
Name	Type of Benefit(1)	Prior to Change of Control ($)(2)	On or Within 12 Months Following Change of Control ($)		Prior to Change of Control ($)(2)	On or Within 12 Months Following Change of Control ($)
Thomas Georgens	Cash severance payments	—	3,646,500	(3)	—	3,646,500	(3)
	Vesting acceleration(4)	—	5,383,927	(5)	—	5,383,927	(5)
	Continued coverage of employee benefits(6)(7)	—	39,621		—	39,621
	Total termination benefits	—	9,070,048		—	9,070,048
	Total previously vested equity value	5,830,102	5,830,102		5,830,102	5,830,102
	Full “walk away” value		14,900,150			14,900,150

Nicholas R. Noviello	Cash severance payments	—	1,472,500	(9)	—	1,472,500	(9)
	Vesting acceleration(4)	—	1,217,155	(10)	—	1,217,155	(10)
	Continued coverage of employee benefits(6)		29,716			29,716
	Total termination benefits		2,719,371			2,719,371
	Total previously vested equity value	1,396,101	1,396,101		1,396,101	1,396,101
	Full “walk away” value		4,115,472			4,115,472

Robert E. Salmon	Cash severance payments	—	1,860,000	(9)	—	1,860,000	(9)
	Vesting acceleration(4)	—	2,211,588	(10)	—	2,211,588	(10)
	Continued coverage of employee benefits(6)(8)	—	32,405		—	32,405
	Total termination benefits	—	4,103,993		—	4,103,993
	Total previously vested equity value	747,192	747,192		747,192	747,192
	Full “walk away” value		4,851,185			4,851,185

Manish Goel	Cash severance payments	—	1,705,000	(9)	—	1,705,000	(9)
	Vesting acceleration(4)	—	2,556,843	(10)	—	2,556,843	(10)
	Continued coverage of employee benefits(6)	—	$32,405		—	32,405
	Total termination benefits	—	$4,294,248		—	4,294,248
	Total previously vested equity value	114,381	$114,381		114,381	114,381
	Full “walk away” value	114,381	$4,408,629		114,381	4,408,629

Matthew K. Fawcett	Cash severance payments	—	1,148,000	(9)	—	1,148,000	(9)
	Vesting acceleration(4)	—	897,781	(10)	—	897,781	(10)
	Continued coverage of employee benefits(6)	—	32,405		—	32,405
	Total termination benefits	—	2,078,186		—	2,078,186
	Total previously vested equity value	28,279	28,279		28,279	28,279
	Full “walk away” value	28,279	2,106,465		28,279	2,106,465

(1)	Reflects the terms of the senior executive’s applicable Change of Control Severance Agreement entered into with the Company as of April 26, 2013.

(2)	The senior executive may be entitled to receive benefits pursuant to the Medical Plan. Please see the preceding section entitled “Executive Medical Retirement Plan” for further information on the value of benefits provided under the Medical Plan.
(3)	Pursuant to Mr. Georgens’ Amended and Restated Change of Control Severance Agreement in effect on April 26, 2013, this amount represents the sum of 250% of Mr. Georgens’ annual base salary and 100% of Mr. Georgens’ target annual bonus.
(4)	Reflects the aggregate value of unvested option grants with exercise prices less than or equal to $34.87, the closing price of our common stock on the NASDAQ Global Select Market on April 26, 2013, and other equity awards. For unvested option grants with an exercise prices less than or equal to $34.87, aggregate market value is determined by multiplying (1) the number of shares subject to such options as of April 26, 2013 by (2) the difference between $34.87 and the exercise price of such options. Does not reflect any dollar value associated with the acceleration of options with exercise prices in excess of $34.87. For unvested restricted stock and/or restricted stock units, aggregate market value is determined by multiplying (1) the number of shares subject to such awards as of April 26, 2013 by (2) $34.87. If there is no amount listed in this row, all of the senior executive’s unvested outstanding options have an exercise price in excess of $34.87 and the individual does not hold any unvested restricted stock and/or restricted stock units.
(5)	Pursuant to the terms of Mr. Georgens’ Amended and Restated Change of Control Severance Agreement in effect on April 26, 2013, equity awards that are subject to time-based vesting will vest as to 100% of the unvested portion of the award.
(6)	Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 26, 2013, if the senior executive elects continuation coverage pursuant to COBRA for the senior executive and his or her eligible dependents, the Company will reimburse the senior executive for the COBRA premiums for such coverage until the earlier of (1) 18 months, or (2) the date upon which the senior executive and/or his or her eligible dependents are covered under similar plans. Under the terms of Mr. Georgens’ Amended and Restated Change of Control Severance Agreement, reimbursement for COBRA continuation coverage premiums was extended until the earlier of (1) 24 months, or (2) the date upon which Mr. Georgens and/or his eligible dependents are covered under similar plans.
(7)	Assumes Mr. Georgens does not elect to continue coverage of employee benefits under COBRA, but continues coverage under the Executive Medical Retirement Plan. Please see the preceding section entitled “Executive Medical Retirement Plan” for further information on the value of benefits provided through the Executive Medical Retirement Plan.
(8)	Assumes Mr. Salmon does not elect to continue coverage of employee benefits under COBRA, but continues coverage under the Executive Medical Retirement Plan. Please see the preceding section entitled “Executive Medical Retirement Plan” for further information on the value of benefits provided through the Executive Medical Retirement Plan.
(9)	Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 26, 2013, this amount represents the sum of 200% of the senior executive’s annual base salary and 100% of the senior executive’s target annual bonus.
(10)	Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 26, 2013, equity awards that are subject to time-based vesting will vest as to that portion of the award that would have vested through the 24-month period following the senior executive’s termination date had the senior executive remained employed through such period. Additionally, the senior executive will be entitled to accelerated vesting as to an additional 50% of the then unvested portion of all of his outstanding equity awards that are scheduled to vest pursuant to performance-based criteria.

Equity Compensation Plan Information

The following table provides information as of April 26, 2013, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options and awards granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally granted those options and awards. Footnote 5 to the table sets forth the total number of shares of the Company’s common stock issuable upon the exercise of those assumed options and awards as of April 26, 2013, and the weighted-average exercise price.

	A		B	C
	Number of Securities to be Issued upon Exercise of Outstanding Options and RSU Awards (#)		Weighted-Average Exercise Price of Outstanding Options ($)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (Excluding Securities Reflected in Column A)
Equity compensation plans approved by stockholders(1)	31,264,803	(2)	31.59	22,303,661	(4)
Equity compensation plans not approved by stockholders(5)	—		—	—
Total(6)	31,264,803		31.59	22,303,661

(1)	The category consists of the 1995 Plan, the 1999 Plan and the Purchase Plan.
(2)	Includes 18,741,826 shares of common stock issuable upon exercise of outstanding options and 12,522,977 shares of common stock issuable upon vesting and release of shares subject to outstanding RSU awards. Excludes purchase rights accruing under the Company’s Purchase Plan. The Purchase Plan was approved by the stockholders in connection with the initial public offering of the Company’s common stock. Under the Purchase Plan, each eligible employee may purchase up to 1,500 shares of common stock at semiannual intervals on the last business day of May and November of each year at a purchase price per share equal to 85% of the lower of (1) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semiannual purchase date occurs, or (2) the closing selling price per share on the semiannual purchase date.
(3)	Column B does not take into account shares issuable upon the vesting of outstanding RSUs, which have no exercise price.
(4)	Includes (i) 16,172,450 shares of common stock available for issuance under the 1999 Plan, of which 5,111,933 shares may be issued as RSUs or other full-value awards, and (ii) 6,131,211 shares available for issuance under the Purchase Plan. Assuming stockholder approval of the 10,000,000 share increase that is the subject of Proposal 2, as of July 18, 2013, 19,880,697 shares are available for issuance under the 1999 Plan, of which 9,940,348 may be issued as RSUs or other full value awards. Assuming stockholder approval of the 5,000,000 share increase that is the subject of Proposal 3, as of July 18, 2013, 9,145,614 shares are available for issuance under the Purchase Plan.
(5)	The table does not include information for equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally established those plans. As of April 26, 2013, there were a total of 721,424 shares subject to outstanding awards under all equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 423,306 shares were subject to outstanding option awards and 298,118 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $17.49 per share and a weighted-average remaining term of 3.31 years as of such date. No additional awards may be made under those assumed plans.
(6)	As of April 26, 2013, there were a total of 31,986,227 shares subject to outstanding awards under all of the Company’s equity compensation plans, including equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 19,165,132 shares were subject to outstanding option awards and 12,821,095 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $31.27 per share and a weighted-average remaining term of 3.36 years as of such date. As of July 18, 2013, there were a total of 33,421,925 shares subject to outstanding awards under all of the Company’s equity compensation plans, including equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 19,228,902 shares were subject to outstanding option awards and 14,193,023 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $32.64 and a weighted-average remaining term of 3.74 years as of such date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2013, Mr. Wall, Mr. Held, Mr. Shaheen, and Mr. Wallace served on the Compensation Committee. None of these individuals was at any time during the 2013 fiscal year, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

Our Corporate Governance and Nominating Committee is responsible for the review, approval, and ratification of transactions with related persons. Specifically, the Corporate Governance and Nominating Committee has the authority to:

•	Consider questions of possible conflicts of interest of members of the Board and corporate officers;

•	Review actual and potential conflicts of interest of members of the Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest;

•	Establish policies and procedures for the review and approval of “related person transactions,” as defined in applicable SEC rules;

•	Conduct ongoing reviews of potential related person transactions; and

•	Review and approve all related person transactions.

Pursuant to the SEC’s rules and regulations, “related persons” include, but are not limited to, the Company’s directors, executive officers and beneficial owners of more than 5% of the Company’s outstanding common stock. If the determination is made that a related person has a material interest in any Company transaction, then the Corporate Governance and Nominating Committee, consisting of all independent directors, is responsible for reviewing, approving or ratifying it, and the transaction would be disclosed in accordance with the SEC rules if required. If the related person at issue is a director of the Company, or a family member of a director, then that director would not participate in those discussions.

The Board of Directors has adopted a travel reimbursement policy whereby the Company’s Executive Chairman, Mr. Daniel J. Warmenhoven, is permitted to utilize a private airplane for business travel within certain limitations. Subject to the annual cap of $400,000, Mr. Warmenhoven is reimbursed for expenses incurred in the operation of a private plane when used for Company business, based on a specified discount to commercial charter rates for equivalent travel. The cost reimbursement shall occur on a quarterly basis with the annual cap allocated on a quarterly basis. Any amount unused in a particular quarter may be carried over to the following quarter. Any amount unused at the end of a fiscal year, however, may not carry over to the following fiscal year. During fiscal 2013, the Company recognized a total of $400,000 in expenses pursuant to this reimbursement policy.

The foregoing transactions were negotiated by the Company on an arms-length basis, and were made on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements with management and the Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”). The Audit Committee has discussed with Deloitte & Touche the matters required by Statement on Auditing Standards No. 61, as amended AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2013, as filed with the SEC on June 17, 2013.

Submitted by the Audit Committee

of the Board of Directors

Alan L. Earhart, Chairman

Jeffry R. Allen

T. Michael Nevens

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the SEC on June 17, 2013. Our Internet address is www.netapp.com. We make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Stockholders may also obtain a copy of this report, without charge, by writing to Kris Newton, Senior Director, Investor Relations at the Company’s principal executive offices located at 495 East Java Drive, Sunnyvale, California 94089.

By Order of the Board of Directors

Thomas Georgens

Chief Executive Officer and President

August 2, 2013

© 2013 NetApp, Inc. All rights reserved. Specifications are subject to change without notice. NetApp, the NetApp logo, ONTAP, and Go further, faster are trademarks or registered trademarks of NetApp, Inc. All other marks are the property of their respective owners and should be treated as such.

Appendix A

NETAPP, INC.

1999 STOCK OPTION PLAN

AS AMENDED AND RESTATED THROUGH JULY 31, 2013

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 1999 Stock Option Plan is intended to promote the interests of NetApp, Inc., a Delaware corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

All share numbers in this document reflect (i) the 2-for-1 split of the Common Stock effected on December 20, 1999 and (ii) the 2-for-1 split of the Common Stock effected on March 22, 2000.

II. STRUCTURE OF THE PLAN

A. The Plan shall be divided into five separate equity programs:

(i) the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

(ii) the Stock Appreciation Rights Program under which eligible persons may, at the discretion of the Plan Administrator, be granted stock appreciation rights that will allow individuals to receive the appreciation in Fair Market Value of the Shares subject to the award between the exercise date and the date of grant,

(iii) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the issuance or immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary) or pursuant to restricted stock units on such terms as the Plan Administrator deems appropriate,

(iv) the Performance Share and Performance Unit Program under which eligible persons may, at the discretion of the Plan Administrator, be granted performance shares and performance units, which are awards that will result in a payment to a Participant only if the performance goals or other vesting criteria the established by the Plan Administrator are achieved or the awards otherwise vest, or

(v) the Automatic Award Program (formerly known as the Automatic Option Grant Program) under which non-employee Board members automatically receive award grants pursuant to a compensation policy as in effect from time to time.

B. The provisions of Articles One and Seven shall apply to all equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant, the Stock Appreciation Rights Program, Stock Issuance Programs and the Performance Share and Performance Unit Program with respect to Section 16 Insiders. Administration of the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs with respect to all other eligible persons may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer that program with respect to all such persons.

B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance or Performance Share and Performance Unit Program under its jurisdiction or any award granted thereunder.

D. Service by Board members on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and Board members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

E. Administration of the Automatic Award Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to award grants made thereunder, except that the Plan Administrator, in its discretion, may change and otherwise revise the terms of any compensation policy relating to non-employee Board members.

IV. ELIGIBILITY

A. The persons eligible to participate in the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs are as follows:

(i) Employees,

(ii) non-employee Board members, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority (subject to the provisions of the Plan) to determine (i) with respect to the Discretionary Option Grant and Stock Appreciation Rights Programs, which eligible persons are to receive awards under the Discretionary Option Grant and Stock Appreciation Rights Programs, the time or times when such awards are to be made, the number of shares to be covered by each such grant, the status of an option as either an Incentive Option or a Non-Statutory Option, the time or times when each award is to become exercisable, the vesting schedule (if any) applicable to the award, the maximum term for which the award is to remain outstanding, and whether to modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards longer than is otherwise provided for in the Plan, and (ii) with respect to awards granted under the Stock Issuance and Performance Share and Performance Unit Programs, which eligible persons are to receive awards, the time or times when such awards are to be made, the number of shares subject to awards to be issued to each Participant, the vesting schedule (if any) applicable to the awards, the consideration, if any, to be paid for shares subject to such awards and the form (cash, shares of Common Stock, or a combination thereof) in which the award is to be settled.

C. Only non-employee Board members shall be eligible to participate in the Automatic Award Program.

V. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 121,380,429 shares. Such authorized share reserve is comprised of (i) the 13,200,000 shares of Common Stock initially authorized for issuance under the Plan, (ii) an additional increase of 15,000,000 shares authorized by the Board on August 17, 2000 and approved by the stockholders at the 2000 Annual Meeting, (iii) an additional increase of 13,400,000 shares authorized by the Board on August 9, 2001 and approved by the stockholders at the 2001 Annual Meeting, (iv) an additional increase of 14,000,000 shares authorized by the Board on July 2, 2002 and approved by the stockholders at the 2002 Annual Meeting, (v) an additional increase of 10,200,000 shares authorized by the Board on July 7, 2004 and approved by the stockholders at the 2004 Annual Meeting, (vi) an additional increase of 10,600,000 shares authorized by the Board on July 1, 2005 and approved by the stockholders at the 2005 Annual Meeting, (vii) an additional increase of 10,900,000 shares authorized by the Board on July 10, 2006 and approved by the stockholders at the 2006 Annual Meeting, (viii) an additional increase of 7,200,000 shares authorized by the Board on July 13, 2007 and approved by the stockholders at the 2007 Annual Meeting, (ix) an additional increase of 6,600,000 shares authorized by the Board on July 11, 2008 and approved by the stockholders at the 2008 Annual Meeting, (x) an additional increase of 7,000,000 shares authorized by the Board on July 13, 2010 and approved by the stockholders at the 2010 Annual Meeting, (xi) an additional increase of 7,700,000 shares authorized by the Board on July 14, 2011 and approved by the stockholders at the 2011 Annual Meeting, (xii) an additional increase of 7,350,000 shares authorized by the Board on July 18, 2012 and approved by the stockholders at the 2012 Annual Meeting, plus (xiii) an additional increase of 10,000,000 shares authorized by the Compensation Committee of the Board (pursuant to authority delegated by the Board) on July 31, 2013, subject to the approval by the stockholders at the 2013 Annual Meeting. Pursuant to the one-time stock option exchange program, as described in the proxy statement pursuant to the Special Meeting of Stockholders held on April 21, 2009, all of the shares underlying options surrendered in the option exchange program were returned to the Plan and restricted stock unit grants made in connection with the stock option exchange program were made from such returned shares. After making the restricted stock unit grants in connection with the stock option exchange program, the Plan’s share reserve was reduced such that, in effect, only 3,500,000 of the shares underlying the surrendered options were retained as available for future grant under the Plan, thereby reducing the number of shares of Common Stock which may be issued over the term of the Plan from 101,100,000 shares to 89,330,429 shares. In addition, shares issued under the Corporation’s 1995 Stock Incentive Plan or the Special Non-Officer Stock Option Plan shall not reduce or otherwise affect the number of shares of Common Stock available for issuance under this Plan. Any shares subject to awards granted under the Plan other than options to purchase shares of Common Stock or stock appreciation rights and granted after the 2013 Annual Meeting, will be counted against the maximum number of shares of Common Stock which may be issued over the term of the Plan pursuant to this Article One Section V.A. as two (2) shares for every one (1) share subject thereto.

B. No one person participating in the Plan may receive stock options and/or stock appreciation rights under the Plan for more than 3,000,000 shares of Common Stock in the aggregate per calendar year.

C. Shares of Common Stock subject to outstanding options or stock appreciation rights shall be available for subsequent issuance under the Plan to the extent the options or stock appreciation rights expire or terminate for any reason prior to exercise in full. In addition, any unvested shares issued under the Plan and subsequently repurchased or reacquired by the Corporation pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent awards under the Plan. If shares subject to awards granted under the Plan were counted against the maximum number of shares of Common Stock which may be issued over the term of the Plan pursuant to Article One Section V.A. as two (2) shares for every one (1) share subject thereto and are forfeited or otherwise return to the Plan, two (2) times the number of shares so forfeited will return to the Plan and will again become available for issuance. For purposes of clarity, shares subject to awards granted under the Plan prior to the 2013 Annual Meeting that are forfeited or otherwise return to the Plan, will return to the Plan as one (1) share for every one (1) share subject thereto and will again become available for issuance. Should the exercise price of an award under the Plan be paid with shares of Common

Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an award or the vesting or disposition of exercised shares or stock issuances under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the award is exercised or the gross number of exercised shares or stock issuances which vest, and not by the net number of shares of Common Stock issued to the holder of such award or exercised shares or stock issuances.

D. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options and/or stock appreciation rights or awards under the Stock Issuance and Performance Share and Performance Unit Programs per calendar year, (iii) the number and/or class of securities for which automatic award grants are to be made subsequently under the Automatic Award Program and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding award in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified by the Plan Administrator, including without limitation, by one of the following forms of consideration:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of seven (7) years measured from the option grant date.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option exercisable in whole or in part by the Optionee at the time of death may be exercised subsequently by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.

(iii) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

(iv) Should the Optionee’s Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

2. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Limited Transferability of Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee’s death. However, Non-Statutory Options may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or the Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan, or to the Optionee’s former spouse pursuant to a domestic relations order. The person or persons who acquire a proprietary interest in the option pursuant to the assignment may only exercise the assigned portion. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Seven shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

C. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. Each option, to the extent outstanding under the Plan at the time of a Corporate Transaction but not otherwise exercisable for all the option shares, shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding option shall not become exercisable on such an accelerated basis if and to the extent: (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B. All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options under the Plan per calendar year.

E. The Plan Administrator shall have the full power and authority to accelerate the vesting of options granted under the Discretionary Option Grant Program upon a Corporate Transaction or Change in Control or upon an event or events occurring in connection with such transactions. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Qualified Option under the Federal tax laws.

F. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. REPRICING OR CANCELLATION AND REGRANT OF AWARDS

The Plan Administrator may not modify or amend a stock option or stock appreciation right to reduce the exercise price of such stock option or stock appreciation right after it has been granted (except for adjustments made pursuant to Article One Section V.D.), unless approved by the Corporation’s stockholders and neither may the Plan Administrator, without the approval of the Corporation’s stockholders, cancel any outstanding stock option or stock appreciation right and immediately replace it with a new stock option or stock appreciation right with a lower exercise price, awards of a different type, and/or cash.

ARTICLE THREE

STOCK APPRECIATION RIGHTS PROGRAM

I. STOCK APPRECIATION RIGHT TERMS

Each stock appreciation right shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

B. Payment of SAR Amount. Upon exercise of a stock appreciation right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

1. The difference between the Fair Market Value of a share of Common Stock on the date of exercise over the exercise price; times

2. The number of shares of Common Stock with respect to which the stock appreciation right is exercised.

At the discretion of the Plan Administrator, the payment upon the exercise of a stock appreciation right may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

C. Exercise and Term of Stock Appreciation Rights. Each stock appreciation right shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the stock appreciation right. However, no stock appreciation right shall have a term in excess of seven (7) years measured from the stock appreciation right grant date.

D. Effect of Termination of Service. A stock appreciation right granted under the Plan will expire upon the date determined by the Plan Administrator, in its sole discretion, and set forth in the agreement evidencing the award. Notwithstanding the foregoing, the rules of Article Two Section I.C. also will apply to stock appreciation rights.

E. Stockholder Rights. The holder of a stock appreciation right shall have no stockholder rights with respect to the shares subject to the stock appreciation right until such person shall have exercised the stock appreciation right and become a holder of record of shares, if any, issued thereunder.

II. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. Each stock appreciation right, to the extent outstanding under the Plan at the time of a Corporate Transaction but not otherwise exercisable for all the shares subject thereto, shall automatically accelerate so that each such stock appreciation right shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the shares of Common Stock at the time subject to such stock appreciation right and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding stock appreciation right shall not become exercisable on such an accelerated basis if and to the extent: (i) such stock appreciation right is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or replaced with a comparable award, (ii) such stock appreciation right is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested shares subject to the award at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to the award or (iii) the acceleration of such stock appreciation right is subject to other limitations imposed by the Plan Administrator at the time of grant. The determination of stock appreciation right comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B. Immediately following the consummation of the Corporate Transaction, all outstanding stock appreciation rights shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

C. Each stock appreciation right which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Corporate Transaction had the stock appreciation right been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding stock appreciation right, provided the aggregate exercise price for such award shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, and (iii) the maximum number and/or class of securities for which any one person may be granted stock appreciation rights under the Plan per calendar year.

D. The Plan Administrator shall have the full power and authority to accelerate the vesting of stock appreciation rights granted under the Stock Appreciation Rights Program upon a Corporate Transaction or Change in Control or upon an event or events occurring in connection with such transactions.

E. The outstanding stock appreciation rights shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III. REPRICING OR CANCELLATION AND REGRANT OF AWARDS

The Plan Administrator may not modify or amend a stock option or stock appreciation right to reduce the exercise price of such stock option or stock appreciation right after it has been granted (except for adjustments made pursuant to Article One Section V.D.), unless approved by the Corporation’s stockholders and neither may the Plan Administrator, without the approval of the Corporation’s stockholders, cancel any outstanding stock option or stock appreciation right and immediately replace it with a new stock option or stock appreciation right with a lower exercise price, awards of a different type, and/or cash.

ARTICLE FOUR

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to grants of restricted stock and restricted stock units which entitle the recipients to retain or receive, as applicable, the shares underlying the award upon the attainment of designated performance goals or the satisfaction of specified Service requirements. To the extent any shares issued pursuant to awards granted under the Stock Issuance Program are forfeited or otherwise return to the Plan, such shares will not count against the number of shares of Common Stock which may be issued under the Plan pursuant to Article One, Section V of the Plan and may once again be issued pursuant to awards under the Plan as if the original award were never granted. The Plan Administrator, in its sole discretion, shall determine the number of shares of Common Stock and/or restricted stock units to be granted to each Participant, provided that during any calendar year, no Participant shall receive an award under the Stock Issuance Program covering more than 1,000,000 shares of Common Stock.

A. Purchase Price.

1. The purchase price per share of Common Stock, if any, shall be fixed by the Plan Administrator.

2. Shares of Common Stock may be issued under the Stock Issuance Program for any item of consideration which the Plan Administrator may deem appropriate in each individual instance, including, without limitation, the following:

(i) cash or check made payable to the Corporation, or

(ii) past services rendered to the Corporation (or any Parent or Subsidiary).

B. Vesting/Issuance Provisions.

1. The Plan Administrator may issue shares of Common Stock under the Stock Issuance Program which are fully and immediately vested upon issuance or which are to vest in one or more installments over the

Participant’s period of Service or upon attainment of specified performance objectives. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to restricted stock units which entitle the recipients to receive the shares underlying the restricted stock units and which vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any awards granted under the Stock Issuance Program, namely:

(i) the Service period to be completed by the Participant or the performance objectives to be attained,

(ii) the number of installments in which the awards are to vest,

(iii) the interval or intervals (if any) which are to lapse between installments, and

(iv) the effect which death, Permanent Disability or other event designated by the Plan Administrator is to have upon the vesting schedule,

shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. For purposes of qualifying awards made under the Stock Issuance Program as “performance-based compensation” under Section 162(m) of the Code, the Plan Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals, which shall be set by the Plan Administrator on or before the Determination Date. In establishing Performance Goals, the Plan Administrator may provide that performance shall be appropriately adjusted as follows:

(i) to include or exclude restructuring charges;

(ii) to include or exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals;

(iii) to include or exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board;

(iv) to include or exclude the effects of any statutory adjustments to corporate tax rates;

(v) to include or exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles;

(vi) to include or exclude the effect of payment of bonuses under any cash bonus plan of the Corporation;

(vii) to include or exclude the effect of stock based compensation and/or deferred compensation;

(viii) to include or exclude any other unusual gain or loss or other extraordinary item;

(ix) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

(x) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or industry conditions; to include or exclude the effects of divestitures, acquisitions or joint ventures;

(xi) to include or exclude the effects of discontinued operations that do not qualify as a segment of a business unit under generally accepted accounting principles;

(xii) to assume that any business divested by the Corporation achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

(xiii) to include or exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends;

(xiv) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);

(xv) to reflect any partial or complete corporate liquidation; and

(xvi) to include or exclude the amortization of purchased intangibles and technology license arrangements.

In this connection, the Plan Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of awards made under the Stock Issuance Program under Section 162(m) of the Code (e.g., in determining the Performance Goals). To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Plan Administrator shall, in writing, (A) designate one or more Participants to whom awards made under the Stock Issuance Program shall be made, (B) select the Performance Goals applicable to the Performance Period, (C) establish the Performance Goals and amounts of such awards made under the Stock Issuance Program, as applicable, which may be earned for such Performance Period, and (D) specify the relationship between the Performance Goals and the amounts of such awards made under the Stock Issuance Program, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Plan Administrator shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Plan Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Plan Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant shall be eligible to receive payment pursuant to an award intended to qualify as performance-based compensation under Section 162(m) of the Code made under the Stock Issuance Program for a Performance Period only if the Performance Goals for such period are achieved. Notwithstanding any other provision of the Plan, any award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code shall be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to his or her unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program (for these purposes, shares to be issued upon settlement of a restricted stock unit award will not be issued until the award has actually been settled), whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for cash consideration, unless the Plan Administrator provides otherwise, the Corporation shall repay that consideration to the Participant at the time the shares are surrendered.

5. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

6. Outstanding restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the performance goals or Service requirements established for such awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue shares of Common Stock under outstanding awards in satisfaction of one or more outstanding restricted stock unit awards as to which the designated performance goals are not attained or satisfied. On the date set forth in the Stock Issuance Agreement, all unearned restricted stock units shall be forfeited to the Company.

7. Upon meeting the applicable vesting criteria, the Participant shall be entitled to a payout of restricted stock units as specified in the Stock Issuance Agreement. Notwithstanding the foregoing, after the grant of restricted stock units, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such restricted stock units. Payment of earned restricted stock units shall be made as soon as practicable after the date(s) set forth in the Stock Issuance Agreement or as otherwise provided in the applicable Stock Issuance Agreement or as required by applicable laws. The Plan Administrator, in its sole discretion, may pay earned restricted stock units in cash, in shares of Common Stock (which have an aggregate Fair Market Value equal to the value of the earned restricted stock units), or a combination thereof.

II. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights and the awards issued under the Stock Issuance Program shall immediately vest in full (with all performance goals or other vesting criteria deemed achieved at target levels), in the event of any Corporate Transaction, except to the extent (i) the awards as to which those repurchase rights or other vesting criteria pertain are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program or while the awards under the Stock Issuance Program are unvested, to provide that those rights or awards shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights or awards shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with such transactions.

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FIVE

PERFORMANCE SHARE AND PERFORMANCE UNIT PROGRAM

I. PERFORMANCE UNITS AND PERFORMANCE SHARES

Shares of Common Stock or cash may be issued under the Performance Share or Performance Unit Program through awards of performance shares and performance units, which are awards that will result in a payment to a Participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest. Each award granted hereunder shall be evidenced by an agreement in such form as the Plan Administrator shall determine which complies with the terms specified below. To the extent any shares issued pursuant to awards granted under the Performance Share and Performance Unit Program are forfeited or otherwise return to the Plan, such shares will not count against the number of shares of Common Stock which may be issued under the Plan pursuant to Article One, Section V of the Plan and may once again be issued pursuant to awards under the Plan as if the original award were never granted.

A. Grant of Performance Units/Shares. The Plan Administrator will have complete discretion in determining the number of performance units and performance shares granted to each Participant provided that during any calendar year, (a) no Participant will receive performance units having an initial value greater than $5,000,000, and (b) no Participant will receive more than 1,000,000 performance shares.

B. Value of Performance Units/Shares. Each performance unit will have an initial value that is established by the Plan Administrator on or before the date of grant. Each performance share will have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant.

C. Performance Objectives and Other Terms. The Plan Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as an Employee) in its discretion which, depending on the extent to which they are met, will determine the number or value of performance units/shares that will be paid out to the Participant. Each Award of performance units/shares will be evidenced by an agreement that will specify the Performance Period, and such other terms and conditions as the Plan Administrator, in its sole discretion, will determine.

1. General Performance Objectives. The Plan Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Plan Administrator in its discretion.

2. Section 162(m) Performance Objectives. For purposes of qualifying grants of performance units/shares as “performance-based compensation” under Section 162(m) of the Code, the Plan Administrator, in its discretion, may determine that the performance objectives applicable to performance units/shares will be based on the achievement of Performance Goals. The Plan Administrator will set the Performance Goals on or before the Determination Date. In establishing Performance Goals, the Plan Administrator may provide that performance shall be appropriately adjusted as follows:

(i) to include or exclude restructuring charges;

(ii) to include or exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals;

(iii) to include or exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board;

(iv) to include or exclude the effects of any statutory adjustments to corporate tax rates;

(v) to include or exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles;

(vi) to include or exclude the effect of payment of bonuses under any cash bonus plan of the Corporation;

(vii) to include or exclude the effect of stock based compensation and/or deferred compensation;

(viii) to include or exclude any other unusual gain or loss or other extraordinary item;

(ix) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

(x) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or industry conditions; to include or exclude the effects of divestitures, acquisitions or joint ventures;

(xi) to include or exclude the effects of discontinued operations that do not qualify as a segment of a business unit under generally accepted accounting principles;

(xii) to assume that any business divested by the Corporation achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

(xiii) to include or exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends;

(xiv) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);

(xv) to reflect any partial or complete corporate liquidation; and

(xvi) to include or exclude the amortization of purchased intangibles and technology license arrangements.

In granting performance units/shares which are intended to qualify under Section 162(m) of the Code, the Plan Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the performance units/shares under Section 162(m) of the Code (e.g., in determining the Performance Goals). To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Plan Administrator shall, in writing, (A) designate one or more Participants to whom awards made under the Performance Share and Performance Unit Program shall be made, (B) select the Performance Goals applicable to the Performance Period, (C) establish the Performance Goals and amounts of such awards made under the Performance Share and Performance Unit Program, as applicable, which may be earned for such Performance Period, and (D) specify the relationship between the Performance Goals and the amounts of such awards made under the Performance Share and Performance Unit Program, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Plan Administrator shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Plan Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Plan Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant shall be eligible to receive payment pursuant to an award intended to qualify as performance-based compensation under Section 162(m) of the Code made under the Performance Share and Performance Unit Program for a Performance Period only if the Performance Goals for such period are achieved. Notwithstanding any other provision of the Plan, any award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code shall be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

D. Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of performance units/shares will be entitled to receive a payout of the number of performance units/shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a performance unit/share, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit/share.

E. Form and Timing of Payment of Performance Units/Shares. Payment of earned performance units/shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned performance units/shares in the form of cash, in shares of Common Stock (which have an aggregate Fair Market Value equal to the value of the earned performance units/shares at the close of the applicable Performance Period) or in a combination thereof.

F. Cancellation of Performance Units/Shares. On the date set forth in the agreement evidencing the award, all unearned or unvested performance units/shares will be forfeited to the Company, and again will be available for grant under the Plan.

II. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. All performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met with respect to performance shares and performance units in the event of any Corporate Transaction, except to the extent (i) those awards are assumed or an equivalent option or right substituted by the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the award Agreement.

B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested awards are granted or any time while such awards remain unvested and outstanding under the Performance Share or Performance Unit Program, to provide that those awards shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with such transactions.

ARTICLE SIX

AUTOMATIC AWARD PROGRAM

On August 17, 2000, the Board approved the following changes to the Automatic Award Program which became effective when approved by the stockholders at the 2000 Annual Meeting: (i) reduced the number of shares of Common Stock for which option grants are to be made to new non-employee Board members under the Automatic Award Program from 160,000 shares (as adjusted to reflect the two splits of the Common Stock which have occurred since the implementation of the Plan) to 40,000 shares and (ii) reduced the number of shares of Common Stock for which option grants are to be made to continuing non-employee Board members under the Automatic Award Program from 40,000 shares (as adjusted to reflect the two splits of the Common Stock which have occurred since the implementation of the Plan) to 15,000 shares.

On August 9, 2001, the Board approved the following changes to the Automatic Award Program which became effective with stockholder approval at the 2001 Annual Meeting: (i) increase the number of shares of Common Stock for which option grants are to be made to new non-employee Board members under the

Automatic Award Program from 40,000 shares to 55,000 shares and (ii) modify the vesting schedule applicable to each such option grants from four (4) successive equal annual installments to the vesting of 25,000 shares after one (1) year of Board service and the balance in three (3) successive equal annual installments thereafter.

On May 16, 2006, the Board approved the following changes to the Automatic Award Program which became effective with stockholder approval at the 2006 Annual Meeting: increase the number of shares of Common Stock for which option grants are to be made to continuing non-employee Board members under the Automatic Award Program from 15,000 shares to 20,000 shares.

On July 13, 2007, the Board approved the following changes to the Automatic Award Program which became effective with stockholder approval at the 2007 Annual Meeting: reduce the term of option grants under the Automatic Award Program from ten (10) years to seven (7) years.

On August 17, 2009, the Board approved the following changes to the Automatic Award Program which became effective with stockholder approval at the 2009 Annual Meeting: amend the Automatic Award Program so that the Plan Administrator may institute a program whereby a non-employee Board member may elect to receive his or her automatic equity grants in the form of all stock options or in a combination of stock options and restricted stock units. With this amendment, the title of this Article Six was changed from “Automatic Option Grant Program” to “Automatic Award Program” and references in the Plan to the “Automatic Option Grant Program” were modified to reference the “Automatic Award Program.”

On July 14, 2011, the Board approved the following changes to the Automatic Award Program: amend the Automatic Award Program so that non-employee Board members would receive equity grants under the Plan (in any form of award permitted under the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs) pursuant to a compensation policy applicable to non-employee Board members as the Board or Primary Committee may determine from time to time.

I. GRANTING OF AWARDS

A. Nonemployee Board Member Compensation Policy. Each individual who is or becomes a non-employee Board member on or after July 14, 2011 shall be granted equity awards pursuant to a compensation policy adopted by the Board or a Primary Committee, as in effect from time to time.

B. Adjustments. The Board or a Primary Committee, in their respective discretion, may change and otherwise revise the terms of awards granted under the compensation policy for non-employee Board members for awards granted on or after the date the Board or the Primary Committee determines to make any such change or revision. For purposes of clarification, the changes or other revisions the Board or the Primary Committee can make to the compensation policy include, but are not limited to, the number of shares of Common Stock subject to the awards, the type of awards granted, and the vesting and other conditions of the awards.

II. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. The shares of Common Stock subject to each outstanding option granted under the Automatic Award Program at the time of a Corporate Transaction, but not otherwise vested, shall automatically vest in full so that each such option shall, immediately prior to the effective date of that Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock. Immediately following the consummation of the Corporate Transaction, each such option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

B. The shares of Common Stock subject to each outstanding option granted under the Automatic Award Program at the time of a Change in Control, but not otherwise vested, shall automatically vest in full so that each such option shall, immediately prior to the effective date of that Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock. Each such option shall remain exercisable for such fully-vested shares until the expiration or sooner termination of the option’s term.

C. All repurchase rights of the Corporation outstanding under the Automatic Award Program at the time of a Corporate Transaction or Change in Control shall automatically terminate at that time, and the shares of Common Stock subject to those terminated rights shall immediately vest.

D. Each option granted under the Automatic Award Program that is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had such option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to the exercise price payable per share under each such outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

E. All vesting criteria relating to any outstanding restricted stock units granted under the Automatic Award Program shall be deemed satisfied and all other terms and conditions met with respect to such awards in the event of any Corporate Transaction or a Change in Control.

F. The grant of awards under the Automatic Award Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets

III. REMAINING TERMS

The remaining terms of each award granted under the Automatic Award Program shall be the same as the terms in effect for same type of awards made under the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs.

ARTICLE SEVEN

MISCELLANEOUS

I. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise or issuance of awards or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of unexercised or unvested awards under the Plan (other than the options granted or the shares issued under the Automatic Option Grant Program) with the right to use shares of Common Stock in satisfaction of all or part of the minimum Withholding Taxes to which such holders become subject in connection with the exercise of their awards or the vesting or disposition of their shares issued pursuant thereto. Such right may be provided to any such holder in either or both of the following formats:

(i) Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such award, the vesting or issuance of such shares or upon disposition of the shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by the holder.

(ii) Stock Delivery: The election to deliver to the Corporation, at the time the award is exercised, the shares vest or are otherwise issued or upon disposition of the shares, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise of an award or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by the holder.

II. EFFECTIVE DATE AND TERM OF THE PLAN

The Plan became effective on the Plan Effective Date and shall remain in effect until the earliest of (i) August 16, 2019, (ii) the date on which all shares available for issuance under the Plan shall have been issued or (iii) the termination of all outstanding awards in connection with a Corporate Transaction (unless the acquiror assumes the Plan in the transaction). Upon such Plan termination, all outstanding awards and unvested shares issued pursuant to awards shall continue to have force and effect in accordance with the provisions of the documents evidencing such awards.

III. AMENDMENT OF THE PLAN

A. The Board or the Primary Committee shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to any stockholder approval which may be required pursuant to applicable laws or regulations; provided, however, that the Board or the Primary Committee may not, without stockholder approval, (i) increase the number of shares of Common Stock authorized for issuance under the Plan, or (ii) materially increase the benefits offered to participants under the 1999 Plan. No amendment or modification shall adversely affect any rights and obligations with respect to awards at the time outstanding under the Plan unless the Optionee or Participant consents to such amendment or modification.

B. The Plan was amended on August 17, 2000, to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 15,000,000 shares. The amendment was approved by the stockholders at the 2000 Annual Meeting, and no option grants were made on the basis of the 15,000,000-share increase, until such stockholder approval was obtained.

C. The Plan was amended on August 9, 2001, to: (i) increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 13,400,000 shares, (ii) increase the number of shares of Common Stock for which option grants are to be made to newly elected or appointed non-employee Board members under the Automatic Option Grant Program from 40,000 shares to 55,000 shares and (iii) modify the vesting schedule applicable to such option grants from four (4) successive equal annual installments to the vesting of 25,000 shares after one (1) year of Board service and the balance in three (3) successive equal annual installments. Such amendment was approved by the stockholders at the 2001 Annual Meeting, and no options grants were made on the basis of the 13,400,000-share increase or the amendments to the Automatic Option Grant Program until such stockholder approval was obtained.

D. The Plan was amended on July 2, 2002, to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 14,000,000 shares. Such amendment was approved by the stockholders at the 2002 Annual Meeting, and no option grants were made on the basis of the 14,000,000-share increase, until such stockholder approval was obtained.

E. The Plan was amended and restated on June 12, 2003, so that awards under the Plan could qualify as “performance based compensation” under Section 162(m) of the Code. The stockholders approved the amended and restated Plan at the 2003 Annual Meeting.

F. The Plan was amended and restated on July 7, 2004, to (i) increase the number of share of Common Stock authorized for issuance under the Plan by an additional 10,200,000, and (ii) to add the Stock Appreciation Rights and Performance Share and Performance Unit Programs. The stockholders approved the amended and restated Plan at the 2004 Annual Meeting.

G. The Plan was amended on July 1, 2005, to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 10,600,000 shares. Such amendment was approved by the stockholders at the 2005 Annual Meeting, and no awards were granted on the basis of the 10,600,000-share increase, until such stockholder approval was obtained.

H. The Plan was amended on July 10, 2006, to (i) increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 10,900,000 shares, and (ii) increase the number of shares of Common Stock for which option grants are to be made to continuing non-employee Board members under the Automatic Option Grant Program from 15,000 shares to 20,000 shares. Such amendment was approved by the stockholders at the 2006 Annual Meeting, and no awards were granted on the basis of the 10,900,000-share increase, until such stockholder approval was obtained.

I. The Plan was amended on July 13, 2007, to (i) increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 7,200,000 shares, (ii) extend the term of the Plan by ten (10) years, (iii) provide that the number of shares subject to awards granted under the Stock Issuance and Performance Share and Performance Unit Programs may not exceed more than thirty percent (30%) of the sum of (1) the number of shares of Common Stock added to the Plan at the 2007 Annual Meeting, (2) the number of shares of Common Stock available to be granted pursuant to awards under the Plan as of May 25, 2007, and (3) the number of shares of Common Stock subject to outstanding awards as of May 25, 2007 that actually return to the Plan upon the repurchase or reacquisition of unvested shares or that were subject to awards that terminated without any shares actually having been issued pursuant thereto, (iv) increase the initial value of performance units that a Participant may receive during any calendar year from $1,000,000 to $2,000,000 and (v) decrease the maximum term of options granted under the Discretionary Option Grant Program and Automatic Option Grant Program and of stock appreciation rights granted under the Stock Appreciation Rights Program from ten (10) years to seven (7) years. Such amendments were approved by the stockholders at the 2007 Annual Meeting, and no awards were granted on the basis of the 7,200,000-share increase or the amendments to the Stock Issuance, Performance Share and Performance Unit Programs, Discretionary Option Grant Program, Automatic Option Grant Program and Stock Appreciation Rights Program until such stockholder approval was obtained.

J. The Plan was amended on July 11, 2008, to (i) increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 6,600,000 shares, (ii) permit the Company to grant equity awards to the Company’s non-employee Board members under all equity programs under the Plan and (iii) provide that the number of shares subject to awards granted under the Stock Issuance and Performance Share and Performance Unit Programs may not exceed more than thirty percent (30%) of the sum of (1) the number of shares of Common Stock added to the Plan at the 2008 Annual Meeting, (2) the number of shares of Common Stock available to be granted pursuant to awards under the Plan as of May 23, 2008, and (3) the number of shares of Common Stock subject to outstanding awards as of May 23, 2008. Such amendments were approved by the stockholders at the 2008 Annual Meeting, and no awards were granted on the basis of the 6,600,000-share increase or the other amendments to the Plan until such stockholder approval was obtained.

K. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant Program in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under such program are held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess grants are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees the exercise price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

L. The Plan was amended on March 6, 2009, to provide for a one-time stock option exchange program, as described in the proxy statement pursuant to the Special Meeting of Stockholders held on April 21, 2009, under which certain outstanding options may be surrendered in exchange for a lesser number of restricted stock units (or cash payment involving exchanges of a small number of surrendered options). Pursuant to the stock option exchange program, all of the shares underlying options surrendered in the option exchange program were returned to the Plan and restricted stock unit grants made in connection with the stock option exchange program were made from such returned shares. After making the restricted stock unit grants in connection with the stock option exchange program, the Plan’s share reserve was reduced such that, in effect, only 3,500,000 of the shares underlying the surrendered options were retained as available for future grant under the Plan, thereby reducing the number of shares of Common Stock which may be issued over the term of the Plan from 101,100,000 shares to 89,330,429 shares.

M. The Plan was amended on August 17, 2009, to (i) approve an amendment to the Automatic Award Program (formerly known as the Automatic Option Grant Program) so that the Plan Administrator may implement a program whereby a non-employee Board member may elect to receive his or her automatic equity grants in the form of all stock options or in a combination of stock options and restricted stock units, and (ii) provide that the number of shares of Common Stock that may be issued pursuant to the Stock Issuance and Performance Share or Performance Unit Programs equals 8,893,237 plus the sum of: (A) fifty percent (50%) of the number of shares subject to outstanding awards as of August 17, 2009 that actually return to the Plan pursuant to Article One, Section V, Clause C, and (B) fifty percent (50%) of the number of shares of Common Stock that are added to the Plan upon approval of the Corporation’s stockholders after the 2009 Annual Meeting. Such amendments were approved by the stockholders at the 2009 Annual Meeting, and no awards were granted based on the amendments to the Plan until such stockholder approval was obtained.

N. The Plan was amended on July 13, 2010, to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 7,000,000 shares. The stockholders approved such amendment at the 2010 Annual Meeting, and no awards were granted on the basis of the 7,000,000-share increase until such stockholder approval was obtained.

O. The Plan was amended on July 14, 2011, to (i) amend the Automatic Award Program so that non-employee Board members would receive equity grants under the Plan (in any form of award permitted under the Discretionary Option Grant, Stock Appreciation Rights, Stock Issuance and Performance Share and Performance Unit Programs) pursuant to a compensation policy applicable to non-employee Board members as the Board or Primary Committee may determine from time to time, and (ii) to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 7,700,000 shares. The stockholders approved the share increase at the 2011 Annual Meeting, and no awards were granted on the basis of the 7,700,000-share increase until such stockholder approval was obtained.

P. The Plan was amended on July 18, 2012, to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 7,350,000 shares. The stockholders approved such amendment at the 2012 Annual Meeting and no awards were granted on the basis of the 7,350,000-share increase until such stockholder approval was obtained.

Q. The Plan was amended on July 22, 2013 (i) to increase the number of shares of Common Stock that a Participant may receive during any calendar year pursuant to an award granted under the Stock Issuance Program from 200,000 to 1,000,000, and (ii) to increase the number of shares of Common Stock and the initial value of an award that a Participant may receive during any calendar year pursuant to an award granted under the Performance Share and Performance Unit Program from 200,000 to 1,000,000 and from $2,000,000 to $5,000,000, respectively. The stockholders will be asked to approve such amendments at the 2013 Annual Meeting, and no awards will be granted on the basis of the amendments until such Stockholder approval is obtained.

R. The Plan was amended on July 31, 2013, (i) to amend the Stock Issuance and Performance Share and Performance Unit Programs such that the number of shares of Common Stock which may be issued under each such program will not be subject to a share limitation specific to that program, but will remain subject to the limitations with respect to the number of shares of Common Stock which may be issued under the Plan pursuant to Article One, Section V of the Plan, (ii) to amend Article One Section V.A. of the Plan such that any shares subject to awards granted under the Plan other than options to purchase shares of Common Stock or stock appreciation rights will be counted against the maximum number of shares of Common Stock which may be issued over the term of the Plan as two (2) shares for every one (1) share subject thereto, (iii) to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 10,000,000 shares and (iv) amend the performance criteria that may be used as a basis for establishing performance-based compensation under the 1999 Plan. The stockholders will be asked to approve such amendments at the 2013 Annual Meeting, and no awards will be granted on the basis of the amendments until such stockholder approval is obtained.

IV. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any award under the Plan and the issuance of any shares of Common Stock pursuant to an award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

V. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Annual Revenue means as to any Performance Period, the Corporation’s or business unit’s net sales.

B. Automatic Award Program shall mean the automatic award program in effect under Article Six of the Plan.

C. Board shall mean the Corporation’s Board of Directors.

D. Cash Position means as to any Performance Period, the Corporation’s level of cash and cash equivalents.

E. Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Stock shall mean the Corporation’s common stock.

H. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

I. Corporation shall mean NetApp, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of NetApp, Inc. which shall by appropriate action adopt the Plan.

J. Determination Date means the latest possible date that will not jeopardize the qualification of an award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

K. Discretionary Option Grant Program shall mean the discretionary option grant program in effect under Article Two of the Plan.

L. Earnings Per Share means, as to any Performance Period, the Corporation’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

M. EBIT means, as to any Performance Period, income before taxes excluding depreciation and amortization.

N. EBITDA means, as to any Performance Period, cash provided by operating activities less cash paid to purchase property and equipment.

O. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

P. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

Q. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.

R. Free Cash Flow means, as to any Performance Period, cash provided by operating activities less cash paid to purchase property and equipment.

S. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

T. Individual Objectives means as to an Optionee or Participant for any Performance Period, the objective and measurable goals set by a process and approved by the Plan Administrator (in its discretion).

U. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

V. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

W. Net Income means as to any Performance Period, the Corporation’s or a business unit’s income after taxes.

X. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Y. Operating Cash Flow means as to any Performance Period, the Corporation’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses.

Z. Operating Income or Operating Profit means as to any Performance Period, the Corporation’s or a business unit’s income from operations.

AA. Optionee shall mean any person to whom an option is granted under the Plan.

BB. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

CC. Participant shall mean any person who is issued an award under the Stock Appreciation Rights, Stock Issuance, or Performance Share and Performance Unit Programs.

DD. Performance Goals means the goal(s) (or combined goal(s)) determined by the Plan Administrator (in its discretion) to be applicable to an Optionee or Participant with respect to an award granted under the Plan (an “Award”). As determined by the Plan Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) EBIT, (e) EBITDA, (f) Free Cash Flow, (g) Individual Objectives, (h) Net Income, (i) Operating Cash Flow, (j) Operating Income, (k) Operating Profit, (l) Return on Assets, (m) Return on Capital, (n) Return on Equity, (o) Return on Sales, and (p) Total Stockholder Return. The Performance Goals may differ from Optionee to Optionee and from award to award. Prior to the Determination Date, the Plan Administrator shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Optionee or Participant. For example (but not by way of limitation), the Plan Administrator may determine that the measures for one or more Performance Goals shall be based upon the Corporation’s pro-forma results and/or results in accordance with generally accepted accounting principles.

EE. Performance Period means any fiscal year of the Corporation or such other period as determined by the Administrator in its sole discretion.

FF. Performance Share and Performance Unit Program shall mean the performance share and performance unit program in effect under Article Five of the Plan.

GG. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for the purposes of the Automatic Option Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

HH. Plan shall mean the Corporation’s 1999 Stock Option Plan, as set forth in this document.

II. Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant, Stock Appreciation

Rights, Stock Issuance and Performance Share and Performance Unit Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under such program with respect to the persons under its jurisdiction.

JJ. Plan Effective Date shall mean August 17, 1999, the date on which the Board adopted the Plan.

KK. Primary Committee shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant Program with respect to Section 16 Insiders or to determine the terms of, and otherwise administer, any compensation policy adopted by the Company for non-employee Board members.

LL. Return on Assets means as to any Performance Period, the percentage equal to the Corporation’s or a business unit’s Operating Income before incentive compensation, divided by average net Corporation or business unit, as applicable, assets.

MM. Return on Capital means, as to any Performance Period, income from operations less income taxes on operations divided by the sum of the book value of debt and the book value of equity less cash.

NN. Return on Equity means as to any Performance Period, the percentage equal to the Corporation’s Net Income divided by average stockholder’s equity.

OO. Return on Sales means as to any Performance Period, the percentage equal to the Corporation’s or a business unit’s Operating Income before incentive compensation, divided by the Corporation’s or the business unit’s, as applicable, revenue.

PP. Secondary Committee shall mean a committee of Board members or of other individuals satisfying applicable laws appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders.

QQ. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

RR. Service shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

SS. Stock Appreciation Rights Program shall mean the stock appreciation rights program in effect under Article Three of the Plan.

TT. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

UU. Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock or the grant of restricted stock units under the Stock Issuance Program.

VV. Stock Issuance Program shall mean the stock issuance program in effect under Article Four of the Plan.

WW. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

XX. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

YY. Total Stockholder Return means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

ZZ. Withholding Taxes shall mean the Federal, state and local income and employment withholding taxes to which the holder of options or unvested shares of Common Stock becomes subject in connection with the exercise of those options, or the vesting of those shares or upon the disposition of shares acquired pursuant to an option or stock issuance.

Appendix B

NETAPP, INC.

EMPLOYEE STOCK PURCHASE PLAN

As Amended Effective July 31, 2013

I. PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of NetApp, Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

Certain provisions of the Plan as restated August 2001 (the “2001 Restatement”) became effective with the offering period commencing December 3, 2001 and did not have any force or effect prior to such date.

All share numbers in this document reflect (i) the two-for-one split of the Common Stock effected on December 19, 1997, (ii) the two-for-one split of the Common Stock effected on December 22, 1998, (iii) the two-for-one split of the Common Stock effected on December 21, 1999, and (iv) the two-for-one split of the Common Stock effected on March 23, 2000.

II. ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423, including designating separate Offerings under the Plan. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the determination of what compensation qualifies as Cash Earnings, handling of the payroll deductions and other additional payments that the Corporation may permit to be made by a Participant to fund the exercise of purchase rights granted pursuant to the Plan, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. Further, without shareholder consent and without limiting Section X.A, the Plan Administrator shall be entitled to change the offering periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Corporation’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with contribution amounts, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable that are consistent with the Plan.

Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III. STOCK SUBJECT TO PLAN

A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of

Common Stock which may be issued over the term of the Plan shall not exceed Forty Eight Million Seven Hundred Thousand (48,700,000) shares, including (i) an increase of One Million Six Hundred Thousand (1,600,000) shares authorized by the Board on August 11, 1998 and approved by the shareholders on October 8, 1998, (ii) an increase of One Million (1,000,000) shares authorized by the Board on August 17, 1999 and approved by the shareholders on October 26, 1999, (iii) an increase of Three Million (3,000,000) shares authorized by the Board on August 9, 2001 and approved by the shareholders at the 2001 Annual Meeting held on October 18, 2001, (iv) an increase of Two Million Four Hundred Thousand (2,400,000) shares authorized by the Board on July 2, 2002, and approved by the shareholders at the 2002 Annual Meeting held on August 29, 2002, (v) an increase of One Million (1,000,000) shares authorized by the Board on June 12, 2003 and approved by shareholders at the 2003 Annual Meeting held on September 2, 2003, (vi) an increase of One Million Three Hundred Thousand (1,300,000) shares authorized by the Board on July 7, 2004 and approved by the shareholders at the 2004 Annual Meeting held on September 2, 2004, (vii) an increase of One Million Five Hundred Thousand (1,500,000) shares authorized by the Board on July 1, 2005 and approved by the shareholders at the 2005 Annual Meeting held on August 31, 2005, (viii) an increase of One Million Six Hundred Thousand (1,600,000) shares authorized by the Board on July 10, 2006 and approved by the shareholders at the 2006 Annual Meeting held on August 31, 2006, (ix) an increase of One Million Six Hundred Thousand (1,600,000) shares authorized by the Board on July 13, 2007 and approved by the shareholders at the 2007 Annual Meeting held on September 19, 2007, (x) an increase of Two Million Nine Hundred Thousand (2,900,000) shares authorized by the Board on July 11, 2008 and approved by the shareholders at the 2008 Annual Meeting held on September 2, 2008, (xi) an increase of Six Million Seven Hundred Thousand (6,700,000) shares authorized by the Board on August 17, 2009 and approved by the shareholders at the 2009 Annual Meeting held on October 14, 2009, (xii) an increase of Five Million (5,000,0000) shares authorized by the Board on July 13, 2010 and approved by the shareholders at the 2010 Annual Meeting held on August 31, 2010, (xiii) an increase of Three Million Five Hundred Thousand (3,500,0000) shares authorized by the Board on July 14, 2011 and approved by the shareholders at the 2011 Annual Meeting held on August 31, 2011, (xiv) an increase of Five Million (5,000,000) shares authorized by the Board on July 18, 2012 and approved by the shareholders at the 2012 Annual Meeting held on August 31, 2012, plus (xv) an increase of Five Million (5,000,000) shares authorized by the Compensation Committee of the Board (pursuant to authority delegated by the Board) on July 31, 2013 and approved by the shareholders at the 2013 Annual Meeting held on September 13, 2013.

B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any one Purchase Date under the Plan and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV. OFFERING PERIODS

A. Shares of Common Stock shall be offered for purchase under the Plan through a series of overlapping offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B. Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date of such offering period. Offering periods shall commence at semi-annual intervals on the first business day of June and December each year over the remaining term of the Plan. Accordingly, two (2) separate offering periods shall commence in each calendar year the 2001 Restatement remains in existence. However, the initial offering period under the 2001 Restatement shall begin on the first business day in December 2001 and end on the last business day in November 2003.

NOTE: Prior to December 3, 2001, shares of Common Stock were offered for purchase under the Plan through a series of successive offering periods, each with a maximum duration of twenty-four (24) months. The last such offering period began on the first business day in December 1999 and terminated on November 30, 2001.

C. Each offering period shall be comprised of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in June each year to the last business day in November of the same year and from the first business day in December each year to the last business day in May of the following year.

D. Should the Fair Market Value per share of Common Stock on any Purchase Date within any offering period beginning on or after December 3, 2001 be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then the individuals participating in such offering period shall, immediately after the purchase of shares of Common Stock on their behalf on such Purchase Date, be transferred from that offering period and automatically enrolled in the next offering period commencing after such Purchase Date.

V. ELIGIBILITY

A. Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date (subject to the provisions of Section V.B); provided, however, that the Plan Administrator, in its discretion, from time to time may, prior to a start date of any offering period for all purchase rights for future offering periods, establish (on a uniform and nondiscriminatory basis) waiting periods for participation in future offering periods of not more than two (2) years from the participant’s date of hire. However, an Eligible Employee may participate in only one offering period at a time. Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

B. Except as otherwise provided in Section IV.D, an Eligible Employee must, in order to participate in the Plan for a particular offering period, complete an on-line enrollment process in a uniform and non-discriminatory basis prescribed by the Plan Administrator or complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before the seventh (7th) business day prior to the start date of the applicable offering period or the date established by the Plan Administrator on or prior to that offering period in a uniform and non-discriminatory basis.

VI. PAYROLL DEDUCTIONS

A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of ten percent (10%). The deduction rate so authorized by a Participant shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i) The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

(ii) The Participant may, prior to the commencement of any new Purchase Interval within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan

Administrator. The new rate (which may not exceed the ten percent (10%) maximum) shall become effective as of the start date of the first Purchase Interval following the filing of such form.

B. Payroll deductions on behalf of the Participant shall begin on the first pay day following the start date of the offering period in which he or she is enrolled and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account, except as may be required by applicable law, as determined by the Corporation, and if so required, will apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes, except under Offerings in which applicable local law requires that amounts collected from the Participants be segregated from the Corporation’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions.

C. Payroll deductions shall automatically cease upon the Participant’s withdrawal from the offering period or the termination of his or her purchase right in accordance with the provisions of the Plan.

D. The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

E. The Plan Administrator shall have the discretion, exercisable prior to the start date of any offering period under the Plan, to determine whether the payroll deductions authorized by Participants during such offering period shall be calculated as a percentage of Base Salary or Cash Earnings.

VII. PURCHASE RIGHTS

A. Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she is enrolled. The purchase right shall be granted on the start date of the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments during that offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable. For purposes of the Plan, the Plan Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees will participate, even if the dates of the applicable offering periods of each such Offering are identical.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be affected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C. Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the particular offering period in which he or she is enrolled shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed One Thousand Five Hundred (1,500) shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease, or implement, the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants enrolled in that particular offering period on each Purchase Date which occurs during that offering period.

E. Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on the Purchase Date shall be promptly refunded.

F. Suspension of Payroll Deductions. In the event that a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions shall not terminate the Participant’s purchase right for the offering period in which he or she is enrolled, and payroll deductions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII.

G. Withdrawal from Offering Period. The following provisions shall govern the Participant’s withdrawal from an offering period under the Plan:

(i) A Participant may withdraw from the offering period in which he or she is enrolled by completing an on-line withdrawal process in a uniform and non-discriminatory basis prescribed by the Plan Administrator or by filing the appropriate form with the Plan Administrator (or its designate) at any time on or before the seventh (7th) business day prior to the next scheduled Purchase Date in the offering period (unless such timing restriction is prohibited under the laws of the applicable jurisdiction), and no further payroll deductions shall be collected from the Participant with respect to that offering period; provided, however, that the Plan Administrator, in its discretion, from time to time may, prior to a start date of any offering period for all purchase rights for future offering periods, establish (on a uniform and nondiscriminatory basis) a different date for effective withdrawals from the Plan. Any payroll deductions collected during the Purchase Interval in which such timely withdrawal occurs shall be refunded as soon as possible and no shares will be purchased on behalf of such Participant on the next Purchase Date, and if such withdrawal is not timely made, and subject to the laws of the applicable jurisdiction, any payroll deductions collected during the Purchase Interval will be used to purchase shares on the next Purchase Date on behalf of such Participant.

(ii) The Participant’s withdrawal from the offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by completing an on-line enrollment process in a manner prescribed by the Plan Administrator or by making a timely filing of the prescribed enrollment forms) on or before the seventh (7th) business day prior to the start date of the applicable offering period or the date determined by the Plan Administrator pursuant to Section V of that offering period.

H. Termination of Eligible Employee Status. Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the seventh (7th) business day prior to the Purchase Interval in which such leave commences (unless such timing restriction is prohibited under the laws of the applicable jurisdiction), to withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave; provided, however, that payroll deductions on the Participant’s behalf may be collected for amounts paid during such leave for services rendered by the Participant prior to his or her leave. Upon the Participant’s return to active service (i) within three (3) months following the commencement of such leave or (ii) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Corporation is guaranteed by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable time period shall be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by completing an on-line enrollment process in a manner prescribed by the Plan Administrator or making a timely filing of the prescribed enrollment forms) on or before the seventh (7th) business day prior to the start date of the applicable offering period or the date determined by the Plan Administrator pursuant to Section V of any offering period in which he or she wishes to participate.

I. Change in Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the offering period in which the Participant is enrolled at the time of such Change in Control or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date.

The Corporation shall use its best efforts to provide at least ten (10) days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

J. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares purchasable in total by all Participants on such date or (ii) the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

K. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

L. Shareholder Rights. A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII. ACCRUAL LIMITATIONS

A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase

Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX. EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan was adopted by the Board on September 26, 1995 and was subsequently approved by the shareholders and became effective at the Effective Time.

B. The Plan was amended by the Board on August 11, 1998 (the “1998 Amendment”) to increase the maximum number of shares of Common Stock authorized for issuance under the Plan by an additional One Million Six Hundred Thousand (1,600,000) shares. The 1998 Amendment was approved by the shareholders at the 1998 Annual Meeting.

C. On August 17, 1999, the Board amended the Plan to (i) increase the maximum number of shares of Common Stock authorized for issuance under the Plan by an additional One Million (1,000,000) shares and (ii) make amendments to certain administrative provisions of the Plan (the “1999 Amendment”). The 1999 Amendment was approved by the shareholders on October 26, 1999.

D. The 2001 Restatement was adopted by the Board on August 9, 2001 and effects the following changes to the Plan: (i) increase the number of shares authorized for issuance under the Plan by an additional Three Million (3,000,000) shares, (ii) implement a series of overlapping twenty-four (24)-month offering periods beginning at semi-annual intervals each year, (iii) establish a series of semi-annual purchase dates within each such offering period, (iv) reduce the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date after November 30, 2001 from Twelve Thousand (12,000) shares to One Thousand Five Hundred (1,500) shares, (v) limit the number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date after November 30, 2001 to One Million (1,000,000) shares, (vi) extend the maximum term of the Plan until the last business day in May 2011 and (vii) revise certain provisions of the Plan document in order to facilitate the administration of the Plan. No purchase rights were exercised under the Plan, and no shares of Common Stock were issued, on the basis of the 3,000,000-share increase authorized by the 2001 Restatement, until the 2001 Restatement was approved by the shareholders at the 2001 Annual Stockholders Meeting.

E. The Plan was amended by the Board on July 2, 2002 (the “2002 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Two Million Four Hundred Thousand (2,400,000) shares. The 2002 Restatement was approved by the shareholders on August 29, 2002.

F. The Plan was amended by the Board on June 12, 2003 (the “2003 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million (1,000,000) shares. The 2003 Restatement was approved by the shareholders at the 2003 Annual Meeting.

G. The Plan was amended by the Board on July 7, 2004 (the “2004 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million Three Hundred Thousand (1,300,000) shares. The 2004 Restatement was approved by the shareholders at the 2004 Annual Meeting.

H. The Plan was amended by the Board on July 1, 2005 (the “2005 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million Five Hundred Thousand (1,500,000) shares. The 2005 Restatement was approved by the shareholders at the 2005 Annual Meeting.

I. The Plan was amended by the Board on July 10, 2006 (the “2006 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million Six Hundred Thousand (1,600,000) shares. The 2006 Restatement was approved by the shareholders at the 2006 Annual Meeting.

J. The Plan was amended by the Board on July 13, 2007 (the “2007 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional One Million Six Hundred Thousand (1,600,000) shares. The 2007 Restatement was approved by the shareholders at the 2007 Annual Meeting. The Plan was amended by the Board’s Compensation Committee on November 28, 2007 to limit the number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date to One Million Five Hundred Thousand (1,500,000) shares.

K. The Plan was amended by the Board’s Compensation Committee on May 23, 2008 to remove the limitation on the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date.

L. The Plan was amended by the Board on July 11, 2008 (the “2008 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Two Million Nine Hundred Thousand (2,900,000) shares. The 2008 Restatement was approved by the shareholders at the 2008 Annual Meeting.

M. The Plan was amended by the Board on August 17, 2009 (the “2009 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Six Million Seven Hundred Thousand (6,700,000) shares. The 2009 Restatement was approved by shareholders at the 2009 Annual Meeting.

N. The Plan was amended by the Board on July 13, 2010 (the “2010 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Five Million (5,000,000) shares, to revise the eligibility requirements and to remove the Plan’s fixed-term expiration date. The 2010 Restatement was approved by shareholders at the 2010 Annual Meeting.

O. The Plan was amended by the Board on July 14, 2011 (the “2011 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Three Million Five Hundred Thousand (3,500,000) shares. The 2011 Restatement was approved by shareholders at the 2011 Annual Meeting.

P. The Plan was amended by the Board on July 18, 2012 (the “2012 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Five Million (5,000,000) shares. The 2012 Restatement was approved by the shareholders at the 2012 Annual Meeting.

Q. The Plan was amended by the Board’s Compensation Committee on April 16, 2013 to make administrative changes relating to the timing of enrollment and withdrawal from the Plan and the ability to suspend participation in the Plan.

R. The Plan was amended by the Board’s Compensation Committee on July 31, 2013 (pursuant to authority delegated by the Board) (the “2013 Restatement”) to increase the number of shares authorized for issuance under the Plan by an additional Five Million (5,000,000) shares. The 2013 Restatement was approved by the shareholders at the 2013 Annual Meeting.

S. The Corporation shall comply with all applicable requirements of the 1933 Act (including the registration of such additional shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of the Nasdaq National Market with respect to those shares, and all other applicable requirements established by law or regulation.

T. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (ii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X. AMENDMENT OF THE PLAN

A. The Board may alter, amend, suspend, terminate or discontinue the Plan at any time to become effective immediately following the close of any Purchase Interval. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Corporation shall obtain shareholder approval in such a manner and to such a degree as required. However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Time be subsequently revised so as to require the recognition of compensation expense in the absence of such amendment or termination.

XI. GENERAL PROVISIONS

A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

Schedule A

Corporations Participating in

Employee Stock Purchase Plan

As of July 13, 2010

The Corporation and its Corporate Affiliates (other than Corporate Affiliates located in the People’s Republic of China) are designated as Participating Corporations in the Plan, unless the Plan Administrator (or its delegate) determines otherwise.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Base Salary shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan. Such Base Salary shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant’s behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

B. Board shall mean the Corporation’s Board of Directors.

C. Cash Earnings shall mean the (i) base salary payable to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan plus (ii) all overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments received during such period. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings) made by the Corporation or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established.

D. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction,

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation; or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Common Stock shall mean the Corporation’s common stock.

G. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

H. Corporation shall mean NetApp, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of NetApp, Inc. which shall by appropriate action adopt the Plan.

I. Effective Time shall mean the time at which the underwriting agreement for the Corporation’s initial public offering of the Common Stock was executed and finally priced. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

J. Eligible Employee shall mean any person who is employed by a Participating Company on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a), or any lesser number of hours per week and/or number of months in any calendar year established by the Plan Administrator (if required under applicable local law) for purposes of any separate Offering.

K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L. 1933 Act shall mean the Securities Act of 1933, as amended.

M. Offering means an offer under the Plan of a purchase right that may be exercised during an offering period as further described in Section VII. For purposes of the Plan, the Plan Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees will participate, even if the dates of the applicable offering periods of each such Offering are identical.

N. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan

O. Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of July 2, 2002 are listed in attached Schedule A.

P. Plan shall mean the Corporation’s Employee Stock Purchase Plan, as set forth in this document.

Q. Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

R. Purchase Date shall mean the last business day of each Purchase Interval.

S. Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

T. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

Appendix C

Proposed Amendments to NetApp’s Certificate of Incorporation to Remove Supermajority Voting Standards

Set forth below is the text of the Certificate proposed to be amended by Proposals 5(a) and 5(b). Proposed additions are indicated by double underlining, and proposed deletions are indicated by strike-outs.

Proposal 5(a): Remove Supermajority Voting Standard for Future Amendments to the Bylaws

Proposed Amendment to Article VI:

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least ~~sixty-six and two-thirds percent (66 2/3%)~~a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Proposal 5(b): Remove Supermajority Voting Standard for Future Amendments to the Certificate

Proposed Amendment to Article X:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI, VII, VIII, IX and X of this Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders of at least ~~66-2/3%~~a majority of the outstanding voting stock of the Corporation entitled to vote at an election of directors.

Bylaw Provision Impacted

Proposed Amendment to Article VIII:

Section 8.1. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of holders of at least ~~66 2/3%~~ a majority vote of the outstanding voting stock of the corporation.

C-1

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. COMPUTERSHARE C/O NETAPP, INC. 2 NORTH LASALLE STREET, 3RD FLOOR CHICAGO, IL 60602 M62112-P42295 NETAPP, INC The Board of Directors unanimously recommends a vote FOR each of the nominees named in Proposal 1. 1. Election of Directors Against Abstain For Nominees: ! ! ! 1a. Daniel J. Warmenhoven The Board of Directors unanimously recommends a vote FOR each of the following proposals. 2. To approve the amendment and restatement of the 1999 Stock Option Plan to (i) increase the share reserve by an additional 10,000,000 shares of common stock; (ii) remove certain limitations regarding the number of shares that may be granted in respect of certain equity awards and instead implement a fungible share provision; (iii) increase the number of shares and performance units that may be granted pursuant to awards under certain equity compensation programs; and (iv) amend the performance criteria that may be used as a basis for establishing performance-based compensation under the 1999 Stock Option Plan. ! ! ! 1b. Nicholas G. Moore Abstain For Against ! ! ! ! ! ! 1c. Thomas Georgens ! ! ! 1d. Jeffry R. Allen ! ! ! ! ! ! 3. To approve an amendment to the Employee Stock Purchase Plan to increase the share reserve by an additional 5,000,000 shares of common stock. 1e. Alan L. Earhart ! ! ! ! ! ! 1f. Gerald Held 4. Advisory vote to approve Named Executive Officer compensation. ! ! ! ! ! ! 1g. T. Michael Nevens 5a. To approve amendments to Article VI of the Company’s Certificate of Incorporation to remove supermajority voting standards. ! ! ! ! ! ! 5b. To approve amendments to Article X of the Company’s Certificate of Incorporation to remove supermajority voting standards. 1h. George T. Shaheen ! ! ! 1i. Robert T. Wall The Board of Directors unanimously recommends a vote AGAINST the following proposal. 6. To consider a stockholder proposal regarding certain limits on acceleration of executive pay, if properly presented at the Stockholder Meeting. ! ! ! ! ! ! 1j. Richard P. Wallace ! ! ! 1k. Tor R. Braham The Board of Directors unanimously recommends a vote FOR the following proposal. ! ! ! ! ! ! 7. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending April 25, 2014. 1l. Kathryn M. Hill Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Only stockholders who owned stock at the close of business on the record date, July 24, 2013, may vote at the Stockholder Meeting. You may choose to attend the Stockholder Meeting and vote in person by ballot at the meeting. The Stockholder Meeting will be held at 3:00 p.m. Pacific Time on September 13, 2013, at the NetApp Corporate Headquarters located at 495 East Java Drive in Sunnyvale, California. For directions to the Stockholder Meeting, please visit this Web site: http://investors.netapp.com/ or call the Company at 408-822-6000. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 13, 2013: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M62113-P42295 NETAPP, INC. Annual Meeting of Stockholders September 13, 2013 This Proxy Is Solicited On Behalf Of The Board Of Directors Thomas Georgens and Nicholas R. Noviello, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of the common stock of NetApp, Inc. (the “Company”) that the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held on September 13, 2013, at 3:00 p.m. Pacific Time and at any adjournments or postponements thereof (the “Stockholder Meeting”). This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR the election of all of the nominees named in proposal 1, FOR proposals 2, 3, 4, 5(a), 5(b) and 7 and AGAINST proposal 6, and in the discretion of the persons named above as proxies upon such other matters as may properly come before the Stockholder Meeting. This proxy may be revoked at any time before it is voted. PLEASE VOTE PROMPTLY BY USING THE TELEPHONE OR INTERNET VOTING OPTIONS OR SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. (Continued and to be signed on reverse side)